   As filed with the Securities and Exchange Commission on December 22, 1999
                                                       Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                     NETWORK ACCESS SOLUTIONS CORPORATION
            (Exact name of registrant as specified in its charter)
                                ---------------

                              100 Carpenter Drive
                           Sterling, Virginia 20164
                                (703) 742-7700
                   (Address of principal executive offices)

           Delaware                           4813                     54-1738938
(State or other jurisdiction of   (Primary standard industrial      (I.R.S. employer
incorporation or organization)     classification code number)   identification number)

                               Jonathan P. Aust
                     President and Chief Executive Officer
                     Network Access Solutions Corporation
                              100 Carpenter Drive
                           Sterling, Virginia 20164
                                (703) 742-7700
 (Name, address, including zip code and telephone number, including area code of agent for service)

                                ---------------
                                  Copies to:
     Sylvia M. Mahaffey, Esquire              Scott M. Wornow, Esquire
             Shaw Pittman               Paul, Hastings, Janofsky & Walker LLP
         2300 N Street, N.W.                 399 Park Avenue, 31st Floor
        Washington, D.C. 20037                New York, New York 10022
            (202) 663-8000                         (212) 318-6000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================
                                                           Proposed
                                             Proposed      Maximum
                                 Amount      Maximum      Aggregate    Amount of
    Title of Each Class of       to be    Offering Price   Offering   Registration
 Securities to be Registered   Registered    Per Unit      Price(1)       Fee
----------------------------------------------------------------------------------
 Shares of Common Stock, par
  value $.001...............   5,750,000     $27.875     $160,281,250   $42,314
==================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities, in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                   Preliminary Prospectus dated       , 2000

PROSPECTUS

                                       Shares

                  [Network Access Solutions Logo Appears Here]

                                  Common Stock

                                  -----------

    Network Access Solutions Corporation is selling     shares of its common
stock. Our common stock is traded on the Nasdaq National Market under the
symbol "NASC." The last reported sales price of our common stock on     was
$    per share.

    Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                  -----------

                                                            Per Share Total
                                                            --------- -----
     Public offering price.................................    $      $
     Underwriting discount.................................    $      $
     Proceeds, before expenses, to Network Access
      Solutions............................................    $      $

    The selling stockholders have granted the underwriters the right to
purchase up to an additional     shares of common stock at the public offering
price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments. We will not receive any proceeds from the sale of shares by the selling stockholders.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about      , 2000.

                                  -----------
                              Merrill Lynch & Co.
                                  -----------

                    The date of this prospectus is    , 2000

                                 (ART TO COME)


      [Diagram of the structure of our region-wide network and one illustrative example of the structure of our city-wide networks. The model city-wide network shows how different customers would typically connect to our network, whether through a telephone company office or otherwise.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Price Range of Our Common Stock..........................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial and Other Data........................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  34
Management...............................................................  57
Related Transactions and Relationships...................................  63
Principal Stockholders...................................................  65
Description of our Capital Stock.........................................  67
Shares Eligible for Future Sale..........................................  71
Underwriting.............................................................  73
Validity of the Shares...................................................  75
Experts..................................................................  75
Additional Information...................................................  75
Index to Financial Statements............................................ F-1

                                ---------------

      Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

      This summary highlights certain important information regarding our business and this offering. You should read this entire prospectus, including the "Risk Factors" and the financial statements and all related notes before deciding to purchase our common stock.

About Our Business

      We are a major provider of high-speed data communications services, and related applications, to business customers. We provide our data communications services using digital subscriber line, or DSL, technology, and generally market those services directly through our own sales force. DSL technology allows our customers to access their corporate networks and the Internet through high-speed, "always on" connections over traditional copper telephone lines at speeds up to 7 megabits per second, substantially higher than common dial-up modems. We have branded our DSL service "CopperNet," which we commercially launched in the northeast and mid-Atlantic regions of the United States, in January 1999.

      In seeking to solve the data communications needs of our business customers, we offer them network services, telecommunications products and equipment made by others and consulting services. Although nearly all of our revenue has historically been derived from our product sales and consulting services, we expect to continue to dedicate most of our financial and management resources to further developing our network services business. Through this business, which includes our CopperNet service offering, we provide metropolitan area and wide area network services to our customers as well as manage and monitor our customers' networks. Through our product sales business, we sell telecommunications equipment that our customers use to build, maintain and secure their networks. Through our consulting services business, we design our customers' networks, install the related equipment and provide services to help them secure their networks. For the three months ended September 30, 1999, approximately 12.7% of our revenue resulted from network services, 74.7% from product sales and 12.6% from consulting services. During the same period in 1998, network services represented 2.7% of our revenue. If we are successful in implementing our business plan, we expect that network services will constitute most of our revenue.

      We currently offer our DSL-based networking solutions in the following nine cities and their surrounding markets: Baltimore, Boston, New York, Norfolk, Philadelphia, Pittsburgh, Richmond, Washington D.C., and Wilmington.
As of December 31, 1999, we had installed our equipment in     central offices
within our target markets and we expect to have installed our equipment in approximately 500 central offices by mid-2000, which will essentially complete the roll-out of our network in these markets. We believe that by concentrating the deployment of our network facilities in our target markets, we will be able to serve the overall networking and data communications needs of our business customers more effectively than our competitors. As of December 31, 1999, we
had installed     high-speed access lines.

      We have designed our network to support our customers' changing data networking needs. Our network supports newer, evolving technologies designed to transmit both data and voice. Unlike traditional telecommunications networks, these newer technologies transmit data in small bundles, or packets, of information from multiple users over the same lines, and are referred to as packet-based technologies. These packet-based technologies generally allow for a more efficient use of a network. Our CopperNet service is compatible with packet-based communications systems such as asynchronous transfer mode, or ATM, frame relay, and Internet protocol, or IP. This same architecture also supports the traditional technologies that carry most of today's voice telephone conversations. This network design allows us to offer businesses and their telecommuters cost-effective solutions for accessing the Internet, as well as other emerging applications and services of corporate networks, such as video and audio conferencing, web and application hosting, multimedia and e-commerce. We create city-wide, or metropolitan area networks, or MANs, and connect them to our private, leased, high-speed fiber optic network, or backbone. This network design enables us to provide our customers seamless connections to remote offices or employees in other locations, including other cities. Our network provides dedicated connections to our customers, enabling them to operate as if they were using their own private network. These virtual private networks, or VPNs, have the capacity, speed, reliability and level of service that are designed to meet our customers' needs.

Market Opportunity

      We believe that a substantial business opportunity exists because of the concurrence of several factors. The growing demand for high-speed data communications by businesses, their employees and consumers has created a need for a local access solution with a higher capacity than traditional dial-up modems and integrated services digital networks, or ISDNs. There is an increasing need by small- and medium-sized businesses for a cost-effective, high performance networking solution in order to access the Internet and utilize today's bandwidth applications. In addition, large businesses are seeking to improve remote worker productivity so that workers have access to the same high performance communication and networking resources available to workers located at corporate headquarters. Businesses are also looking to network service providers to implement and manage broadband-based applications and services. The commercial availability and acceptance of DSL technology has allowed service providers to meet their customers' needs through a high-speed access alternative that requires a much lower initial fixed investment than other alternatives, such as cable modems, fiber optic cable, fixed wireless and satellite communication systems. The 1996 Telecom Act and its related regulations also has allowed companies like us to implement DSL technology by taking advantage of traditional telephone companies' existing infrastructure rather than building our own at significant cost.

The NAS Solution

      We provide a full range of services to allow businesses to effectively outsource their Internet access, data transport, and other telecommunications needs. Our service offering includes high-speed local connectivity through CopperNet, MAN and WAN solutions, along with network management, monitoring, security solutions and other value-added applications and services, which we expect to change over time to meet evolving customer needs.

The NAS Strategy

      Our goal is to be the premier provider of data communications and networking solutions in the markets in which we focus. We plan to:

     . Provide and expand coverage in our markets, initially within the northeast and mid-Atlantic regions and potentially in other regions in which we believe we can be successful;

     . Focus on small- and medium-sized business customers, most of which do not have a cost-effective, high-performance and integrated solution to their Internet access and data transport needs;

     . Focus on selected large enterprise customers, most of which do not have an adequate solution that allows them to provide high-speed access to remote workers;

     . Continually enhance and expand our network to meet the broadest array of business requirements;

     . Offer value-added, network-enabled features and applications to maximize revenues per customer;

     .  Provide superior customer care;

     . Focus on direct marketing to our customers by using our experienced sales-force, which is supported by engineers who are trained, certified experts in the products and technologies we sell;

     .  Selectively utilize wholesale marketing channels; and

     .  Capitalize on the lower fixed-cost economics of DSL technology.

                                ---------------

      We are a Delaware corporation. Our headquarters are located at 100 Carpenter Drive, Sterling, Virginia 20164. Our telephone number is (703) 742-7700. We have established a Web site at www.nas-corp.com. The information on our Web site is not part of this prospectus.

      We own the federal trademark for the mark COPPERNET and also own applications for federal registration and claim rights in the following trademarks: CU COPPERNET(TM) and CUNET(TM). This prospectus also refers to trade names and trademarks of other companies.

                                  The Offering

Common stock offered by
 Network Access Solu-
 tions..................        shares

Common stock to be out-
 standing after this of-
 fering(1)..............        shares

Use of proceeds(1)......  We expect to use the proceeds from this offering, after expenses, to finance capital expenditures, to finance
                          operating losses that we expect to incur as we expand our
                          customer base and network and for general corporate
                          purposes. We have not definitively allocated any portion
                          of the net proceeds of the offering. We will retain
                          complete discretion in applying the proceeds of this
                          offering.

Dividend policy.........  We do not anticipate paying cash dividends for the foreseeable future. Instead, we will retain our earnings,
                          if any, for the future operation and expansion of our
                          business.

Nasdaq National Market
 symbol.................  NASC

--------

(1) If the underwriters exercise the option granted to them in this offering by
    our selling stockholders to purchase up to     additional shares of our
    common stock to cover over-allotments, then the total number of shares to
    be offered would be increased to up to     shares. We will not receive any
    proceeds from the sale of shares by the selling stockholders. The number of shares outstanding excludes options that have been granted or may be
    granted under our stock option plans. As of December 31, 1999,     options
    were outstanding under our stock option plans.

                        SUMMARY FINANCIAL AND OTHER DATA

      We were incorporated on December 19, 1994, but did not begin operations until after January 1, 1995. We present below summary financial and other data for our company. The summary historical statement of operations and other data for each of the three years ended December 31, 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of and for each of the three years in the period ended December 31, 1998. The summary historical balance sheet data as of September 30, 1999 and the summary historical statement of operations and other data as of and for each of the nine months ended September 30, 1998 and 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The summary financial data for the year ended December 31, 1995 have been derived from our unaudited financial statements that are not included in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth. The results of the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                                                    Nine Months
                               Year Ended December 31,          Ended September 30,
                          ------------------------------------  -------------------
                             1995      1996     1997    1998      1998       1999
                          ----------- -------  ------  -------  --------- ----------
                          (unaudited)                               (unaudited)
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenue:
 Product sales..........    $1,891    $14,368  $8,150  $ 9,900  $  7,394  $    9,981
 Consulting services....        36        114     791    1,428     1,053       1,893
 Network services.......       --         --        4      311       210         814
                            ------    -------  ------  -------  --------  ----------
 Total revenue..........     1,927     14,482   8,945   11,639     8,657      12,688
                            ------    -------  ------  -------  --------  ----------
Cost of revenue:
 Product sales..........     1,475     11,975   7,180    8,639     6,354       8,706
 Consulting services....        15         91     231      761       598       1,178
 Network services.......       --         --        2       41        15       2,142
                            ------    -------  ------  -------  --------  ----------
 Total cost of revenue..     1,490     12,066   7,413    9,441     6,967      12,026
                            ------    -------  ------  -------  --------  ----------
Operating expenses:
 Selling, general and
  administrative........       299      2,255   1,437    4,017     2,404      16,726
 Amortization of
  deferred compensation
  on employee stock
  options...............       --         --      --       219        48       6,699
 Depreciation and
  amortization..........         9          7      12      130        60       2,497
                            ------    -------  ------  -------  --------  ----------
 Total operating
  expenses..............       308      2,262   1,449    4,366     2,512      25,922
                            ------    -------  ------  -------  --------  ----------
Income (loss) from
 operations.............       129        154      83   (2,168)     (822)    (25,260)
Interest income
 (expense), net.........       --          (1)     (5)      64        (1)        753
                            ------    -------  ------  -------  --------  ----------
Income (loss) before
 income taxes...........       129        153      78   (2,104)     (823)    (24,507)
Provision (benefit) for
 income taxes...........        39         63      36      (28)      (28)        (71)
                            ------    -------  ------  -------  --------  ----------
Net income (loss).......    $   90    $    90  $   42  $(2,076) $   (795) $  (24,436)
                            ======    =======  ======  =======  ========  ==========
Net income (loss) per
 common share (basic and
 diluted)...............    $ 0.00    $  0.00  $ 0.00  $ (0.08) $  (0.03) $    (0.61)
                            ======    =======  ======  =======  ========  ==========
Weighted average common
 shares outstanding
 (basic and diluted)....    21,915     21,915  21,915   27,302    24,007      39,933
                            ======    =======  ======  =======  ========  ==========
Other Data:
EBITDA(1)...............    $  138    $   161  $   95  $(1,819) $   (714) $  (16,064)
Capital expenditures....        18         30     122    5,021     1,416      40,879
Net cash provided by
 (used in) operating
 activities.............         3        (27)    805   (2,810)   (1,014)    (15,142)
Net cash used in
 investing activities...       (18)       (30)   (122)  (1,341)   (1,394)    (21,482)
Net cash provided by
 financing activities...        42         55       9    8,956     7,982      94,575

                                                As of September 30, 1999
                                           -----------------------------------
                                           Actual (unaudited) (As Adjusted)(2)
                                           ------------------ ----------------
                                                     (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................      $63,470
Property and equipment, net...............       44,122
Total assets..............................      111,870
Total debt (including capital lease
 obligations).............................       22,950
Total stockholders' equity................       82,372

--------
(1) EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.
(2) As adjusted to reflect the sale of     shares of our common stock offered
    by this prospectus at an offering price of $    per share, after deducting
    the underwriting discount and the estimated offering expenses that we will pay.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock.

Because the focus of our company has changed to the provision of network services, including high-speed digital communications service, our business is difficult to evaluate

      We began operations in 1995 by helping our customers integrate their network equipment, by selling them that network equipment and by providing them with related network services. During the past several years, we have refocused our company, through our CopperNet services, on the provision of DSL-based high-speed digital communications services, which is a change from our historical activities. Because our business focus has changed, and we expect to dedicate most of our resources to develop our CopperNet services, it is difficult to evaluate our business.

      Our financial results now and in the future are not, and will not be, directly comparable to our prior financial results. Substantially all of our revenue in 1995, 1996, 1997, 1998 and the first nine months of 1999 was derived from product sales and consulting services. Although in the short term we expect to continue to derive the majority of our revenue from these activities, we expect that over time our network services, which includes our CopperNet services, will constitute the more significant portion of our revenue. Revenue from network services, which we began offering in January 1999, represented 12.7% of our total revenue for the three months ended September 30, 1999. As a result, not only have we changed the focus of our company, you also have very limited historical financial information upon which to base your evaluation of our performance and an investment in our common stock. We are depending principally on the success of our CopperNet services to achieve future revenue growth. If our business does not evolve as we expect, we will likely grow at a significantly slower pace than would be the case if our CopperNet services are successful. If that situation arises, it is possible that the price of our common stock may reflect the slower growth that might be expected for a company that does not offer DSL-based services.

We have only provided our CopperNet services since January 1999, so it is difficult to assess whether we will be successful in this new and evolving market

      Because we have only recently begun providing CopperNet services, it is difficult for us to predict the extent to which CopperNet will achieve market acceptance. The market for DSL-based services is in the early stages of development, is highly competitive and is quickly changing. Providers of high-speed data communications services are testing products from various suppliers for certain applications, and suppliers have not broadly adopted an industry standard. Critical issues concerning commercial use of DSL for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may affect the growth of this market. If the market for CopperNet fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our business will not reach or maintain the level of profitability we hope to achieve.

      To remain successful, we must develop and market services that are widely accepted by businesses at profitable prices. We may never be able to achieve significant market acceptance, favorable operating results or profitability. Due to the relatively limited deployment of CopperNet at this time, we cannot guarantee that our network will be able to connect and manage a substantial number of DSL lines at high transmission speeds. We may be unable to scale our network to service a substantial number of DSL lines while achieving high performance.

Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow

      Prices for data communication services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

We are an early stage company in a new and rapidly evolving market, subject to a number of risks that may limit our revenue growth

      Our failure to address the risks, expenses and difficulties we may encounter as we expand our business in providing CopperNet services, including those frequently encountered by early stage companies in new and rapidly evolving markets, may limit our revenue growth and make it difficult for us to compete effectively with others. These risks include our ability to:

     . rapidly expand the coverage of CopperNet within current and future target markets;

     .  attract and retain customers;

     .  increase awareness of CopperNet;

     .  respond to competitive developments;

     .  continue to attract, retain and motivate qualified persons;

     .  continue to upgrade our technologies;

     .  introduce and develop new technology for our network services; and

     .  effectively manage our expanding operations.

      If we fail to manage these risks successfully, it would materially adversely affect our financial performance.

Our resources have been strained by our rapid growth, which could impair the expansion of our business

      We are in the process of rapidly expanding, and plan to continue this rapid expansion of, our CopperNet operations. This rapid growth has placed, and will continue to place, a significant strain on our management, financial controls, operations systems, personnel and other resources. If we fail to manage this growth effectively, the expansion of our business could be impaired. We may be unable to meet our customers' need for services and technical support or provide the customer service they expect. To manage our growth effectively, we must:

     . improve existing operational, financial and management information controls, reporting systems and procedures and implement new controls;

     .  hire, train and manage sufficient additional qualified personnel;

     .  expand and upgrade our technologies; and

     . manage multiple relationships with our customers, vendors and other third parties.

      If we fail to manage our growth effectively, it could adversely affect the expansion of our customer base and service offerings and could result in a lower level of profitability than we hope to achieve. In addition, if we were to make acquisitions in the future to expand our business, the integration of those acquisitions could further strain our resources.

Bell Atlantic's expansion into the digital subscriber line business or reluctance to cooperate with us could adversely affect our business

      Bell Atlantic, as the dominant traditional telephone company operating in our initial target markets, is both an essential supplier of facilities and services for CopperNet and potentially a significant DSL competitor. Traditional telephone companies, like Bell Atlantic, pose a significant risk to the success of our business. Bell Atlantic has existing networks in local areas and across metropolitan areas and has its own Internet service provider businesses. It has also started residential sales of DSL-based access services. We believe that Bell Atlantic could, if it chose, deploy DSL services to businesses on a widespread basis.

      Bell Atlantic is currently our sole supplier of copper telephone lines and of the central office space we need to place, or collocate, our DSL equipment and support services for CopperNet. Bell Atlantic may be reluctant to cooperate with us in meeting our supply needs. Bell Atlantic has in the past, and may in the future, reject certain of our collocation applications or delay providing us with the collocation space we need. We have experienced lengthy delays between the time we apply for collocation space and the time that Bell Atlantic actually permits us to place our equipment in this space. We face competition for this space from other competitive telecommunications companies. Bell Atlantic's position as both a DSL competitor and a supplier of numerous essential inputs to our DSL offering also gives Bell Atlantic an incentive to subsidize its own DSL offerings by failing to fully allocate to its retail DSL service the costs it incurs in providing that service.

Our business could suffer if high-quality copper lines are not available or cost us more than we expect

      We significantly depend on the quality of the copper telephone lines and Bell Atlantic's maintenance of such lines. We cannot assure you that we will be able to obtain the copper telephone lines and the services we require from Bell Atlantic at quality levels, prices, terms and conditions satisfactory to us. Our failure to do so would have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on other carriers to provide fiber optic transmission facilities to connect our equipment, which is critical to providing our CopperNet services

      We depend on the availability of fiber optic transmission facilities from Bell Atlantic and other third parties to connect our equipment within and between metropolitan areas. If these facilities are unavailable, we may not have alternative means immediately available to connect our DSL equipment in different locations. These fiber optic carriers include long distance carriers, traditional telephone companies like Bell Atlantic and other competitive telecommunications companies. Many of these entities are, or may become, our DSL competitors. We may be unable to negotiate or renew favorable supply agreements. We depend on the timeliness of fiber optic carriers to process our orders for customers who seek to use our services. We have in the past experienced supply problems with some of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future.

We depend on third parties to provide the equipment, installation and field service that are critical to providing our CopperNet services

      We plan to purchase our equipment from many vendors, including Lucent Technologies Inc., Ascend Communications, which has been acquired by Lucent Technologies Inc., Cisco Systems, Inc., FORE Systems, Inc., a wholly-owned subsidiary of Marconi p.l.c., and Paradyne Corporation. We out-source a significant and growing percentage of installation and field service to third parties. Because we depend on third parties, we do not have guaranteed capacity nor do we fully control delivery schedules, quality assurance, production yields and costs. If any significant installer or field service provider interrupts its service to us or fails to perform to required specifications, or if any of our vendors reduces or interrupts its supply, this interruption or reduction would force us to seek alternative vendors and providers, which could disrupt our business. Our suppliers may be unable to manufacture and deliver the amount or quality of equipment we order, or the available supply may be insufficient to meet our demand. Currently, the DSL modem and other equipment used for a single connection over a copper telephone line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our competitors enter into exclusive or restrictive arrangements with our suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

Our success depends on the continuity of our interconnection agreements

      We depend on contractual arrangements, or interconnection agreements, which enable us to use Bell Atlantic's copper telephone lines, to collocate our equipment in their offices and to obtain from Bell Atlantic the back office support systems we need in order to provide CopperNet services. The success of our strategy depends on our ability to renew our interconnection agreements, principally with Bell Atlantic and, as we expand, with other telephone companies, on a timely basis and on satisfactory terms and conditions. Delays in obtaining renewals or a failure to obtain satisfactory terms and conditions could have a material adverse effect on our business, prospects, financial condition and results of operations.

      Interconnection agreements typically have limited terms of two to three years. Our Bell Atlantic interconnection agreements, for example, have initial terms that expire in March 2000 for agreements covering Delaware, the District of Columbia, Maryland, New Jersey, Pennsylvania and Virginia, and in January 2001, for agreements covering New York and the New England states. Although we recently have begun negotiations on new agreements to replace those expiring on March 1, 2000, those negotiations are not yet complete. We cannot guarantee that we will be able to negotiate new agreements with Bell Atlantic that will be beneficial to us.

      Interconnection agreements are also subject to state telecommunications regulatory, FCC and judicial over-sight. These governmental bodies may modify the terms or prices of our interconnection agreements in ways that adversely affect our business, prospects, financial condition and results of operations.

Because two of our customers account for a high percentage of our revenue, the loss of a significant customer could harm our business

      To date, our largest customers have been AT&T and Zeneca Pharmaceuticals, a division of Zeneca, Inc. AT&T and Zeneca accounted for 52.7% and 4.3%, respectively, of our revenue for the three months ended September 30, 1998 and 15.8% and 12.3%, respectively, of our revenue for the three months ended September 30, 1999. Almost all of this revenue was derived from product sales and consulting services. We have no long-term contracts with either customer and the loss of either of these customers could have a material adverse effect on our financial performance.

Our stock price may fluctuate significantly, depending on various factors, including future operating results

      The price at which our common stock trades depends upon many factors, including our historical and anticipated quarterly and annual operating results, variations between our actual results and analyst and investor expectations, announcements by us or others and developments affecting our business, investor perceptions of our company and comparable public companies, changes in our industry and general market and economic conditions. Some of these factors are beyond our control. As a result, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. If this happens, the trading price of our common stock would likely decline. You should be aware that the stock market has from time to time experienced extreme price and volume fluctuations.

The data communications market in which we operate is highly competitive and we may not be able to compete effectively against established industry competitors with significantly greater financial resources

      We will face competition in the data communications market from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future, including through consolidation of our industry. Many of our competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Our competitors use technologies for local access connections that include DSL, wireless data, cable modems and ISDN technologies. ISDN is a technology that works with the traditional telephone system to send voice and data over existing copper telephone lines at speeds up to 128 kilobits per second. Some of our competitors or potential competitors may have the financial resources to withstand substantial price competition. Moreover, our competitors may be able to negotiate contracts with suppliers of telecommunications services that are more favorable than contracts negotiated by us.

      Examples of competitive activity in our target markets include the following:

     . Bell Atlantic, through its network integration services division, and other companies, like Tech Data Corporation, are offering product sales and consulting services focused on integrating network components that directly compete with our product sales and consulting services.

     . Bell Atlantic and other traditional telephone companies present in our target markets are conducting technical and market trials or have commenced commercial deployment of DSL-based services.

     . Many of the leading traditional long distance carriers, including AT&T, MCI WorldCom and Sprint Corporation, are expanding their capabilities to support high-speed networking services.

     .  The newer long-distance carriers, including The Williams
        Companies, Inc., Qwest Communications International Inc. and Level 3 Communications, are building and managing high bandwidth, nationwide packet-based networks and partnering with Internet service providers to offer services directly to the public.

     . Cable modem service providers, like At Home Corporation, are offering or preparing to offer high-speed Internet access over cable and fiber networks to consumers and have positioned themselves to do the same for businesses.

     . Several new companies are emerging as wireless or satellite-based data service providers.

     . Some Internet service providers with significant and even nationwide presences provide DSL-based Internet access to residential and business customers.

     . Other competitive telecommunications companies like us, including Covad Communications Group, Inc., Rhythms NetConnections Inc. and NorthPoint Communications Holdings, Inc., have begun offering DSL-based access services, and have attracted marketing allies and product development partners. Others are likely to do the same in the future.

Funding of our business may require significant additional capital in the future, which we may not be successful in obtaining at all or on favorable terms

      We intend to fund our business, including anticipated operating losses, and the completion of our network rollout by mid-2000, with a combination of available funds, anticipated proceeds of this offering and, subject to certain funding conditions, financing available through our existing vendor relationships. We also expect that we would require significant additional capital for any expansion of our network beyond our initial target markets and into other regions. Our actual funding requirements may differ materially as our business evolves. We also may be unable to generate revenue in the amount and within the time frame we expect or if we have unexpected cost increases. Under any of these circumstances, we may be required to find other sources of capital, which we may not be successful in obtaining.

      We may seek to borrow significant funds, the terms of which may contain restrictive covenants that limit our ability to incur additional indebtedness, pay dividends or undertake certain other transactions. These instruments also could require us to pledge assets as security for the borrowings. If we were to leverage our business by incurring significant debt, we would likely be required to devote a substantial portion of our available cash or our cash flow to service that indebtedness.

Uncertain federal and state tax and surcharges on our services may increase our payment obligations and have a material adverse effect on our business

      Telecommunication service providers pay a variety of surcharges and fees on their gross revenue from interstate and intrastate services. The surcharges and fees we currently are required to pay may increase due to periodic revisions of the applicable surcharges by federal and state regulators. A finding that we misjudged the applicability of the surcharges and fees could increase our payment obligations and have a material adverse effect on our business, prospects, financial condition and results of operations.

Our services are subject to uncertain government regulation and changes in laws or regulations could restrict the way we operate our business

      Because many of the facilities and services we need in order to provide CopperNet are subject to regulation at the federal, state and local levels, changes in applicable laws or regulations could have an adverse impact on our business. For example, the Federal Communications Commission, or FCC, and state telecommunications regulators help determine the terms under which collocation space is provided to us. They also oversee the terms under which we gain access to a traditional telephone company's copper telephone lines and transport facilities, including price, that we need in order to provide CopperNet services. Regulatory policies may also affect the terms under which traditional telephone companies provide us with the operational support and management of telephone line usage that are crucial to the success of CopperNet. Future federal or state regulations and legislation may have an adverse impact on our business. In addition, we may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results. We expect traditional telephone companies to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and against our interests. Any changes in our regulatory environment could create greater competitive advantages for all or some of our competitors or could make it easier for additional parties to provide DSL services.

The interconnection agreements that enable us to provide our services are subject to uncertain regulation that is the subject of ongoing legal proceedings

      We are subject to FCC regulation for our contractual, or interconnection, arrangements with the traditional telephone companies in our markets, but certain aspects of this regulation are uncertain because they are the subject of ongoing court and administrative proceedings. Several parties have brought court challenges to the FCC's interconnection rules, including the rules that establish the terms under which a competitive telecommunications company may use portions of a traditional telephone company's network. If a rule that is beneficial to our business is struck down by the courts, it could harm our ability to compete. In particular, the courts have not yet resolved the lawfulness of the methodology that the FCC established to determine the price that competitive telecommunications companies would have to pay traditional telephone companies for use of the traditional telephone companies' networks. The courts may determine that the FCC's pricing rules are unlawful, which would require the FCC to establish a new pricing methodology. If this occurs, the new pricing methodology that the FCC adopts may result in our having to pay a higher price to traditional telephone companies if we were to use a portion of their networks in providing our services, and this could have a detrimental effect on our business.

Various traditional telephone companies have requested regulatory relief to provide data transmission services, which if granted, would allow them to compete with us

      Various traditional telephone companies have requested that the FCC substantially deregulate the retail price they charge for various types of telecommunications services, including high-speed data services like Copper-Net. The FCC recently issued a decision in response that establishes a procedure by which traditional telephone companies may apply for certain pricing flexibility. We cannot yet determine the extent to which traditional telephone companies will use this procedure or the impact of any pricing flexibility that the FCC awards to any given company under this new procedure, since no telephone company has yet applied for pricing flexibility under this new procedure. The ultimate impact of the FCC's order also is uncertain because the order has been appealed to the U.S. Court of Appeals. If the FCC were to substantially eliminate price regulation of the high-speed data services that traditional telephone companies provide in competition with CopperNet, our business could be adversely affected.

      The FCC has also proposed to permit traditional telephone companies to provide advanced services through separate affiliates on a deregulated basis. This proposal could permit the separate affiliates to provide advanced services free of the requirements relating to interconnection, unbundling, resale and collocation imposed by the Telecommunications Act of 1996. Bills have been introduced in Congress that would grant regional Bell operating companies regulatory relief to provide data services in areas where they are currently restricted from doing so.

      On November 2, 1999, the FCC held that a statute requiring that traditional local telephone companies offer their retail services at a wholesale price to competitors like us does not apply when these telephone companies provide a discounted DSL service directed to Internet service providers, or ISPs. In that case, while competitors may purchase the traditional telephone companies' ISP-directed DSL offering on the same terms as the ISPs, the FCC ruled that competitors have no legal right to a wholesale discount off the price paid by ISPs. This ruling could adversely affect us if it gives ISPs an economic incentive to meet all of their DSL needs by subscribing to the traditional telephone companies' ISP-directed discounted DSL offerings rather than by subscribing to DSL services offered by competitors like us.

The data communications industry is undergoing rapid technological change and new technologies may be superior to the technology we use, which could materially adversely affect our business

      Our industry is subject to rapid and significant technological changes. DSL technology does not presently have widely accepted standards and continues to develop. Alternative technologies for providing high-speed data communications are available and may be superior to the technology we use. As a consequence:

     . we will continue to rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

     . our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

     . we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our current products and technologies.

      If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, our business, prospects, financial condition and results of operations could be materially adversely affected.

If we are unable to hire and retain our key personnel, our business will suffer

      Given our stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our success depends on Jonathan P. Aust, our President and Chief Executive Officer, and our other executive officers and key employees. Members of our senior management team have worked together for only a short period of time. Moreover, we do not have "key person" life insurance policies on any of our employees. Although we have employment agreements with six members of the senior management team, these agreements can be terminated by the employees on thirty days' notice. Each of our other employees may terminate his or her employment with us at any time.

      Our future success depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management. The northern Virginia region, which is the location of our headquarters and where we currently have our greatest hiring needs, is experiencing a severe shortage of qualified employees in each of these areas. As a result, the costs of attracting and retaining qualified employees has increased significantly during recent periods and is continuing to increase. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future.

A system failure could cause delays or interruptions of service to our customers

      The reliability of our services would be impaired by a natural disaster or other unanticipated interruption of service at our owned or leased facilities. If a traditional telephone company, competitive telecommunications company or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services and have a material adverse effect on our business.

A breach of our network security could cause delays or interruptions of service to our customers

      Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users. Any of these factors relating to network security could have a material adverse effect on our business.

Our intellectual property protection may be inadequate to protect our proprietary rights and we may be subject to infringement claims that could materially adversely affect our business

      The steps we have taken may be inadequate to protect our technology or other intellectual property. Our inability to protect our proprietary rights could have a material adverse effect on our business, prospects, financial condition and results of operations. We currently have no patents or patent applications pending. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We seek to protect this information by confidentiality agreements with employees, consultants and others. These agreements may be breached or terminated, leaving us with inadequate remedies. Our competitors may learn or discover our trade secrets. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties, including our competitors, may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we need to conduct our business. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims. If such claims materialize, it could materially adversely affect our business.

Our principal stockholders and management own a significant percentage of our company and will be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock

      Our executive officers, directors and principal stockholders together will beneficially own % of our common stock after this offering, or % if the underwriters exercise their over-allotment option in full. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval including any merger, and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price for your shares of common stock.

Our failure and the failure of third parties to be Year 2000 compliant could negatively impact our business

      Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." The Year 2000 issue could result in system failures or miscalculations, causing disruptions in our operations.

      To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected. We have not been able to verify Bell Atlantic's Year 2000 compliance. We do not have any way to verify information that our customers and other vendors have provided on their Year 2000 compliance. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as they expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase our services. Any of these developments could have a material and adverse effect on our business, operating results and financial condition. We have formulated a contingency plan to address the most reasonably likely worst case Year 2000 scenario.

You will incur immediate and substantial dilution of approximately $    per
share

      The public offering price is substantially higher than the net tangible book value of our outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur
immediate and substantial dilution of $    in the net tangible book value per
share of the common stock you purchase in this offering. As of September 30, 1999, 10,724,209 shares of common stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.05 per share. If all of these stock options are exercised, you will experience further
dilution in the amount of $    per share. This dilution may cause the value of
your investment to decline.

Future sales of our common stock in the public market could depress our stock price

      Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which certain holders of our outstanding shares of common stock and options to purchase common stock will agree not to sell or otherwise dispose of any of their shares for a period of days after the date of this prospectus without the prior written consent of Merrill Lynch & Co. However, Merrill Lynch & Co. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

      After this offering, the holders of     shares of common stock will have
the right to require us to register the sale of their shares, subject to limitations and to the lock-up agreements with the underwriters. These holders and one of our directors also have the right to require us to include their shares in any future public offerings of our equity securities. On August 17, 1999, we filed a registration statement on Form S-8 under the Securities Act to register 11,250,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock incentive plan. The sale of these additional shares into the public market may further adversely affect the market price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control and therefore could hurt our stockholders

      Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of our company, even if a change in control would be beneficial to stockholders. Our certificate of incorporation provides for a classified board of directors and will allow our board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

Any application of the Investment Company Act to our company would restrict our business activities and capital structure

      We have a significant amount of cash and cash equivalents and, pending our utilization of all of the net proceeds from this offering, we will have an even greater amount of cash invested in short-term interest-bearing securities, which could subject us to the provisions of the U.S. Investment Company Act of 1940. We do not propose to engage in investment activities in a manner or to an extent that would require us to register as an investment company under the Investment Company Act. The Investment Company Act places restrictions on the capital structure and business activities of companies registered thereunder. Accordingly, we will seek to limit our holding of "investment securities" (as defined in that Act) to an amount that is less than 40% of the value of our total assets, calculated pursuant to the Investment Company Act. The Investment Company Act permits a company to avoid becoming subject to that Act for a period of up to one year despite the holding of investment securities in excess of that level if, among other things, its board of directors has adopted a resolution stating that the company does not intend to become an investment company. Any application to us of the restrictions mandated by the Investment Company Act would have a material adverse effect on our company.

This prospectus contains forward-looking statements that may not prove to be accurate and such inaccuracy could materially and adversely affect the market price of our common stock

      This prospectus contains forward-looking statements and information relating to our company. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

                                USE OF PROCEEDS

      We estimate that the net proceeds to us from this offering will be
approximately $   million. This amount reflects deductions from the gross
proceeds of the offering of:

     . approximately $ million, which will be retained by the underwriters as discounts and commissions; and

     . approximately $ million, representing our estimated expenses for this offering.

      We expect to use approximately $    million of the net proceeds from this
offering to finance capital expenditures. We expect to use the remaining net proceeds to finance operating losses that we expect to incur as we expand our customer base and network and for general corporate purposes. The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

     .  our future revenue growth, if any;

     .  our future capital expenditures; and

     .  the amount of cash generated by our operations.

      Many of these factors are beyond our control. We have not definitively allocated any portion of the net proceeds of the offering. We will retain complete discretion in applying the proceeds of this offering.

      We will not receive any of the proceeds from sales of shares by selling stockholders as part of the over-allotment option.

      Until we use the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade securities.

                                DIVIDEND POLICY

      We have never declared or paid dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future. Instead, for the foreseeable future, we will retain our earnings, if any, for the future operation and expansion of our business.

                        PRICE RANGE OF OUR COMMON STOCK

      Since our initial public offering on June 3, 1999, our common stock has traded on the Nasdaq National Market under the symbol "NASC." The following table sets forth the range of the high and low closing sales prices of our common stock for the periods indicated:

                                                                    High   Low
                                                                   ------ -----
     Year ending December 31, 1999:
     Second Quarter (from June 3, 1999)........................... $13.94 $8.62
     Third Quarter................................................  18.00 10.00
     Fourth Quarter ..............................................

      On December 21, 1999, the last reported sales price for our common stock on the Nasdaq National Market was $32.875 per share. On December 15, 1999, there were 74 holders of record of our common stock.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 1999 on an actual basis and as adjusted to reflect the offering.

                                                         September 30, 1999
                                                     --------------------------
                                                         Actual         As
                                                      (unaudited)   Adjusted(1)
                                                     -------------- -----------
                                                     (in thousands)
Cash and cash equivalents...........................    $ 63,470
                                                        ========
Long-term obligations:
  Capital lease obligations (including current
   portion).........................................      19,977
  Note payable......................................       2,973
  Deferred compensation.............................         333
                                                        --------
    Total long-term obligations (including current
     portion).......................................      23,283
                                                        --------
Stockholders' equity:
  Common stock, $0.001 par value, 150,000,000 shares
   authorized, 53,656,277 shares issued (actual),
       shares issued (as adjusted) (2)..............          54
  Additional paid-in capital........................     130,358
  Deferred compensation on stock options............     (19,856)
  Accumulated deficit...............................     (26,284)
  Less treasury stock, at cost, 8,550,000 shares....      (1,900)
                                                        --------
    Total stockholders' equity......................      82,372
                                                        --------
     Total capitalization...........................    $105,655
                                                        ========

--------
(1) As adjusted to reflect the sale of      shares of our common stock offered
    by this prospectus, after deducting the underwriting discount and the estimated offering expenses that we will pay.
(2) Excludes 10,724,209 shares of our common stock issuable upon exercise of stock options outstanding on September 30, 1999.

                                    DILUTION

      As of September 30, 1999, our net tangible book value was approximately $82.4 million or $1.83 per common share. Assuming no changes in our net tangible book value, other than to give effect to the sale of the common stock offered by this prospectus, our net tangible book value at September 30, 1999
would have been $   , or $    per common share. Net tangible book value is the
amount of total tangible assets less total liabilities. Net tangible book value per common share is net tangible book value divided by the number of shares of common stock outstanding.

      This represents an immediate increase in net tangible book value of $ per common share to existing stockholders, and an immediate dilution in net
tangible book value of $    per common share to new investors purchasing our
common stock in this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the as adjusted net tangible book value per share of our common stock at September 30, 1999. The following table illustrates this per share dilution.

     Public offering price per common share ............................. $
     Net tangible book value per common share at September 30, 1999 ..... $
     Increase per share attributable to new investors ...................
     Net tangible book value per common share after this offering .......
                                                                          -----
     Dilution per common share to new investors ......................... $
                                                                          =====

                       SELECTED FINANCIAL AND OTHER DATA

      We were incorporated on December 19, 1994, but did not begin operations until after January 1, 1995. We present below summary financial and other data for our company. The summary historical balance sheet data as of December 31, 1998 and the summary historical statement of operations and other data for each of the three years ended December 31, 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of and for each of the three years in the period ended December 31, 1998. The summary historical balance sheet data as of September 30, 1999 and the summary historical statement of operations and other data as of and for each of the nine months ended September 30, 1998 and 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 has been derived from our audited financial statements not included in this prospectus. The summary financial data for the year ended December 31, 1995 have been derived from our unaudited financial statements that are not included in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth. The results of the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                                                     Nine Months
                                Year Ended December 31,          Ended September 30,
                          -------------------------------------  ---------------------
                             1995      1996     1997     1998      1998        1999
                          ----------- -------  -------  -------  ---------  ----------
                          (unaudited)                                (unaudited)
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Revenue:
 Product sales..........    $ 1,891   $14,368  $ 8,150  $ 9,900  $   7,394  $    9,981
 Consulting services....         36       114      791    1,428      1,053       1,893
 Network services.......        --        --         4      311        210         814
                            -------   -------  -------  -------  ---------  ----------
 Total revenue..........      1,927    14,482    8,945   11,639      8,657      12,688
                            -------   -------  -------  -------  ---------  ----------
Cost of revenue:
 Product sales..........      1,475    11,975    7,180    8,639      6,354       8,706
 Consulting services....         15        91      231      761        598       1,178
 Network services.......        --        --         2       41         15       2,142
                            -------   -------  -------  -------  ---------  ----------
 Total cost of revenue..      1,490    12,066    7,413    9,441      6,967      12,026
                            -------   -------  -------  -------  ---------  ----------
Operating expenses:
 Selling, general and
  administrative........        299     2,255    1,437    4,017      2,404      16,726
 Amortization of
  deferred compensation
  on employee stock
  options...............        --        --       --       219         48       6,699
 Depreciation and
  amortization..........          9         7       12      130         60       2,497
                            -------   -------  -------  -------  ---------  ----------
 Total operating
  expenses..............        308     2,262    1,449    4,366      2,512      25,922
                            -------   -------  -------  -------  ---------  ----------
Income (loss) from
 operations.............        129       154       83   (2,168)      (822)    (25,260)
Interest income
 (expense), net.........        --         (1)      (5)      64         (1)        753
                            -------   -------  -------  -------  ---------  ----------
Income (loss) before
 income taxes...........        129       153       78   (2,104)      (823)    (24,507)
Provision (benefit) for
 income taxes...........         39        63       36      (28)       (28)        (71)
                            -------   -------  -------  -------  ---------  ----------
Net income (loss).......    $    90   $    90  $    42  $(2,076) $    (795) $  (24,436)
                            =======   =======  =======  =======  =========  ==========
Net income (loss) per
 common share (basic and
 diluted)...............    $  0.00   $  0.00  $  0.00  $ (0.08) $   (0.03) $    (0.61)
                            =======   =======  =======  =======  =========  ==========
Weighted average common
 shares outstanding
 (basic and diluted)....     21,915    21,915   21,915   27,302     24,007      39,933
                            =======   =======  =======  =======  =========  ==========
Other Data:
EBITDA(1)...............    $   138   $   161  $    95  $(1,819) $    (714) $  (16,064)
Capital expenditures....         18        30      122    5,021      1,416      40,879
Net cash provided by
 (used in) operating
 activities.............          3       (27)     805   (2,810)    (1,014)    (15,142)
Net cash used in
 investing activities...        (18)      (30)    (122)  (1,341)    (1,394)    (21,482)
Net cash provided by
 financing activities...         42        55        9    8,956      7,982      94,575

                                As of December 31,         As of September 30, 1999
                         --------------------------------- -----------------------------
                                                                                 As
                            1995      1996   1997   1998      Actual        Adjusted(2)
                         ----------- ------ ------ ------- --------------   ------------
                         (unaudited)                       (unaudited)
                                               (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............    $ 24     $   22 $  713 $ 5,518  $       63,470
Property and equipment,
 net....................       8         31    140   5,031          44,122
Total assets............     458      5,352  1,865  12,928         111,870
Total debt (including
 capital lease
 obligations)...........      30         84     93   2,513          22,950
Mandatorily redeemable
 preferred stock........     --         --     --    5,641             --
Total shareholders'
 equity.................     118        208    250     932          82,372

--------
(1) EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.
(2) As adjusted to reflect the sale of     shares of our common stock offered
    by this prospectus at an offering price of $    per share, after deducting
    the underwriting discount and the estimated offering expense that we will pay.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

      We began operations in 1995 by selling data communications products made by others and providing consulting services for wide area networks. Shortly thereafter, we began offering a wide range of networking solutions for the data communications needs of businesses. We provide network integration services, where we design our customers' networks and sell and install related network equipment. We also manage our customers' networks, ensure the security of their networks and provide related professional services. From 1995 through 1998, our revenue was derived primarily from product sales and consulting services. Historically, we have primarily depended on AT&T and Zeneca for revenue from our product sales and consulting services operations. AT&T accounted for 35.2% and 50.4% of total revenue for the nine months ended September 30, 1999 and 1998, respectively, while Zeneca accounted for 10.0% and 9.6% of total revenue for the nine months ended September 30, 1999 and 1998, respectively.

      In 1996, we began to pursue deployment of a series of city-wide networks that enable DSL services. In February 1997, we began developing technical standards for delivery of DSL-based services within our target markets through a joint effort with Bell Atlantic. In April 1997, we entered into our first interconnection agreement with Bell Atlantic, which allowed us to use their copper telephone lines and to collocate our equipment in telephone company offices known as "central offices." Central offices serve as the central connection point for all copper telephone lines in a local area and form the basis for our network and a telephone company's network. We began CopperNet service trials in November 1997 and began commercially offering our CopperNet service in Philadelphia and Washington, D.C. in January 1999. We currently offer our CopperNet service in the following nine cities and surrounding markets: Baltimore, Boston, New York, Norfolk, Philadelphia, Pittsburgh, Richmond, Washington D.C., and Wilmington. As of December 31, 1999, we have
completed collocating our equipment in    central offices.

      We currently are targeting the northeast and mid-Atlantic regions for our CopperNet service. We believe that our focus on the northeast and mid-Atlantic regions has allowed us to form a relationship with Bell Atlantic that we believe will allow us to provide responsive, consistent and high quality service in our target markets. Our depth of service enables us to provide our customers with a total business solution by providing them with access for substantially all of their end-users within our target markets, given our large coverage of not only businesses, but the suburban residential areas in which the employees of the business reside. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into other regions. Consistent with this strategy, we have entered into an interconnection agreement with BellSouth, which has been approved by the state public utility commissions in Alabama, Florida, Georgia, Kentucky, Louisiana and South Carolina. We also have interconnection agreements with GTE, Sprint Corporation and the Southern New England Telephone Company.

      Since February 1997, we have invested increasing amounts in the development and deployment of our CopperNet service. We have funded the deployment of our CopperNet services through proceeds received from a preferred and common stock financing in August 1998, issuance of promissory notes that were converted into common stock during the three months ended June 30, 1999, capital lease financing and our initial public offering. We intend to increase our operating expenses and capital expenditures substantially in an effort to rapidly expand our equipment and human resource related infrastructure and DSL-based network services. We expect to incur substantial operating losses, net losses and negative cash flow during the build-out of our network and our initial penetration of each new market we enter. Although in the short term we expect to derive the majority of our revenue from our product sales and related consulting services, we expect that over time revenue from network services, which includes our CopperNet services, will constitute the more significant portion of our total revenue. This decline will force us to continue to price our services competitively in relation to those of the traditional telephone companies and other competitors in our markets, which may affect our future revenue growth.

Revenue

     Revenue consists of:

     . Product sales. We sell, install and configure selected equipment from our manufacturing partners. Our engineers select product solutions to improve our customers' operations and network efficiencies. Our engineers refer to a standard network design that they seek to customize to fit the needs of each customer.

     . Consulting services. We bill customers for nonrecurring service activation and installation charges. We also bill our customers for network integration, on site network management, network security and professional services based on time and materials for contracted services. In addition, we derive revenue from the maintenance and installation of equipment. Some of these services may be provided through third-party providers under contract to us.

     . Network services. We charge monthly service fees for access to our CopperNet local, metropolitan and wide area networks. We also provide a wide variety of network services to customers, including remote network management and monitoring, network security, dedicated private connections to our network, Internet access, e-commerce and other data applications. Some of these services are delivered to customers using resources from third party providers under contract to us.

Cost of Revenue

     Product sales. We purchase equipment from various vendors whose technology and hardware solutions we recommend to our customers. We do not manufacture any of this equipment.

     Consulting services. Consulting services cost of revenue consists of charges for hardware maintenance, installation and certain contract services that we purchase from third parties.

     Network services. Our network service costs generally comprise non-employee-based charges such as:

     . CopperNet service fees. We pay a monthly service fee for each copper line and for each collocation arrangement, as well as usage fees for the support services we obtain from the traditional telephone companies we work with in order to serve our CopperNet customers. Sometimes, we must pay these companies to perform special work, such as preparing a telephone line to use DSL technology, when such work is required in order to serve a particular client.

     . Other access costs and levied line expense. We pay installation charges and monthly fees to competitive telecommunications companies or traditional telephone companies for other types of access, other than through our CopperNet network, which we provide to customers as part of our network services.

     . Backbone connectivity charges. We incur charges for our fiber optic network, or backbone, within a metropolitan area, typically from a competitive telecommunications company or a traditional telephone company, and for the backbone interconnecting our networks in different metropolitan areas from a long distance carrier. We pay these carriers a one-time installation and activation fee and a monthly service fee for these leased network connections.

     . Network operations expenses. We incur various recurring costs at our network operations center. These costs include data connections, engineering supplies and certain utility costs.

     . Equipment operating lease expenses. In the future, we may decide to enter into operating leases for some or all of the equipment we use in our network, including the DSL equipment we use in the traditional telephone company's central office locations and equipment installed on the customer's premises. Currently, we generally use capital leases to finance the acquisition of substantially all of this equipment, which we depreciate over a range of two to five years.

Operating Expenses

Selling, general and administrative expenses

      Our selling, general and administrative expenses include all employee-based charges, including field technicians, engineering support, customer service and technical support, information systems, billing and collections, general management and overhead and administrative functions. Headcount in functional areas, such as sales, customer service and operations will increase significantly as we expand our network and as the number of customers increases.

     . Sales and marketing expenses. We distribute our products and services through direct and indirect sales efforts, agents and telemarketing. Our direct sales and marketing efforts focus on attracting and retaining small, medium and large business customers in our target markets. We enter into relationships with companies, including Internet service providers, local and long distance carriers and other networking services companies to sell our services. These expenses have increased, and will continue to increase, as we develop our CopperNet services.

     . General and administrative expenses. As we expand our network, we expect the number of employees located in specific markets to grow. Certain functions, such as customer service, network operations, finance, billing and administrative services, are likely to remain centralized in order to achieve economies of scale. We pay licensing fees for standard systems to support our business processes, such as billing systems.

Amortization of deferred compensation on stock options

      We had outstanding stock options to purchase a total of 7,090,875 shares of common stock as of December 31, 1998 and 5,625,000 and 10,724,209 shares of common stock as of September 30, 1998 and 1999, respectively, at weighted average exercise prices of $0.09, $0.09 and $1.05 per share, respectively. At September 30, 1999, all of these options were exercisable into restricted shares of our common stock that generally vest over a three to four year period. In certain instances, we determined the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options. As a result, we recorded deferred compensation of $750,000 and $23.1 million for the nine months ended September 30, 1998 and 1999, respectively. We recorded this amount as a reduction to stockholders' equity that will be amortized as a charge to operations over the vesting periods. For the nine months ended September 30, 1998 and 1999, we recognized $48,000 and $6.7 million of stock compensation expense, respectively, related to these options.

      On April 1, 1999, we entered into a stock option agreement, which granted to one of our directors an option to purchase 250,000 shares of our common stock at an exercise price of $6.67 per share. On June 3, 1999, this director exercised this option. In addition, the agreement stipulated that this director will be issued an additional option to purchase 407,500 shares of common stock at an exercise price of $3.00 per share. These options immediately vested upon our initial public offering. As a result we recognized approximately $3.5 million of compensation expense during the nine months ended September 30, 1999.

Depreciation and amortization

      Depreciation expense arising from our network and equipment purchases for our customers' premises will be significant and will increase as we deploy our network. Collocation fees, build-out costs, including one-time installation and activation fees, and other DSL-based equipment costs are capitalized and amortized over a range of two to five years.

Interest Income (Expense), Net

      Interest income (expense), net, primarily consists of interest income from our cash and cash equivalents less interest expense associated with our debt and capital leases. As our capital expenditures increase, we anticipate that our interest expense associated with our capital leases will increase.

Results of Operations

      The following tables present our results of operations data and the components of net income (loss) in dollars and as a percentage of our revenue. See Segment Information in Note 12 to the Financial Statements included in this prospectus for additional financial information about industry segments.

                                        Year Ended          Nine Months Ended
                                       December 31,           September 30,
                                  ------------------------  ------------------
                                   1996     1997    1998     1998      1999
                                  -------  ------  -------  -------- ---------
                                                               (unaudited)
                                           (dollars in thousands)
Revenue:
  Product sales.................. $14,368  $8,150  $ 9,900  $ 7,394  $   9,981
  Consulting services............     114     791    1,428    1,053      1,893
  Network services...............     --        4      311      210        814
                                  -------  ------  -------  -------  ---------
    Total revenue................  14,482   8,945   11,639    8,657     12,688
                                  -------  ------  -------  -------  ---------
Cost of revenue:
  Product sales..................  11,975   7,180    8,639    6,354      8,706
  Consulting services............      91     231      761      598      1,178
  Network services...............     --        2       41       15      2,142
                                  -------  ------  -------  -------  ---------
    Total cost of revenue........  12,066   7,413    9,441    6,967     12,026
                                  -------  ------  -------  -------  ---------
    Gross profit.................   2,416   1,532    2,198    1,690        662
                                  -------  ------  -------  -------  ---------
Operating expenses:
  Selling, general and
   administrative................   2,255   1,437    4,017    2,404     16,726
  Amortization of deferred
   compensation on employee stock
   options.......................     --      --       219       48      6,699
  Depreciation and amortization..       7      12      130       60      2,497
                                  -------  ------  -------  -------  ---------
    Total operating expenses.....   2,262   1,449    4,366    2,512     25,922
                                  -------  ------  -------  -------  ---------
Income (loss) from operations....     154      83   (2,168)    (822)   (25,260)
Interest income (expense), net...      (1)     (5)      64       (1)       753
Provision (benefit) for income
 taxes...........................      63      36      (28)     (28)       (71)
                                  -------  ------  -------  -------  ---------
Net income (loss)................ $    90  $   42  $(2,076) $  (795) $ (24,436)
                                  =======  ======  =======  =======  =========

                                       Year Ended         Nine Months Ended
                                      December 31,          September 30,
                                    -------------------   -------------------
                                    1996   1997   1998     1998       1999
                                    -----  -----  -----   --------  ---------
                                                             (unaudited)
                                           (percent of revenue)
Revenue:
  Product sales....................  99.2%  91.1%  85.1%     85.4%       78.7%
  Consulting services..............   0.8    8.8   12.3      12.2        14.9
  Network services.................   --     0.1    2.6       2.4         6.4
                                    -----  -----  -----   -------   ---------
    Total revenue.................. 100.0% 100.0% 100.0%      100%        100%
                                    -----  -----  -----   -------   ---------
Cost of revenue:
  Product sales....................  82.7   80.3   74.2      73.4        68.6
  Consulting services..............   0.6    2.6    6.5       6.9         9.3
  Network services.................   --     0.0    0.4       0.2        16.9
                                    -----  -----  -----   -------   ---------
    Total cost of revenue..........  83.3   82.9   81.1      80.5        94.8
                                    -----  -----  -----   -------   ---------
    Gross profit...................  16.7   17.1   18.9      19.5         5.2
                                    -----  -----  -----   -------   ---------
Operating expenses:
  Selling, general and
   administrative..................  15.6   16.1   34.5      27.8       131.8
  Amortization of deferred
   compensation on employee stock
   options.........................   --     --     1.9       0.5        52.8
  Depreciation and amortization....   0.0    0.1    1.1       0.7        19.7
                                    -----  -----  -----   -------   ---------
    Total operating expenses.......  15.6   16.2   37.5      29.0       204.3
                                    -----  -----  -----   -------   ---------
Income (loss) from operations......   1.1    0.9  (18.6)     (9.5)     (199.1)
Interest income (expense), net.....   0.0    0.0    0.6       --          6.0
                                    -----  -----  -----   -------   ---------
Income (loss) before taxes.........   1.1    0.9  (18.0)     (9.5)     (193.1)
Provision (benefit) for income
 taxes.............................   0.4    0.4   (0.2)     (0.3)       (0.5)
                                    -----  -----  -----   -------   ---------
Net income (loss)..................   0.7%   0.5% (17.8)%    (9.2)%    (192.6)%
                                    =====  =====  =====   =======   =========

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

      Revenue. We recognized $12.7 million in revenue for the nine months ended September 30, 1999, as compared to $8.7 million for the nine months ended September 30, 1998, an increase of $4.0 million, or 46.0%. This increase was principally attributable to a $2.6 million increase in product sales, primarily from one of our largest customers, AT&T. Consulting services increased by $840,000, which was attributable to increases in maintenance and consulting contracts. Network services revenue increased by $604,000 arising from the introduction of broader network service offerings in late 1998.

      Cost of revenue. Cost of revenue was $12.0 million for the nine months ended September 30, 1999, as compared to $7.0 million for the nine months ended September 30, 1998, an increase of $5.0 million, or 71.4%. The increase was principally attributable to the increase in our product sales of $2.4 million and a growth in cost of network services of $2.1 million attributable to expenses incurred to continue to develop and operate our CopperNet and other networking services. These were accompanied by a growth in cost related to additional consulting services of $580,000.

      Gross profit. Gross profit was $662,000 and 5.2% of revenue for the nine months ended September 30, 1999, as compared to $1.7 million and 19.5% of revenue for the nine months ended September 30, 1998. Gross profit as a percentage of revenue decreased primarily as a result of increased network services costs related to the continued expansion of our network. As a result of this expansion of our network, expenses have exceeded our revenue realized from our customer base.

      Selling, general and administrative expenses. Selling, general and administrative expenses were $16.7 million and 131.8% of revenue for the nine months ended September 30, 1999, as compared to $2.4 million and 27.8% of revenue for the nine months ended September 30, 1998, an increase of $14.3 million, or 596%. This increase as a percentage of revenue was primarily due to increased staffing and other expenses incurred to develop and operate our CopperNet network and other networking solutions.

      Amortization of deferred compensation on stock options. Amortization of deferred compensation was $6.7 million for the nine months ended September 30, 1999, as compared to $48,000 for the nine months ended September 30, 1998. This increase in amortization of deferred compensation expense is due to the granting of additional stock options to employees at exercise prices below fair market value. The unamortized balance of $19.9 million at September 30, 1999 will be amortized over the remaining vesting period of each stock option grant.

      Depreciation and amortization expense. Depreciation and amortization expense was $2.5 million and 19.7% of revenue for the nine months ended September 30, 1999, as compared to $60,000 and less than 0.7% of revenue for the nine months ended September 30, 1998. This increase was primarily due to investments in our CopperNet network, computer equipment and software, office furnishings and leasehold improvements.

      Loss from operations. Our loss from operations was $25.3 million for the nine months ended September 30, 1999, as compared to $774,000 for the nine months ended September 30, 1998. The increased loss for the nine months ended September 30, 1999 was primarily due to increased staffing, amortization of deferred compensation and other operating expenses we incurred in support of our CopperNet network.

      Interest income (expense), net. For the nine months ended September 30, 1999, we recorded net interest income of $753,000, consisting of interest income of $1.3 million, which was primarily attributable to interest income earned from the net proceeds of our initial public offering of $81.8 million in June 1999, offset by $548,000 in interest expense, compared to $58,000 of interest expense for the nine months ended September 30, 1998. The increase in interest expense is primarily due to interest on notes payable and capital leases that commenced during 1999.

      Benefit for income taxes. We had a benefit for income taxes of $71,000 for the nine months ended September 30, 1999, as compared to a benefit of $28,000 for the nine months ended September 30, 1998.

      Net loss. For the foregoing reasons, our net loss was $24.4 million for the nine months ended September 30, 1999, as compared to a net loss of $747,000 for the nine months ended September 30, 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      Revenue. We recognized $11.6 million in revenue for the year ended December 31, 1998, as compared to $8.9 million for the year ended December 31, 1997, an increase of $2.7 million, or 30.3%. Revenue increased as a result of a $1.8 million increase in product sales, primarily from one of our largest customers, AT&T, from an increase in consulting services of $0.6 million attributable to increases in maintenance and consulting contracts, and from growth in network services revenue of $0.3 million arising from the introduction of broader network service offerings in late 1997.

      Cost of revenue. Cost of revenue was $9.4 million for the year ended December 31, 1998, as compared to $7.4 million for the year ended December 31, 1997, an increase of $2.0 million, or 27.0%. The increase was attributable to growth in cost related to an increase in product sales of $1.5 million, growth in cost related to additional consulting services of $0.5 million and from growth in the cost of network services of $39,000 attributable to expenses incurred to develop and operate our CopperNet and other networking services.

      Gross profit. Gross profit was $2.2 million and 18.9% of revenue for the year ended December 31, 1998, as compared to $1.5 million and 17.1% of revenue for the year ended December 31, 1997. The increase in gross profit as a percentage of revenue was attributable to higher product sales, increased revenue from consulting services and the introduction of broader network service offerings in late 1997.

      Selling, general and administrative expenses. Selling, general and administrative expenses were $4.0 million and 34.5% of revenue for the year ended December 31, 1998, as compared to $1.4 million and 16.1% of revenue for the year ended December 31, 1997, an increase of $2.6 million, or 186%. This increase as a percentage of revenue was primarily due to increased staffing and other expenses incurred to develop our CopperNet network and other networking solutions.

      Amortization of deferred compensation on employee stock options. Amortization of deferred compensation was $219,000 for the year ended December 31, 1998. We had no amortization of deferred compensation for the year ended December 31, 1997.

      Depreciation and amortization expense. Depreciation and amortization expense was $130,000 and 1.1% of revenue for the year ended December 31, 1998, as compared to $12,000 and less than 1% of revenue for the year ended December 31, 1997, an increase of $118,000. This increase was primarily due to investments in computer equipment and software, office furnishings and leasehold improvements.

      Income (loss) from operations. Our loss from operations was $2.2 million for the year ended December 31, 1998, as compared to income from operations of $83,000 for the year ended December 31, 1997. The loss in 1998 was primarily due to increased staffing and other operating expenses we incurred in support of our CopperNet network and other networking solutions.

      Interest income (expense), net. For the year ended December 31, 1998, we recorded net interest income of $64,000, consisting of interest income of $145,000, which was primarily attributable to interest income earned from the proceeds of our issuance of $10.0 million of preferred and common stock in August 1998, offset by $81,000 in interest expense, compared to $5,000 of interest expense in 1997. The increase in interest expense is primarily due to interest on deferred compensation liabilities and notes payable.

      Provision (benefit) for income taxes. We had a benefit for income taxes of $28,000 for the year ended December 31, 1998, as compared to a provision for income taxes of $36,000 for the year ended December 31, 1997. At December 31, 1998, our remaining tax effected net operating loss carryforward was $444,000.

      Net income (loss). For the foregoing reasons, our net loss was $2.1 million for the year ended December 31, 1998, as compared to net income of $42,000 for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

      Revenue. We recognized $8.9 million in revenue for the year ended December 31, 1997, as compared to $14.5 million for the year ended December 31, 1996, a decrease of $5.6 million, or 38.6%. This decrease in revenue was primarily due to a decrease in product sales of $6.2 million to one of our largest customers, AT&T, which had purchased a significant amount of equipment from us in the last half of 1996, offset by an increase in consulting services of $0.7 million attributable to new maintenance and consulting service offerings.

      Cost of revenue. Cost of revenue was $7.4 million for the year ended December 31, 1997, as compared to $12.1 million for the year ended December 31, 1996, a decrease of $4.7 million, or 38.8%, resulting from the decline in product sales, and offset by the increase in consulting services.

      Gross profit. Gross profit was $1.5 million and 17.1% of revenue for the year ended December 31, 1997, as compared to $2.4 million and 16.7% of revenue for the year ended December 31, 1996. The increase in gross profit as a percentage of revenue was the result of the increase in consulting services, which has a higher gross profit percentage as compared to product sales.

      Selling, general and administrative expenses. Selling, general and administrative expenses were $1.4 million and 16.1% of revenue for the year ended December 31, 1997, as compared to $2.3 million and 15.6% of revenue for the year ended December 31, 1996. This decrease in expenses was primarily due to decreased bonus and commissions compensation in 1997 attributable to lower revenue. The increase as a percentage of revenue was the result of a decrease in product sales, without a related reduction in selling, general and administrative expenses.

      Depreciation and amortization expense. Depreciation and amortization expense was $12,000 and less than 1% of revenue for the year ended December 31, 1997, as compared to $7,000 and less than 1% of revenue for the year ended December 31, 1996, an increase of $5,000, or 71.4%. This increase was primarily due to investments in computer equipment and software, office furnishings and leasehold improvements.

      Income (loss) from operations. Our income from operations was $83,000 for the year ended December 31, 1997, as compared to an income from operations of $154,000 for the year ended December 31, 1996, a decrease of $71,000, or 46.1%. This decrease was primarily due to the decline in products sales from 1996 to 1997, offset in part by lower bonus and commission payments in 1997.

      Interest income (expense), net. For the year ended December 31, 1997, we recorded net interest expense of $5,000 as compared to $1,000 for the year ended December 31, 1996. The increase in interest expense was substantially due to a higher average balance on a bank line of credit during 1997. We terminated this bank line of credit in 1998.

      Provision (benefit) for income taxes. We had a provision for income taxes of $36,000 for the year ended December 31, 1997, as compared to $63,000 for the year ended December 31, 1996, a decrease of $27,000, or 42.8%, giving us an effective tax rate above the aggregate statutory federal and state income tax rates due to certain non-deductible business expenses such as business meals and entertainment.

      Net income (loss). For the foregoing reasons, our net income was $42,000 for the year ended December 31, 1997, as compared to net income of $90,000 for the year ended December 31, 1996, a decrease of $48,000, or 53.3%.

Quarterly Results of Operations

      The following table presents our results of operations data and the components of net income (loss) for the last quarter of 1997, the four quarters of 1998 and the first three quarters of 1999. In the opinion of management, this information has been prepared substantially on the same basis as the financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the financial statements of the Company and related notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                               Quarterly Summary

                          Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30,
                            1997     1998     1998     1998      1998      1999      1999      1999
                          -------- -------- -------- --------- --------  --------  --------  ---------
                                                 (in thousands) (unaudited)
Revenue
 Product sales..........   $1,901   $2,194   $2,297   $2,902   $ 2,507   $ 3,955   $  2,913  $  3,113
 Consulting services....      315      317      462      274       375       702        665       526
 Network services.......      --        41       82       87       101       119        166       529
                           ------   ------   ------   ------   -------   -------   --------  --------
 Total revenue..........    2,216    2,552    2,841    3,263     2,983     4,776      3,744     4,168
                           ------   ------   ------   ------   -------   -------   --------  --------
Cost of revenue
 Product sales..........    1,602    1,858    1,947    2,549     2,285     3,535      2,488     2,683
 Consulting services....       60      160      285      152       164       299        476       402
 Network services.......      --         1        7        7        26       171        612     1,359
                           ------   ------   ------   ------   -------   -------   --------  --------
 Total cost of revenue..    1,662    2,019    2,239    2,708     2,475     4,005      3,576     4,444
                           ------   ------   ------   ------   -------   -------   --------  --------
Gross profit (loss).....      554      533      602      555       508       771        168      (276)
Operating expenses:
 Selling, general and
  administrative........      495      538      509    1,357     1,613     2,533      5,385     8,809
 Amortization of
  deferred compensation
  on stock options......      --       --       --       --        219       540      4,728     1,431
 Depreciation and
  amortization..........        8        4        9       48        69       187        698     1,612
                           ------   ------   ------   ------   -------   -------   --------  --------
 Total operating
  expenses..............      503      542      518    1,405     1,901     3,260     10,811    11,852
                           ------   ------   ------   ------   -------   -------   --------  --------
Income (loss) from
 operations.............       51       (9)      84     (850)   (1,393)   (2,489)   (10,643)  (12,128)
Interest income
 (expense), net.........       (3)     (12)     (14)      25        65        (9)       202       559
                           ------   ------   ------   ------   -------   -------   --------  --------
Income (loss) before
 taxes..................       48       21       70     (825)   (1,328)   (2,498)   (10,441)  (11,569)
Provision (benefit) for
 income taxes...........       22       (8)      27      (47)      --        --         (72)        1
                           ------   ------   ------   ------   -------   -------   --------  --------
Net income (loss).......   $   26   $  (13)  $   43   $ (778)  $(1,328)  $(2,498)  $(10,369) $(11,570)
                           ======   ======   ======   ======   =======   =======   ========  ========

Liquidity and Capital Resources

      While we do not require significant capital expenditures for our product sales and consulting services segments, the development and expansion of our CopperNet network does require significant capital expenditures. The principal capital expenditures that we expect to incur during our CopperNet rollout include the procurement, design and construction of our collocation spaces and the deployment of DSL-based equipment in central offices and connection sites. Capital expenditures were $5.0 million for 1998 and $40.9 million for the nine months ended September 30, 1999. During the rest of 1999 and for future periods, we expect our capital expenditures to increase substantially primarily due to continued collocation construction and due to the purchase of telecommunications equipment for expansion of our network. Our capital expenditures will depend in part upon obtaining adequate volume commitments or demand from our CopperNet customers. We anticipate capital expenditures for 1999 to range from $55.0 million to $70.0 million for the expansion of our network to approximately 360 central offices. We will continue to expand our CopperNet related capital expenditures and our number of central offices as necessary to provide additional CopperNet service capacity. Based on our present plans, we anticipate capital expenditures during 2000 of between $40.0 million and $50.0 million, for the expansion of our network to approximately 500 central offices. The rollout of 500 central offices by mid-2000 will allow us to provide DSL services throughout our initial target markets at capacity levels anticipated by our business plan.

      The net proceeds from our initial public offering were approximately $81.8 million. As of September 30, 1999, we have used approximately $18.3 million of these net proceeds. Of this amount, approximately $12.4 million was used to finance capital expenditures for central office installation and collocation fees, and approximately $3.6 million was used to finance operating losses. We expect to use approximately $17.6 million of the remaining net proceeds to finance additional capital expenditures for central office installation and collocation fees. We expect that the remaining portion of our capital expenditures, including DSL equipment, will be financed using capital leases. We expect to use the remaining net proceeds from our initial public offering to finance operating losses that we expect to incur as we expand our customer base and network, to make payments under lease commitments and for general corporate purposes.

      Net cash used in operating activities was approximately $15.0 million and $1.0 million for the nine months ended September 30, 1999 and September 30, 1998, respectively. The net cash used in operations for the nine months ended September 30, 1999 was primarily the result of operating losses of $24.4 million attributable to the expansion of our network and the development of our CopperNet services, but also the result of an increase in accounts receivable and other current assets. These were offset by increases in non-cash expenses for amortization of deferred compensation of $6.7 million and depreciation of $2.5 million accompanied by increases in accounts payable and accrued liabilities. The net cash used for operations during the nine months ended September 30, 1998, was primarily the result of an increase in accounts receivable, but also the result of operating losses. These were partially offset by a increase in accounts payable. The net cash used in investing activities was $21.5 million and $1.4 million for the nine months ended September 30, 1999 and September 30, 1998, respectively. The net cash used for the nine months ended September 30, 1999, was primarily due to the deployment of equipment for our CopperNet services of $16.7 million accompanied by purchases of property and equipment of $4.8 million. The net cash used for the nine months ended September 30, 1998, was primarily due to the deployment of equipment for our CopperNet services of $1.3 million. Net cash provided by financing activities was $94.4 million for the nine months ended September 30, 1999. This was primarily the result of proceeds from our initial public offering of $83.7 million partially offset by issuance costs paid of $1.8 million, proceeds from the issuance of notes payable of $12.0 million and proceeds from exercise of stock options of $1.7 million. These were partially offset by principal payments on our capital leases of $934,000. Notes payable of $10.0 million were converted into common stock upon our initial public offering. Net cash provided by financing activities was $8.0 million for the nine months ended September 30, 1998. This was the net result of our preferred and common stock financing and the repurchase of common stock from existing shareholders.

      Ascend has provided us with a $95.0 million capital lease facility to fund acquisitions of certain Ascend equipment, under which $10.4 million was outstanding as of September 30, 1999. The terms of our capital leases range from three to six years. These leases require monthly lease payments and have an interest rate of 9.5%. Ascend has the right to withdraw or suspend further advances to us if our interconnection agreements with Bell Atlantic are not renewed or are terminated, or if certain key employees terminate their employment with us without competent replacement in the reasonable commercial judgement of Ascend. In addition, we have an arrangement with Paradyne to lease up to $4.0 million of equipment, subject to vendor approval. Under the terms of the Paradyne master lease agreement, payments are due monthly for a lease period of 48 months, with a one dollar purchase option at lease expiration. The rental payments for each and every lease schedule under this master equipment lease is calculated and fixed at an interest rate of two hundred basis points above the prime interest rate as published in The Wall Street Journal on the first business day of the calendar quarter in which the lessor receives a request from the lessee to prepare a new lease schedule. As of September 30, 1999 approximately $2.7 million was outstanding under the Paradyne master lease agreement.

      Ascend has also provided a $5.0 million line of credit for working capital loans, under which approximately $3.0 million was outstanding as of September 30, 1999. We can draw on the $5.0 million line of credit in $1.0 million increments up to a maximum of $5.0 million. We are required to make interest only payments at an annual rate of 8.25% on the amounts advanced for the first nine months from the date of the advance. For the next 33 months, we are required to make principal and interest payments in accordance with a 60 month amortization schedule using an interest rate of 8.25% for the first 18 months and a rate equal to the prevailing high yield bond index for the next 15 months. The remaining unpaid interest is due 42 months after the related advance. This facility is subject to the same right to withdraw and suspend further advances to us as noted above with respect to the capital lease facility.

      We believe that our existing cash and cash equivalents, existing and anticipated equipment lease financings and future revenue generated from operations, will, together with the anticipated proceeds of this offering, be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements to complete the network roll-out in our northeast and mid-Atlantic target markets. We expect our operating losses and capital expenditures to increase substantially primarily due to our network expansion. We expect that additional financing would be required in the future if we expand beyond our initial target markets and into other regions. We may attempt to finance such an expansion of our operations through a combination of commercial bank borrowings, leasing, vendor financing or the private or public sale of equity or debt securities. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This cash flow would otherwise be available to finance the deployment of our network. If we are forced to use our cash flow in this manner, we may be forced to delay the capital expenditures necessary to complete our network. Any delay in the deployment of our network could have a material adverse effect on our business.

      Our capital requirements may vary based upon the timing and success of our CopperNet rollout, as a result of regulatory, technological and competitive developments or if:

     . demand for our services or cash flow from operations is more or less than expected;

     . our development plans or projections change or prove to be inaccurate;

     . we accelerate deployment of our network or otherwise alter the schedule or targets of our CopperNet rollout plan;

     . we expand our network coverage beyond the northeast and mid-Atlantic regions in which we currently operate our network; or

     .  we engage in any strategic acquisitions or relationships.

      Equity or debt financing may not be available to us on favorable terms or at all.

Impact of the Year 2000 Issue

      Our Year 2000 plan applies to two areas: internal information technology systems and compliance by external providers. We have completed our Year 2000 compliance testing for all of our internal information technology systems and believe that these systems are Year 2000 compliant. When we use the phrase "Year 2000 compliant" or "Year 2000 compliance," we mean that the referenced information technology hardware and/or software systems are able to correctly interpret and manipulate dates up to and through the year 2000, without interruption as the result of the change to this date. Because our systems were implemented within the last two years, we do not anticipate significant Year 2000 issues to arise with our internal information technology systems, although we cannot be certain that all such systems are completely Year 2000 compliant. There have been few Year 2000 changes required to our existing information technology systems. However, because our systems will be interconnected with the systems of various third parties, including those of traditional telephone companies, and other service providers, any disruption of operations in the systems of these third parties could also have an adverse impact on our systems.

      In the provision of our DSL and other services, we use third party equipment and software and interact with traditional telephone companies that have equipment and software that may not be Year 2000 compliant. We have completed a compliance check of our significant third party service and product providers. Based on responses from these third parties, we believe that they will not experience Year 2000 problems that would materially adversely affect our business. However, we do not have any way to verify information that our customers and other vendors have provided. To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and financial condition.

      Our aggregate historical and future costs for Year 2000 analysis, planning and remediation have not been material and we do not expect them to be material in the future. However, we cannot assure you that these costs will not be greater than we currently expect. If these costs increase significantly, our business, prospects, operating results and financial condition could be adversely affected. We have completed a contingency plan to address the most reasonably likely worst case Year 2000 scenario.

Financial Information

      The preceding discussion and analysis is based on our financial statements and the related notes and should be read in conjunction with the financial statements and the related notes included in this prospectus.

Forward-looking Statements

      This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

     .  our CopperNet deployment plans and strategies;

     .  development and management of our business;

     .  our ability to attract, retain and motivate qualified personnel;

     .  our ability to attract and retain customers;

     .  the extent of acceptance of our services;

     .  the market opportunity and trends in the markets for our services;

     .  our ability to upgrade our technologies;

     .  prices of telecommunication services;

     .  the nature of regulatory requirements that apply to us;

     . our ability to obtain and maintain any required governmental authorizations;

     .  our future capital expenditures and needs;

     . our ability to obtain and maintain financing on commercially reasonable terms;

     .  our ability to implement a Year 2000 readiness program; and

     .  the extent and nature of competition.

      These statements may be found in this section, in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds" and "Business" and in this prospectus generally.

      We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

     . our ability to successfully market our services to current and new customers;

     . our ability to generate customer demand for our services in our target markets;

     .  market pricing for our services and for competing services;

     .  the extent of increasing competition;

     .  our ability to acquire funds to expand our network;

     . the ability of our equipment and service suppliers to meet our needs;

     .  trends in regulatory, legislative and judicial developments; and

     .  our ability to manage growth of our operations.

      In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                    BUSINESS

      We are a major provider of high-speed data communications services, and related applications to business customers. We provide our data communications services using digital subscriber line, or DSL, technology and generally market those services directly through our own sales force. DSL technology allows our customers to access their corporate networks and the Internet through high-speed, "always on" connections over traditional copper telephone lines at speeds up to 7 megabits per second, substantially higher than common dial-up modems. We have branded our DSL service CopperNet, which we commercially launched in the northeast and mid-Atlantic regions of the United States, in January 1999.

      In seeking to solve the data communications needs of our business customers, we offer them network services, telecommunications products and equipment made by others and consulting services. Although nearly all of our revenue has historically been derived from our product sales and consulting services, we expect to continue to dedicate most of our financial and management resources to further developing our network services business. Through this business, which includes our CopperNet service offering, we provide metropolitan area and wide area network services to our customers as well as manage and monitor our customers' networks. Through our product sales business, we sell telecommunications equipment that our customers use to build, maintain and secure their networks. Through our consulting services business, we design our customers' networks, install the related equipment and provide services to help them secure their networks. For the three months ended September 30, 1999, approximately 12.7% of our revenue resulted from network services, 74.7% from product sales and 12.6% from consulting services. During the same period in 1998, network services represented 2.7% of our revenue. If we are successful in implementing our business plan, we expect that network services will constitute most of our revenue.

      Since we began offering our DSL-based service we have made substantial progress in implementing our broadband network service platform. We currently offer our DSL-based networking solutions in the following nine cities and their surrounding markets: Baltimore, Boston, New York, Norfolk, Philadelphia, Pittsburgh, Richmond, Washington D.C., and Wilmington. As of December 31, 1999,
we had installed our equipment in     central offices within our target markets
and we expect to have installed our equipment in approximately 500 central offices by mid-2000, which will essentially complete the roll-out of our network in these markets. The central offices where we currently have installed our equipment serve approximately 85% of the businesses in these areas. Upon the completion of our network deployment, we believe that the central offices where we have installed our equipment will serve approximately 95% of the businesses in these areas. We believe that by concentrating the deployment of our network facilities in our target markets, we will be able to serve the overall networking and data communications needs of our business customers more effectively than our competitors. As of December 31, 1999, we had installed high-speed access lines.

      We have designed our network to support our customers' changing data networking needs. Our network supports newer, evolving technologies designed to transmit both data and voice. Unlike traditional telecommunications networks, these newer technologies transmit data in small bundles, or packets, of information from multiple users over the same lines, and are referred to as packet-based technologies. These packet-based technologies generally allow for a more efficient use of a network. Our CopperNet service is compatible with packet-based communications systems such as ATM, frame relay and IP. This same architecture also supports the traditional technologies that carry most of today's voice telephone conversations. This network design allows us to offer businesses and their telecommuters cost-effective solutions for accessing the Internet, as well as other emerging applications and services of corporate networks, such as video and audio conferencing, application and Web hosting, multimedia and e-commerce. We create city-wide MANs and connect them to our private, leased, high-speed fiber optic network, or backbone. This network design enables us to provide our customers seamless connections to remote offices or employees in other locations, including other cities. Our network provides dedicated connections to our customers, enabling them to operate as if they were using their own private network. These virtual private networks, or VPNs, have the capacity, speed, reliability and level of service that are designed to meet our customers' needs.

Industry Overview

     We believe that a substantial business opportunity exists because of the concurrence of several factors.

     Growing demand for high-speed data communications and networking solutions. Many businesses and other organizations are finding it extremely expensive and time-consuming to manage the complex elements of their networks. Businesses are implementing internal networks using Internet technology, or intranets, and remote local area networks, or LANs, to enable employees to work from remote locations and from home, and to create private networks that connect corporate networks in multiple locations. Gartner Group estimates that the U.S. market for packet-based, VPN and Internet data services will grow from $3.4 billion in 1997 to $14.5 billion in 2003, a compounded annual growth rate of 34%. Business demand for Internet access, e-mail, video and audio services, web and application hosting and e-commerce is also increasing.

     This demand in turn drives the need for high-speed, high-capacity communications to support these applications. As businesses grow to take advantage of the extended power presented by their networks and the Internet, they will need extensive network management and security solutions designed to protect their internal data. International Data Corporation, or IDC, estimates that the U.S. market for network operations outsourcing services will more than double from $4.0 billion in 1997 to $9.1 billion in 2002, a compounded annual growth rate of 18%.

     High-speed data communications have become important to businesses in part due to the dramatic increase in Internet usage. According to IDC, the number of Internet users worldwide reached approximately 69 million in 1997 and is forecasted to grow to approximately 320 million by 2002. IDC also estimates that the value of goods and services sold worldwide through the Internet will increase from $12 billion in 1997 to over $400 billion in 2002. To remain competitive, businesses increasingly need high-speed connections to maintain complex Web sites, access critical business information and communicate more efficiently with employees, customers and business partners.

     Data communications is the fastest growing segment of the telecommunications industry. The Gartner Group forecasts data traffic to grow over five times faster than voice traffic through 2002. Furthermore, the Gartner Group projects an increase in the number of DSL lines in use from 3,000 in 1997, providing $1.87 billion in revenue to over 7.1 million lines providing $18.00 billion in revenue, in 2003, representing a 373% compounded annual growth rate in the number of lines and a 531% compounded annual growth rate in revenue.

     Increasing network congestion. The growing use of bandwidth-intensive applications is creating a number of challenges for the existing copper lines of the public telephone network, and for public data networks and private networks. These challenges affect the structure of the existing network and limit the ability of businesses to take full advantage of the benefits of new information technologies. Networks are becoming increasingly congested due to the rapid growth in data traffic and the imbalance in capacity between local and wide area networks. Although high-speed local access technologies such as DSL will be deployed to help solve the local access or "last mile," bottle-neck, expertise and networking solutions will be needed to remedy the other bottlenecks throughout existing networks.

     The "last mile" is defined as that part of the network that runs from an end-user's location to the first central office or nearest service entry point into the network. Since the break-up of AT&T, substantially all data services have been configured with a local carrier, typically a regional Bell operating company like Bell Atlantic, providing the last mile local access, and a long distance carrier like AT&T, MCI WorldCom or Sprint providing the long distance portion. Although competition in the long distance market has evolved quickly and caused price reductions, the local access markets have not similarly developed. As a result, the traditional local access market remains technologically behind the long distance market, with last mile access to major public networks like the Internet and data networks remaining either very slow or very expensive.

      Commercial availability of low cost DSL technology. The full potential of Internet and remote local area network applications cannot be realized without removing the performance bottlenecks of the local telephone networks. DSL technology is designed to remove this performance bottleneck by increasing the data carrying capacity of copper telephone lines from the 56 kilobits per second speeds available with common dial-up modems and 128 kilobits per second speeds available on ISDN lines to DSL speeds of up to 7 megabits per second. Because DSL technology reuses existing copper telephone lines, DSL requires a lower initial fixed investment than that needed for existing alternative technologies, such as cable modems, fiber, wireless and satellite communications systems. After the build-out of a central office, our subsequent investments in DSL technology for customers within the area served by that central office are directly related to the number of paying customers.

      Needs of Small- and Medium-Sized Businesses. A significant number of small- and medium-sized businesses have no practical alternative to low performance dial-up or integrated services digital network, or ISDN, lines and lack the financial resources to afford traditional high-cost alternatives, such as T-1 or T-3 lines. As a result, their employees suffer productivity limitations associated with slow transmission speeds. In addition, there is an increasing need by these businesses for integrated, value-added applications and services, such as web and application hosting or computer system back-up. These applications also require an increasing amount of bandwidth capacity.

      Needs of Large Businesses to Improve Remote Worker Productivity. Many large companies are supporting increasing numbers of remote offices and workers as a means of dealing with transportation infrastructure constraints, skilled worker unavailability and other workplace issues. These companies face the challenge of finding a cost effective way to make their workers as productive as those who have access to all of the high performance communications and networking resources available to workers located at corporate headquarters. A high-speed network solution that encompasses access to the corporate local area network, the corporate telephone system, the Internet, the corporate video conferencing system, customers, suppliers, and partners permits a substantial increase in remote office and worker productivity.

      Significant and Growing Demand for Network-Enabled Broadband Applications and Services. As applications become more advanced and necessary to conduct day-to-day business, we expect that the demand for broadband capacity will rise accordingly. Many companies lack the resources to develop, implement, manage and continually enhance their business' hosting and information technology applications needs. As a result, not only should the demand for bandwidth capacity rise, but there should be strong demand for outsourcing many of these applications so that companies are able to focus on their core competencies.

      Impact of the 1996 Telecom Act. The 1996 Telecom Act (including its related regulations) allows competitive telecommunications companies like us to take advantage of traditional telephone companies' existing copper telephone line networks rather than constructing a competing infrastructure at significant cost. The 1996 Telecom Act requires traditional telephone companies:

     . to allow competitive telecommunications companies to lease copper lines on a line by line basis;

     . to permit competitive telecommunications companies to collocate their equipment, including DSL equipment, in traditional telephone companies' central offices, which enables competitive telecommunications companies to access end-users through existing telephone line connections;

     . to provide competitive telecommunications companies with the operations support services necessary for competitive telecommunications companies to compete; and

     . to permit competitive telecommunications companies to share access to and provide service over traditional telephone companies' existing copper telephone lines.

      The 1996 Telecom Act creates an incentive for some traditional telephone companies, including Bell Atlantic, to cooperate with competitive telecommunications companies because the incumbent carriers cannot provide long distance service in the regions where they provide local exchange service until the FCC determines that the traditional telephone company has satisfied specific statutory criteria for opening its local markets to competition.

The NAS Solution

      We provide a full range of services to allow businesses to effectively outsource their Internet access, data transport, and other telecommunications or data communications needs. We market our services both directly to businesses through our sales force and indirectly through other service providers.

      High-speed, "Last Mile" Connectivity. CopperNet is designed to solve the last mile challenge using DSL technology to convert standard copper telephone lines into high-speed data connections. Our network is capable of delivering data at speeds ranging incrementally from 128 kilobits per second to 2 megabits per second symmetrically, where data travels at the same speed to and from the customer, and up to 7 megabits per second asymmetrically, where data travels faster to the customer than from the customer. The highest CopperNet speeds allow our customers to transfer data at rates faster than standard high-speed data connections, like T-1 lines and frame relay circuits. We provide packet-based connections like other DSL providers, but because many of today's existing networks use channelized technology, we also provide channelized connections, which we believe no other major DSL provider currently offers. Thus, CopperNet addresses both older channelized network requirements, like traditional voice telephone networks, and the packet-based communications better suited for newer, more efficient technologies such as ATM, frame relay and IP, the set of standards that enable Internet communications. ATM and frame relay are different communications technologies, but both transmit data at high-speed and can accommodate multiple types of media, including voice, video and data.

      Adaptable Network Design. The design of our network supports today's bandwidth-intensive business requirements, such as corporate networks, VPNs, office-to-office connectivity, telecommuting solutions, collaborative computing of users in different areas, Internet/intranet access, traditional voice, video conferencing, multimedia, e-mail, video and audio transmission, web and application hosting and e-commerce. We have designed our network so that we can individually configure a customer's features and speeds from our network operations center, eliminating the need for customers to upgrade their hardware or for us to visit their premises in order to enhance or upgrade services.

      Metropolitan Area Network Solutions. We recognize that businesses with city-wide locations, as well as remote users who telecommute, need to communicate and share confidential information. We have constructed data communications networks that cover an entire city-wide, or metropolitan area. These MANs provide high-capacity, secure, direct connections between these remote locations and provide cost effective private network solutions to our customers with the capacity, speed, reliability and level of service that they require.

      Wide Area Network Solutions. Many organizations have offices and employees in multiple cities. By linking our metropolitan area networks, we have constructed a data communications network that covers an entire region-wide, or WAN in our northeast and mid-Atlantic regions. This WAN provides high-capacity, secure and reliable connections between geographically dispersed locations. Because our WAN customers, like our MAN customers, are served end-to-end on our CopperNet infrastructure, we are able to deliver a wide area, private network to our customers with the capacity, speed, reliability and level of service that they require.

      Network-Enabled Broadband Communications and Services. We believe that providing high-speed access and data communications solutions will only be part of our customers' solution. Because our emphasis is on building customer relationships through our direct sales force and working with them to provide the best communications solutions, we believe that we will be able to identify further customer needs and effectively market and sell new solutions to meet these needs. For example, we currently provide remote online control, monitoring and management of our customers' networks. In addition, we develop and implement sophisticated network security solutions to protect our customers' networks and vital data, including VPNs, encryption and access authentication, risk assessment and audits, design consulting, security testing through attempted breaches of security and analysis of and response to breaches of security. In the future, we intend to offer additional services that may include e-commerce, voice-over technology (including IP, frame relay and ATM), web and application hosting, video conferencing and server back-up services.

The NAS Strategy

      Our goal is to be the premier provider of data communications and networking solutions in the markets in which we operate. To achieve our goal, and to take advantage of our market opportunity, we plan to continue to implement a strategy consisting of the following principal elements:

     . Provide in-depth coverage in our markets. Because DSL is a localized technology tied to the proximity of end-users to central offices, we must collocate our equipment in many central offices in order to provide a wide area of coverage of our markets. Thus, we have pursued a strategy of providing services in a substantial majority of the central offices in each of our target markets. Furthermore, our focus on the northeast and mid-Atlantic regions has enabled us to deploy our network with speed and depth. We believe that our coverage within our target markets is much deeper than that of other providers of DSL-based broadband access, enabling us to better serve our customers by providing them with access for substantially all of their end-users.

     . Focus on small- and medium-sized business customers. We believe that many small- and medium-sized businesses currently do not have a cost-effective and integrated solution to their Internet access and data transport needs. Many small- and medium-sized businesses want to provide high-speed Internet access to their employees and connect multiple branch offices in the same city or multiple cities through a MAN or WAN connection. Our CopperNet solution is more cost-effective than current solutions offered by traditional telephone companies, such as T-1 or ISDN connections. In addition, we believe that our marketing approach enables us to provide our customers with a more effective and integrated solution to their data communications needs.

     . Focus on selected large enterprise customers. We believe that many large enterprise customers that want to provide cost-effective high-speed access to their remote workers do not have an adequate solution. Many large businesses have remote offices and workers that are not able to take advantage of the full array of communications and networking resources available to workers at the main office. Our extensive network coverage within our targets allows us to provide service to most remote workers or office locations within our markets.

     . Enhance and expand our network to meet the broadest array of business requirements. Our network design and technology is designed to provide our customers with adaptable networking solutions that take advantage of many technologies. Our network supports a broad array of business requirements, such as corporate networks, VPNs, office-to-office connectivity, telecommuting solutions, collaborative computing of users in different areas, Internet/intranet access, video conferencing and multimedia, e-mail, video and audio transmission, web and application hosting and e-commerce. Our network provides a solution that can be adapted to meet the needs of our customers and integrate technological innovations as they are developed.

     . Expand network-enabled features and applications. We seek to have our network become a platform that facilitates the delivery of productivity-enhancing features and applications to businesses and their employees. We intend to either directly offer or jointly provide these services. One of our objectives in providing these enhanced features and applications is to strengthen customer loyalty and increase revenue per customer.

     . Provide superior customer care. We emphasize a comprehensive service solution for our customers by developing a complete project implementation plan for each installation and for the on-going maintenance of their service. This is to ensure that each customer receives the service for which it has contracted according to our service level agreements. We manage all aspects of our customers' connections to our network, including the design and installation of the end-user's connection, equipment configuration and network monitoring on a 24 hour a day, seven day a week basis. By providing our customers regular reports on the performance of their services, we are able to demonstrate to our customers our performance relative to our commitments and how customers may benefit by acquiring additional networking services from us.

     . Deliver our products and services through different types of marketing. We emphasize direct sales and marketing to small- and medium-sized businesses and to selected large enterprises. We also sell our services indirectly through our sales partners, including Internet service providers, long distance and local carriers and other networking service companies. Our sales force, which
        included     employees at December 31, 1999, is supported by
        engineers who are trained, certified experts in all our vendor-partners' products and technologies, including Ascend, Paradyne, Lucent, and Cisco Systems, Inc. We intend to leverage our existing customer base through selling them additional products and services. Some of our sales partners include Verio, Intermedia, Net2000 Communications, Crosslink, Concentric, Pae-tec, and DSL Networks.

     . Capitalize on economics of DSL. DSL technology requires a lower initial fixed investment than that needed for existing alternative technologies because DSL uses existing copper telephone lines. Thus, we are able to offer businesses services comparable to traditional wide area networking technologies, like high-speed T-1 lines and frame relay circuits, at approximately 30% to 70% of the cost of such services. After we build out a central office, our subsequent investments in DSL technology for the customers within the area served by that central office are directly related to the number of paying customers, making a significant portion of our capital expenditures success-based.

     . Expand our network coverage area. We may consider expanding our coverage area beyond our initial target markets in the northeast and mid-Atlantic regions and into other regions. For example, we have entered into interconnection agreements with BellSouth and other telephone companies that will permit us to operate in additional markets, subject to our seeking and obtaining required state regulatory approvals.

     . Accelerate growth through strategic acquisitions or relationships. As part of our growth strategy, we intend to evaluate and consider opportunities to pursue strategic acquisitions, investments and relationships on an ongoing basis. We expect to focus our efforts on companies with complementary service capabilities, talented personnel with skills compatible with our business technologies that will permit us to enhance or expand our business and/or additional applications that will enable us to expand our network services. In addition, we may selectively acquire or partner with companies that permit us to increase our customer base.

Service and Product Offerings

      We offer our customers network services, products for sale and consulting services. For the three months ended September 30, 1999, approximately 12.7% of our revenue resulted from network services, 74.7% from product sales and 12.6% from consulting services. During the same period in 1998, network services represented 2.7% of our revenue.

Network Services

      Network Management Services. We provide our customers the opportunity to outsource network management services that are difficult or costly for them to manage internally. For example, we provide a single point of contact for vendor management/coordination, including vendors for equipment on the customers' premises, long distance carriers and traditional telephone companies, a help desk for network administrators, monitoring and coordinated maintenance of network services, analysis of network performance and capacity planning and network monitoring.

      We provide a wide variety of network management solutions customizable to any requirement in order to meet our customers' unique management requirements arising from their network configuration. We believe our strategy of providing these services will allow us to address a larger market opportunity than that represented by CopperNet alone.

      CopperNet. In January 1999, we began commercially offering our CopperNet services. CopperNet uses DSL technology to provide high-speed continuously connected packet-based and channelized communications services. CopperNet connects business users to our metropolitan area networks and wide area network using ATM, frame relay and DSL technologies over traditional copper telephone lines. CopperNet customers are able to connect to our regional networks to obtain high-capacity, secure and reliable connections between geographically dispersed locations. Because our customers are served end-to-end on our CopperNet network, we are able to deliver a true wide area, VPN with the capacity, speed, reliability and level of service that they require.

      The chart below shows the service, speed, retail price (which includes equipment installed at the customer's location), range and performance of our CopperNet services, as of December 15, 1999:

                                                 Retail
                                    Retail        List
                Speed    Speed       List      Price for
                To End  From End   Price for    Monthly
  Service(1)   User(2)  User(2)  Activation(3) Service(3)       Market/Usage
  ----------   -------- -------- ------------- ---------- ------------------------
 Symmetrical:
 CopperNet 128 128 Kbps 128 Kbps     $270         $129    Integrated services
                                                          digital network
                                                          replacement for
                                                          telecommuters.
 CopperNet 256 256 Kbps 256 Kbps     $270         $146    Small businesses with
                                                          standard e-mail and web
                                                          usage.
 CopperNet 384 384 Kbps 384 Kbps     $270         $162    Higher bandwidth
                                                          solution for small to
                                                          medium-sized businesses
                                                          running moderately
                                                          visited web sites.
 CopperNet 512 512 Kbps 512 Kbps     $270         $185    Allows small- and
                                                          medium-sized businesses
                                                          to meet most network
                                                          video and Internet
                                                          needs.
 CopperNet 768 768 Kbps 768 Kbps     $270         $217    Supports high bandwidth
                                                          intensive applications
                                                          such as e-commerce,
                                                          video conferencing,
                                                          frame relay and voice
                                                          over frame relay.
 CopperNet 1.0 1.0 Mbps 1.0 Mbps     $270         $239    Close to full T-1 for
                                                          medium-to-large sized
                                                          businesses.
 CopperNet 1.5 1.5 Mbps 1.5 Mbps     $270         $294    Standard for large
                                                          organizations that
                                                          require high-capacity
                                                          connections.
                                                          Applications include the
                                                          ability to integrate
                                                          voice, data and Internet
                                                          services over a single
                                                          connection.
 CopperNet 2.0 2.0 Mbps 2.0 Mbps     $270         $348    Full motion video and
                                                          multimedia applications
                                                          for large businesses.
 Asymmetrical:
 CopperNet 1.5 1.5 Mbps 384 Kbps     $270         $239    High-speed web access,
                                                          e-mail and file
                                                          distribution.
 CopperNet 4.0 4.0 Mbps 1.0 Mbps     $270         $429    Very high-speed web
                                                          access e-mail and file
                                                          distribution.
 CopperNet 7.0 7.0 Mbps 2.0 Mbps     $270         $729    Bandwidth and capacity
                                                          sufficient to meet most
                                                          asymmetrical data
                                                          communication
                                                          requirements.

--------
(1) In each case, the range from the central office is 18,000 feet. However, through our symmetrical CopperNet 128 application, there is no limitation on range.
(2) "Kbps" means kilobits per second. "Mbps" means megabits per second.
(3) Wholesale and volume discount prices are available for network service providers.

      CopperNet Frame. CopperNet Frame provides access to a seamless local and long-distance network using ATM and DSL technologies to deliver a flexible suite of frame relay services. The benefit to CopperNet Frame customers is the low cost and simplicity of use when contrasted against traditional telephone company or long distance carrier frame relay services.

      VPOP. Our VPOP service provides network service providers access to our entire CopperNet network. With VPOP, a network service provider can offer services throughout the entire CopperNet network without additional investment in network communications infrastructure. This service offers wholesale customers the opportunity to sell DSL circuits in cities outside of the local serving area in which they physically connect to the CopperNet network. Wholesale and volume discount prices are available for network service providers.

      ROC Services. We offer remote online control, or ROC, services to meet our customers' outsourced network requirements. From our network operations center in Sterling, Virginia, we continuously monitor the integrity of our customers' metropolitan and wide area networks, evaluate their network utilization, implement problem resolution systems, provide network health and status monitoring and other customized management offerings. We proactively monitor the performance of our customers' network devices and perform trouble resolution to address network problems, often before our customers' end-users become aware of them.

      SOC Services. We offer secure online control, or SOC, services to meet our customers' outsourced network security requirements. We provide proactive network monitoring, intrusion detection and management of these network security solutions on a 24 hour a day, seven day a week basis. We provide a variety of security solutions including barriers, or firewalls, between internal corporate networks and external networks like the Internet, VPN service, encryption and access authentication solutions for customers looking for the highest level of security on any network on which data is transported.

      Value-Added Products and Services. We offer an array of network and broadband enabled applications and features that take advantage of DSL's high-speed connectivity. These applications extend the capabilities of small- and medium-sized businesses and provide them access to expanded markets, resources, and functionality.

Consulting Services

      We provide professional consulting and network integration services to complement our CopperNet, ROC, SOC and network security services. We also provide network design, network evaluation, project and program management, staging, installation, maintenance and warranty services. Our consulting services include network security and professional services. We provide customers with network security services, including:

     . Risk assessments and audits. We work in conjunction with a customer's engineering staff to determine if a network's critical components work together, provide for overlapping network protection features and adequate firewall security at the perimeter of a network. We also determine whether an optimal defensive strategy exists and if it is adhered to. We assess the effectiveness of a customer's reporting and response mechanisms and determine vulnerabilities and other critical issues.

     . Network security architecture consulting. We provide expertise in designing, implementing, modifying and protecting data networks of all sizes.

     . Controlled security breaches. We will conduct organized security breaches with software tools and techniques designed to expose unauthorized information security breaches. These controlled penetrations are tailored to customer requirements. Following a security breach, our engineers will interpret the outcome and present results to both senior executives and lead engineers. We also take steps to ensure that knowledge gained from a controlled security breach is not lost during subsequent implementation and maintenance phases.

Product Sales

      We sell data communications products as part of our overall data communications solutions. We sell the network components and security components that our customers require in order to build, maintain and secure their networks. We provide equipment primarily manufactured by Ascend, Cisco, Paradyne and Lucent.

We do not manufacture any of this equipment ourselves. Our engineers select product solutions to improve our customers' operations and network efficiencies, and then help install and configure the equipment in our customers' networks.

Customers

      As of December 31, 1999, we had more than     customers. AT&T and Zeneca
Pharmaceuticals, a division of Zeneca, Inc., accounted for 52.7% and 4.3%, respectively, of our revenue for the three months ended September 30, 1998, and 15.8% and 12.3% of our revenue, respectively, for the three months ended September 30, 1999, almost all of which arose from product sales and consulting services.

      Network services, which includes our CopperNet service, represented 12.7% of our revenue for the three months ended September 30, 1999 and 2.7% of our revenue for the three months ended September 30, 1998.

Sales and Marketing

      We emphasize direct sales and marketing to small- and medium-sized businesses and to select large enterprises. We also sell our services indirectly through our sales partners, including Internet service providers, long distance and local carriers and other networking services companies.

      Direct Sales. We market our full complement of products and services, including our network services, consulting services and product sales, through
a sales force of     people at December 31, 1999. Our direct sales force is
supported by sales engineers who also seek to sell our consulting services and network services. Our sales representatives focus on selling CopperNet connectivity to small and medium businesses and our account executives focus on selling CopperNet connectivity and consulting services and network services to medium and large businesses. We target enterprises that have at least one of the following requirements: Internet connectivity, remote local area network access, traditional voice and data applications and metropolitan or wide area network frame relay. We also generate lead referrals for our direct sales forces through telemarketing efforts. We intend to increase the size of our sales and technical support force to sell and support these services as we expand our business. We also seek to coordinate our direct sales and marketing efforts with our vendor partners, including Ascend, Paradyne and Cisco. Our direct sales process generally ranges from 30 to 60 days for small and medium businesses, which generally require simple connectivity and networking solutions. Larger businesses with more complex networking requirements often require customized solutions. The large business sales process may take up to six months and may involve:

     .  a significant technical evaluation;

     .  an initial trial rollout of our services; and

     .  a commitment of capital and other resources by the customer.

      Indirect Sales. We sell our full complement of products and services, including our network services, consulting services and product sales, through network service providers, including Internet service providers, long distance and local carriers and other networking services companies. These providers combine one or more of our services with their own Internet, frame relay and voice services and resell those bundled services to their existing and new customers. We address these markets through sales and marketing personnel dedicated to this channel. We intend to augment our CopperNet sales through partnerships with other service providers which offer complementary services and can offer CopperNet as part of a complete business solution. We also leverage our equipment vendors' partnerships as sources for sales opportunities by offering joint technology seminars, implementing marketing campaigns and sharing cross-selling opportunities.

Key Strategic and Commercial Relationships

      We have entered into, are continuing to explore, and expect to enter into additional strategic and commercial relationships. We believe that these relationships are valuable because they provide additional marketing and distribution, network resources, technology and geographic expansion opportunities. In some cases, these relationships involve capital investment, product development or targeted numbers of new lines or customers.

      Cisco Systems, Inc. In November 1999, we were awarded Cisco Powered Network, or CPN, certification. The CPN certification represents our next step towards introducing an enhanced business-class Internet access service that includes Cisco routers as the customer premises equipment.

      Verio Inc. In August, 1999, we were named as Verio's preferred provider of DSL service in Richmond, Virginia. Verio will use our CopperNet network to deliver reliable DSL Internet access up to 50 times faster than regular dial-up internet access, enabling Richmond organizations to increase the productivity of their online business activities.

      Net2000 Communications. In May 1999, we entered into a master service agreement with Net2000 Communications, a competitive telecommunications company within the mid-Atlantic region, to provide Net2000 customers with CopperNet services. We are continuing to explore integration of our sales and marketing efforts in an effort to bring a bundled voice and data product to our mutual customers, although we and Net2000 are not obligated to do so.

      DSL Networks. In May 1999, we entered into an agreement with DSL Networks. Under the agreement, DSL Networks will provide us with the first right to supply DSL circuits sold by DSL Networks in the mid-Atlantic region. Our first right to supply means that when DSL Networks is providing DSL services in the mid-Atlantic region, we will have the first opportunity to provide the circuit to DSL Networks, unless their customer requests otherwise. This agreement has a term of three years.

      Ascend. Since 1995 we have sold data communications products and equipment made by Ascend. Ascend has provided us with a capital lease facility and a credit facility for working capital. In addition, we are continuing to explore opportunities to participate in product development and the distribution of products and services for their network of sales partners.

      Paradyne. Since 1995 we have sold data communications products and equipment made by Paradyne. In addition, we are continuing to explore opportunities to participate in product development and the distribution of products and services for their network of sales partners.

Customer Service

      Network service providers and communications managers at businesses typically have to assemble their digital communications networks using multiple vendors. This leads to additional work and cost for the customer as well as complex coordination issues. We work with each customer to develop project implementation plans. These plans include qualifying the customer for our service offerings, placing orders for connection facilities, coordinating the delivery of the connection, turn up and final installation. We emphasize a comprehensive service solution for our customers. We provide our service according to a predetermined service level commitment with each customer. Our comprehensive solution includes:

     . Customer Line Installation. We work with each of our customers to establish all connection and configuration requirements to connect the customer's main location to our network. We order the copper telephone line for our customer, manage the installation process, test the copper telephone line once installed, assist the customer in configuring the equipment that terminates the copper telephone line, and monitor the copper telephone line from our network operations center.

     . End-User Line Installation. We order all end-user connections from the traditional telephone companies according to pre-determined technical line specifications. We manage the traditional telephone company's provisioning performance, test the installed line, and monitor the end-user line from our network operations center.

     . End-User Premises Wiring and Modem Configuration. We use both our own and contracted installation crews to install any required inside wiring at each end-user site. We rely on contracted crews to meet customers' demands at peak times. Our installation crews configure and install end-user equipment with information specific to each customer.

     . Network Monitoring. We monitor our network from our network operations center on a continuous end-to-end basis, which often enables us to correct potential network problems before service to a customer or end-user is affected. We also provide direct monitoring access of end-users to our network service providers and enterprise customers.

     . Customer Reporting. We communicate regularly with our customers about the status of their service. We provide web-based tools to allow individual network service providers and communications managers to monitor their end-users directly, to place orders for new end-users, to enter work orders on end-user lines and to communicate with us on an ongoing basis.

     . Customer Service and Technical Support. We provide service and technical support 24 hours a day, 7 days a week to all our customers. We serve as the sole contact for customers to whom we make direct sales. We also provide the second level of support for our indirect customers. We have developed and will continue to expand a database containing the questions we have addressed and the answers we have provided in response to past network issues. In this way, we are able to better respond to future customer questions.

     . Operating Support Systems. We have designed an integrated group of customized applications around our current and planned business processes. By customizing and integrating products from vendors such as Daleen Technologies, Inc. for billing, Eftia OSS Solutions Inc. for operating support systems and Hewlett-Packard Company for network management, we have designed a system that will facilitate rapid service responsiveness and reduce the cost of customer support. Our system integrates our critical business functions, including sales, ordering, provisioning, customer support, maintenance and repair, billing, accounting and decision support.

Network Structure and Technology

      Overview. We operate a series of metropolitan area networks connected by our private, leased, high-speed fiber optic backbone. Our network employs a structure designed to deliver superior end-to-end capabilities, high-speed "last mile" connections and efficient data traffic management. Our technologically advanced network design has positioned us to deliver the high level of data communications services, including Internet access, virtual private networks, video conferencing and a broad array of multimedia services, increasingly demanded by businesses. We have planned for growth by ensuring that our network is scalable, flexible and secure.

     . Scalable. Our adaptable, hierarchical network structure allows us to provide both channelized and packet-based services reliably and incrementally, which enables us to match investment with demand. As new CopperNet end-users are added to our network, capacity is automatically added so that reliable performance is achieved for all users as our network grows.

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     .  Flexible. From our network operations center, we constantly monitor our network, the network service providers' networks and our customers' connections, as well as perform network diagnostics and equipment surveillance, and initialize our end-users' connections. Because our network is centrally managed, we can identify and dynamically enhance network quality, service and performance and address network problems promptly, often without our end-users becoming aware of the repairs. This capability also allows us to control costs associated with on-site network configuration and repair.

     . Secure. With dedicated, direct access to our private network, our end-users and businesses generally experience fewer network security risks than users of common dial-up modems, ISDN lines or dedicated access to the Internet because there is less risk of unauthorized access. Our network is designed to ensure secure availability of all internal applications and information for all end-users, whether they are within the corporate headquarters or telecommuting from remote locations. Our network provides a direct connection between discrete locations, which reduces the possibility of unauthorized access and allows our customers to safely perform their required tasks.

      Components. Our components are integrated into networks across local, metropolitan and wide areas that combine speed and balanced capacity in a manner designed to deliver a high performance networking experience for our customers.

     . Customer Endpoint. We currently offer channelized and packet-based DSL connections in our network. We offer to provide the customer with a DSL modem as part of our complete service offering, the cost of which is included in the list price of the service. We configure and install these modems with the end-user's computer and network equipment along with any required on site wiring needed to connect the modem and the telephone line. Under FCC policies, a customer also is free to obtain compatible modems from sources other than us.

     . Copper Telephone Lines. We lease copper telephone lines, known as unbundled network elements, which run from our network access points in central offices to the customer endpoint under terms specified in telecommunications regulations and our interconnection agreements. We have worked closely with Bell Atlantic to define specifications that provide for the quality of the copper telephone lines we receive, thereby ensuring the transmission speed of end-user connections.

     . Central Office Collocation Spaces. Through FCC and state telecommunications regulatory policies as well as our interconnection agreements, we secure collocation space in central offices from which we desire to offer CopperNet. These collocation spaces are designed to offer the same high reliability and availability standards as the telephone companies' other central office spaces. At present, our collocation spaces are either physical, virtual or SCOPE, which is secured collocation in an open physical environment. With physical collocation, we install and maintain our equipment in central offices and have complete access to the space. With SCOPE collocation, we install and maintain our equipment in central offices, but our access to the space is non-exclusive. With virtual collocation, the telephone company installs and maintains the equipment on our behalf, but we have no access to the space. Approximately 80% of our central office collocations are physical, and we expect over time to eliminate virtual co-location.

     . Metropolitan Area Backbone. Our metropolitan area backbone is a private, leased, high-speed, meshed, fiber optic network that connects our network access points in central offices, nodes sites, and selected customer locations. To date, we have leased fiber optic circuits capable of speeds of up to 45 megabits per second from Bell Atlantic, Level 3 Communications and other providers for metropolitan area backbone services. We continue to review alternative providers in an effort to reduce costs. We do not have long term lease agreements for these fiber optic circuits.

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     .  Node Sites. A node site is a physical location where we connect with our central offices within a particular metropolitan area network to businesses and network service providers. The node site houses our equipment to switch and interconnect customer traffic from central offices within a region or across our entire network. Our node sites are housed in a secured facility in each of our nine metropolitan areas.

     . Wide Area Backbone. Our wide area backbone is a private, leased, high-speed, fiber optic network that interconnects our node sites in various metropolitan areas. To date, we have leased fiber optic circuits capable of speeds of up to 155 megabits per second from Level 3 Communications, Virginia Electric and Power Company and other providers. We do not have long-term lease agreements for these fiber optic circuits. We intend to upgrade our wide area backbone to higher capacities as necessary to deliver the quality of service that our customers demand. We continue to evaluate alternative providers of capacity in order to reduce costs.

     . Network Operations Center. We manage our network from our network operations center located in our corporate headquarters in Sterling, Virginia. We provide end-to-end network management to our customers using advanced network management tools on a 24 hour a day, seven day a week basis. This enhances our ability to address performance or connectivity issues before they affect the end-user experience. From our network operations center, we can monitor our network, including the equipment and circuits in our metropolitan area networks and central offices, and our customers' networks, including individual end-user lines and DSL modems.

Competition

      In each of our businesses, we face competition from many companies with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. Some of the competitive factors we face in each of our business segments include:

     .  reliability of service;

     .  diversity of product and service offerings;

     .  breadth of network coverage;

     .  price/performance;

     .  network security;

     .  ease of access and use;

     .  service bundling;

     .  sales relationships;

     .  customer support;

     .  strategic relationships; and

     .  operating experience.

      We believe that each potential customer presents a unique opportunity for competition and presents competitive challenges specific to that customer. The significance of the different competitive factors we face will vary with each customer depending on the needs of the particular customer and the particular competitor we face. For example, if we are competing for a customer against another provider of product sales and consulting services, we expect to compare favorably as to diversity of product and service offerings and operating experience, but perhaps less favorably as to brand recognition and financial resources. If we are

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

competing for a customer against a traditional telephone company, we expect to compare favorably as to client support, transmission speed and price/performance, but perhaps less favorably as to brand recognition, access to capital and operating experience. If we are competing for a customer against another provider of DSL, we expect to compare favorably as to diversity of service offerings, sales relationships and operating experience, but perhaps less favorably as to the geographic breadth of network coverage. We expect to improve our competitive position relative to other DSL providers by expanding the geographic breadth of our network through opportunistic growth of our network and, in part, through strategic alliances. We believe that our most direct competition for product sales and consulting services will come from Bell Atlantic's network integration services division and from other providers of network integration services like Tech Data. Historically, these companies have been our principal competitors.

      By focusing our business on high-speed data communications, we anticipate encountering a different set of competitors. We believe that our most direct competition for high-speed data communications services will come from Bell Atlantic and other traditional telephone companies operating in our target markets and other major DSL providers. However, we also anticipate competition from service providers using other technologies.

      Bell Atlantic and Other Traditional Telephone Companies. Bell Atlantic and the other traditional telephone companies present in our target markets are conducting technical and/or market trials or have commenced commercial deployment of DSL-based services. We recognize that each traditional telephone company has the potential to quickly overcome many of the obstacles that we believe have delayed widespread deployment of DSL services by traditional telephone companies in the past. The traditional telephone companies currently represent and will in the future increasingly represent strong competition in all of our target markets. The traditional telephone companies have an established brand name, a large number of existing customers and a reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. In the absence of strong oversight by the FCC and state telecommunications regulators, traditional telephone companies also have an economic incentive to benefit their own DSL retail operations by providing themselves with the copper telephone lines, collocation, support services and other essential DSL service inputs on more favorable terms than they provide these facilities and services to their DSL competitors, like us. These factors give the traditional telephone companies a potential competitive advantage compared with us. Accordingly, we may be unable to compete successfully against Bell Atlantic or the other traditional telephone companies, and any failure to do so would materially and adversely affect our business, operating results and financial condition.

      Other Major DSL Providers. Other competitive telecommunications companies plan to offer or have begun offering DSL-based access services in our targeted markets, and others are likely to do so in the future. Competitive telecommunications companies that provide DSL service include Covad Communications, Rhythms Net-Connections and NorthPoint Communications.

      Other Service Providers. Many of our competitors are offering, or may soon offer, technologies and services that will compete with some or all of our high-speed DSL offerings. These technologies include T-1, integrated services digital network, satellite, cable modems and analog modems and could be provided by the following:

     . Cable Modem Service Providers. Cable modem service providers, like MediaOne, Excite@Home, through its @Home service offering, and their cable partners, are offering or preparing to offer high-speed Internet access over fiber and cable networks to consumers. At Home, through its @Work service offering, has positioned itself to do the same for businesses. Where deployed, these networks provide local access services, in some cases at higher speeds than our CopperNet. They typically offer these services at lower prices than our services, in part by sharing the capacity available on their cable networks among multiple end users.

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

     . Traditional Long Distance Carriers. Many of the leading traditional long distance carriers, like AT&T, Sprint and MCI WorldCom, are expanding their capabilities to support high-speed, end-to-end networking services. Increasingly, their services include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. We expect them to offer combined data, voice and video services over these networks. These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and, as a result, represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high-speed data and voice communications to large companies. They could deploy DSL services in combination with their current fiber networks. They also have interconnection agreements with many of the traditional telephone companies and have secured collocation spaces from which they could begin to offer competitive DSL services.

     . New Long Distance Carriers. New long distance carriers, such as Williams Communications, Qwest Communications and Level 3 Communications, are building and managing high bandwidth, nationwide packet-based technology networks for the wide area network. These same providers are acquiring or partnering with Internet service providers to offer services directly to business customers. These companies could extend their existing networks to include fiber optic networks within metropolitan areas and high-speed services using DSL technology, either alone, or in partnership with others.

     . Internet Service Providers. Internet service providers provide Internet access to business and residential customers. These companies generally provide Internet access over the traditional telephone company's networks at integrated services digital network speeds or below. Some Internet service providers have begun offering DSL-based access using DSL services offered by the traditional telephone company or other DSL-based competitive telecommunications companies. Some Internet service providers such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet and Verio Inc. have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive telecommunications companies.

     . Wireless and Satellite Data Service Providers. Several new companies are emerging as wireless and satellite-based data service providers over a variety of frequency bands. Companies such as Teligent, Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing. We also may face competition from satellite-based systems such as Motorola Satellite Systems, Inc., Hughes Space Communications, Iridium World Communications, Ltd., Globalstar and others that are planning or are in the process of building global satellite networks that can be used to provide broadband voice and data services.

Relationship with Bell Atlantic

      Our relationship with Bell Atlantic is critical to our business. We depend on Bell Atlantic for collocation facilities, copper telephone lines, support services and some of the fiber optic transport that we use for CopperNet. Our interconnection agreements with Bell Atlantic govern much of this critical relationship. We have signed interconnection agreements with Bell Atlantic in each of the states covering our initial target markets. These agreements cover a number of aspects including:

     . the price and terms to lease access to Bell Atlantic's copper lines;

     . the special conditioning Bell Atlantic provides to enable the transmission of DSL signals on these lines;

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

     . the price and terms for collocation of our equipment in Bell Atlantic's central offices;

     . the price and terms to access Bell Atlantic's transport facilities;

     . the terms to access conduits and other rights of way Bell Atlantic has constructed for its own network facilities;

     . the operational support systems and interfaces that we use to place orders and trouble reports and monitor Bell Atlantic's response to our requests;

     . the dispute resolution process we and Bell Atlantic use to resolve disagreements on the terms of the interconnection agreement; and

     . the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of our relationship with Bell Atlantic.

      Our interconnection agreements with Bell Atlantic have initial terms that expire in March 2000, in the case of Delaware, Maryland, Pennsylvania, Virginia and Washington, D.C., and January 2001 in the case of Massachusetts and New York. Thereafter, the agreements will continue until terminated by either party upon ninety days prior notice. If an agreement is terminated, our service arrangements will continue without interruption under:

     .  terms of a new agreement;

     .  terms imposed by a state commission;

     . tariff terms generally applicable to competitive carriers and other carriers; or

     . if none of these are available, on a month-to-month basis under the terms of the initial agreement.

      Recently, we have initiated negotiations with Bell Atlantic to renew each of the agreements expiring in March 2000. Although we expect to renew these agreements, there can be no assurance that we can do so on favorable terms.

      Additionally, the FCC, state telecommunications regulators and the courts have authority to interpret our interconnection agreements and to resolve disputes in the event of a disagreement between us and Bell Atlantic. There can be no assurance that these bodies will not interpret the terms or prices of our interconnection agreements in ways that could adversely affect our business, operating results and financial condition.

      If we expand into other regions that are served by traditional telephone companies other than Bell Atlantic, we will need to enter into interconnection agreements with those incumbent carriers. We have entered into an interconnection agreement with BellSouth with an initial term that expires December 1, 2000. This agreement has been approved by the state public utility commissions in Alabama, Florida, Georgia, Kentucky, Louisiana and South Carolina. We plan to submit the agreement for approval to state public utility commissions in North Carolina and Tennessee as well. We also have interconnection agreements with GTE (covering the states of Alabama, Florida, Kentucky, North Carolina, Pennsylvania, South Carolina and Virginia), with Sprint Corporation (covering New Jersey) and with the Southern New England Telephone Company (covering Connecticut).

Government Regulation

      The following summary of regulatory developments and legislation describes material telecommunications regulations and legislation directly affecting our industry.

      The facilities and services that we obtain from Bell Atlantic in order to provide CopperNet are regulated extensively by the FCC and state telecommunications regulatory agencies. To a lesser extent, the FCC and state telecommunications regulators exercise direct regulatory control over the terms under which we

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

provide CopperNet to the public. Municipalities also regulate limited aspects of our telecommunications business by imposing zoning requirements, permit or right-of-way procedures or fees, among other regulations. The FCC and state regulatory agencies generally have the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable laws, or rules, regulations or policies. Fines or other penalties also may be imposed for such violations. We cannot assure you that regulators or third parties would not raise issues regarding our compliance or non-compliance with applicable laws and regulations. We believe that we operate our business in compliance with applicable laws and regulations of the various jurisdictions in which we operate and that we possess the approvals necessary to conduct our current operations.

      Federal Regulation. The 1996 Telecom Act substantially departs from prior legislation in the telecommunications industry by establishing competition as a national policy in all telecommunications markets. This legislation removes many state regulatory barriers to competition in telecommunications markets dominated by incumbent carriers and preempts, after notice and an opportunity to comment, laws restricting competition in those markets. Among other things, the 1996 Telecom Act also greatly expands the interconnection requirements applicable to traditional telephone companies. It requires the traditional telephone companies to:

     . provide collocation, which allows competitive telecommunications companies to install and maintain their own network termination equipment in telephone company central offices;

     . unbundle and provide access to components of their service networks to other providers of telecommunications services;

     . establish "wholesale" rates for the services they offer at retail to promote resale by competitive telecommunications companies; and

     . provide nondiscriminatory access to telephone poles, ducts, conduits and rights of way.

      Traditional telephone companies also are required by the 1996 Telecom Act to negotiate an interconnection agreement in good faith with carriers requesting any or all of the above arrangements. If a requesting carrier cannot reach an agreement within the prescribed time, either carrier may request binding arbitration by the state telecommunications regulatory agency.

      The FCC and state telecommunications regulators also are instructed by the 1996 Telecom Act to perform certain duties to implement the regulatory policy changes prescribed by the 1996 Telecom Act. The outcome of various ongoing proceedings to carry out these responsibilities, or judicial appeals of these proceedings, could materially affect our business, operating results and financial condition.

      In July 1997, the United States Court of Appeals for the Eighth Circuit overruled some of the rules initially adopted by the FCC to implement the 1996 Telecom Act, including rules:

     . providing the detailed standard that state telecommunication regulators must use in prescribing the price that traditional telephone companies charge for collocation and for the copper telephone lines and other network elements that competitive telecommunications companies must obtain from traditional telephone companies in order to provide service and

     . giving competitive telecommunications companies the right to "pick-and-choose" interconnection provisions by requiring that a traditional telephone company enter into an interconnection agreement with the competitive telecommunications companies that combines provisions from a variety of interconnection agreements between that traditional telephone company and other competitive telecommunications companies.

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

      The FCC and others appealed this decision to the U.S. Supreme Court. In January 1999, the U.S. Supreme Court reversed much of the Eighth Circuit's decision, finding that the FCC has broad authority to interpret the 1996 Telecom Act and issue rules for its implementation, including authority to establish the methodology that state telecommunication regulators must use in setting the price that incumbent carriers charge competitive telecommunications companies for collocation, copper telephone lines and other network elements. The Supreme Court also reversed the Eighth Circuit's holding invalidating the FCC's "pick-and-choose" rule. However, the Supreme Court found that the FCC had violated the 1996 Telecom Act in defining the individual network elements incumbent carriers must make available to competitive telecommunications companies, and required the FCC to reconsider its delineation of these elements. It sent the matter back to the FCC with instructions to consider further the question of which parts of a traditional telephone company's network must be provided to competitors. The FCC released an order on November 5, 1999 that sought to follow the Supreme Court's instructions in delineating the particular network elements that traditional telephone companies must make available to competitors. The FCC's November decision reaffirms its earlier holding that traditional telephone companies must make available the particular inputs that we need in order to provide our CopperNet services (including, but not limited to, copper telephone lines, transmission facilities between local telephone company offices and various back-office support services). In addition, the FCC's November order requires, upon the request of competitive telecommunications companies like us, that traditional telephone companies provide competitive carriers like us with certain other inputs (such as "subloops" and in some cases packet switching) that may prove useful as we expand our CopperNet service, especially into more suburban areas.

      The Supreme Court's determination in its January 1999 order that the FCC rather than state telecommunications regulators has jurisdiction to determine pricing methodology also could be beneficial to us since the FCC has adopted a pricing standard that appears to be more beneficial to competitive telecommunications companies in some respects than the pricing standards that some state telecommunications regulators have employed. However, it remains unclear whether the particular pricing methodology prescribed by the FCC will go into effect because some parties have challenged the lawfulness of that methodology in the U.S. Court of Appeals for the Eighth Circuit, and that litigation is still pending.

      In an order released March 31, 1999, the FCC adopted new regulations that are designed to clarify the obligations of a traditional telephone company in providing space inside its offices to competitors like us so that they can access the telephone company's copper telephone lines and connect those lines to the competitor's electronic equipment located inside that telephone company office. Another rule adopted in that order is intended to help ensure that the customers of companies who provide services like CopperNet do not receive harmful interference from other users of the traditional telephone company network on which the service is provided. Although these new FCC rules are now in effect, several traditional telephone companies have appealed them to the U.S. Court of Appeals for the District of Columbia Circuit. The appellants claim that some of these rules are unlawful. We do not know how the Court will decide these appeals, but any decision that invalidates one or more of these rules could potentially have adverse consequences for our CopperNet business.

      An FCC order released on December 9, 1999 is designed to make it easier for companies like us to market high-speed data services like CopperNet to residential customers for accessing the Internet. Under this "line-sharing" order, traditional telephone companies are required to let a competitor use the same copper telephone line for providing the customer with data service that the telephone company uses for providing the same customer with local telephone service. At present, the traditional telephone companies provide residential customers with local phone service and high-speed Internet access service over a single phone line, but the traditional telephone companies require competitors like us to lease a separate phone line to provide high-speed Internet access to any residential customer when that customer obtains local phone service from the traditional local telephone company. The FCC's December 9, 1999 order is supposed to make it easier for companies like ours to compete with the traditional local telephone companies in the residential high-speed Internet access market by permitting competitors to reduce significantly their costs to serve this market. However, it is not yet clear that the FCC's order will achieve its intended objective since it will take several months before the

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

incumbent local telephone companies put in place the policies and procedures necessary to implement the order. It also is possible that the order will be appealed to the courts on grounds that the FCC's new line sharing requirements are unlawful. If it is appealed, we have no way of determining whether the FCC's requirements will be affirmed.

      The FCC made another potentially favorable ruling for our industry in another recent case. That case involved the question of whether a telecommunications service like CopperNet that provides high-speed dedicated access to the Internet is an interstate service or an intrastate service. An interstate service must be provided subject to FCC regulatory controls, whereas an intrastate service must be provided subject to regulatory controls of the telecommunications regulatory agency of the state where the service is offered. In its decision, the FCC held that such services are jurisdictionally interstate and therefore must be provided on terms and conditions set by the FCC rather than state telecommunications regulators. This ruling is potentially advantageous to us because it reduces the number of telecommunications regulatory agencies that control the terms under which we provide CopperNet. It also is potentially advantageous because FCC regulatory controls in many respects are less burdensome than state regulatory controls. For example, the 1996 Telecom Act authorizes the FCC to forbear from regulating the terms under which carriers classified as "non-dominant" provide interstate telecommunications service. The FCC has exercised its forbearance authority by issuing rulings that exempt non-dominant domestic carriers like us from obtaining a certificate from the FCC prior to providing any interstate service or from filing a tariff setting forth the terms under which they provide any interstate access service. Because we believe that CopperNet constitutes interstate service, we believe that we do not need a certificate from state telecommunications regulatory agencies to provide CopperNet. Moreover, since we believe CopperNet is special access, we provide the service to existing customers pursuant to contract rather than tariff.

      On May 8, 1997, in compliance with the requirements of the 1996 Telecom Act, the FCC released an order establishing a new federal universal service support fund, which provides subsidies to carriers that provide service to underserved individuals and customers in high-cost or low-income areas, and to companies that provide telecommunications services for schools and libraries and to rural health care providers. We are required to contribute to the universal service fund and are also may be required to contribute to state universal service funds. The new universal service rules are administered jointly by the FCC, the fund administrator, and state regulatory authorities, many of which are still in the process of establishing their administrative rules. We cannot determine the net revenue effect of these regulations at this time.

      On November 2, 1999, the FCC held that a statute requiring that traditional local telephone companies offer their retail services at a wholesale price to competitors like us does not apply when these telephone companies provide a discounted DSL service directed to Internet service providers, or ISPs. In that case, while competitors may purchase the traditional telephone companies' ISP-directed DSL offering on the same terms as the ISPs, the FCC ruled that competitors have no legal right to a wholesale discount off the price paid by ISPs. This ruling could adversely affect us if it gives ISPs an economic incentive to meet all of their DSL needs by subscribing to the traditional telephone companies' ISP-directed discounted DSL offerings rather than by subscribing to DSL services offered by competitors like us.

      Various traditional telephone companies have requested that the FCC substantially deregulate the retail price they charge for various types of telecommunications services, including high-speed data services like CopperNet. The FCC recently issued a decision in response that establishes a procedure by which traditional telephone companies may apply for certain pricing flexibility. We cannot yet determine the extent to which traditional telephone companies will use this procedure or the impact of any pricing flexibility that the FCC awards to any given company under this new procedure, since no telephone company has yet applied for pricing flexibility under this new procedure. The ultimate impact of the FCC's order also is uncertain because the order has been appealed to the U.S. Court of Appeals. If the FCC were to substantially eliminate price regulation of the high-speed data services that traditional telephone companies provide in competition with CopperNet, our business could be adversely affected.

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

      The FCC has also proposed to permit traditional telephone companies to provide advanced services like CopperNet through separate affiliates on a deregulated basis. This proposal could permit the separate affiliates to provide advanced services free of the requirements relating to interconnection, unbundling, resale and collocation imposed by the Telecommunications Act of 1996. Bills have been introduced in Congress that would grant regional Bell operating companies regulatory relief to provide data services in areas where they are currently restricted from doing so.

      State Regulation. While it is clear from the January 1999 Supreme Court decision that the FCC has broad authority to implement provisions in the 1996 Telecom Act that are intended to open all telecommunications markets to competition, state telecommunications regulators also have substantial authority in this area. For example, although the Supreme Court's decision validated the FCC's jurisdiction to prescribe the methodology traditional telephone companies must use in setting the price of copper telephone wires and other network elements, the FCC has exercised that jurisdiction by adopting a pricing standard and has given state regulators substantial authority to apply that standard in order to determine actual prices. Many states have set only temporary prices for some network elements that are critical to the provision of DSL services because they have not yet completed the regulatory proceedings necessary to determine permanent prices. Other states have begun proceedings to set new permanent prices based on more current data. The results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these network elements and services.

      The 1996 Telecom Act also gives state telecommunications regulators broad authority to approve or reject interconnection agreements that competitive telecommunications companies enter with traditional telephone companies and broad authority to resolve disputes that arise under these interconnection agreements. Under the 1996 Telecom Act, if we request, traditional telephone companies have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. A separate agreement is signed for each of the states in which we operate. During these negotiations either the traditional telephone company or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period provided in the 1996 Telecom Act, we may submit outstanding disputes to the states for arbitration. The 1996 Telecom Act also allows state regulators to supplement FCC regulations as long as the state regulations are not inconsistent with FCC requirements.

      In addition, CopperNet may, as to some future customers, be classified as intrastate service subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. We have obtained non-expiring state authorizations to provide intrastate services from the state regulatory agency in all states where we currently provide CopperNet service, except Maryland. Our application for certificate to provide intrastate services in Maryland is pending. We also have obtained non-expiring certificates to provide intrastate service in many of the states where we may provide CopperNet service in the future (Alabama, Florida, Georgia, Kentucky and South Carolina). Our applications for certificates to provide intrastate services are pending in several other states (Arizona, Colorado, Connecticut, Louisiana, Minnesota, Nebraska, New Mexico, North Carolina, Oregon, Tennessee, Utah and Washington). In most states, intrastate tariffs are also required for various intrastate services, although non-dominant carriers like us are not typically subject to price or rate of return regulation for tariffed intrastate services. In some states, pursuant to state statutes and regulations, regulated telecommunications carriers such as our company may be required to obtain prior approval for certain actions, such as issuing stock, incurring indebtedness, or transferring control of the company holding a state certification. We may be required to obtain approvals in connection with this offering. Actions by state telecommunications regulatory agencies could cause us to incur substantial legal and administrative expenses.

      It is possible that laws and regulations could be adopted that address other matters that affect our business. We are unable to predict what laws or regulations may be adopted in the future, to what extent existing laws and regulations may be found applicable to our business, or the impact such new or existing laws or regulations may have on our business. In addition, laws or regulations could be adopted in the future that may decrease the growth and expansion of the Internet's use, thereby decreasing demand for our services.

      Local Government Regulation. In certain instances, we may be required to obtain various permits and authorizations from municipalities in which we operate our own facilities. The extent to which such actions by local governments pose barriers to entry for competitive telecommunications companies that may be preempted by the FCC is the subject of litigation. Although our network consists primarily of unbundled network elements of the traditional telephone companies, in certain instances we may deploy our own facilities and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

      We regard our products, services and technology as proprietary and attempt to protect them with copy rights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect our technology and intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. We own a federal trademark for the mark COPPERNET for use with "communications services, namely, high-speed electronic data transmission services." We also have pending applications for the marks CUNET and CU COPPERNET. We expect to seek registration of our copyrights in software and other intellectual property to the extent possible. There is no assurance that we will obtain any significant copyright protection for our systems that would protect our intellectual property from competition. Currently, we have not filed any patent applications. We intend to prepare applications and to seek patent protection for our systems and services to the extent possible. There is no assurance that we will obtain any patents or that any such patents would protect our intellectual property from competition that could seek to design around or invalidate such patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. In addition, some of our information, including our competitive carrier status in individual states and our interconnection agreements, is a matter of public record and can be readily obtained by our competitors and potential competitors, possibly to our detriment.

Employees

      As of December 31, 1999, we employed     individuals in engineering,
sales, marketing, customer support and related activities and general and administrative functions. None of these employees is represented by a labor union, and we consider our relations with our employees to be satisfactory. We are not a party to any collective bargaining agreement. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management, and we may be unable to identify, attract and retain such personnel in the future.

Properties

      Our headquarters are in Sterling, Virginia in facilities consisting of approximately 15,000 square feet under a lease that will expire in August 2001 and approximately 62,000 square feet under a lease that will expire in 2004. We have established branch offices in Philadelphia and Richmond and plan to establish additional branch offices in Boston and New York to cover our nine initial target markets.

      On October 27, 1999, we executed a lease for approximately 113,000 square feet in Herndon, Virginia. We intend to move our headquarters to this location in March, 2000.

      We also lease collocation space in central offices from Bell Atlantic where we operate or plan to operate under the terms of our interconnection agreements with Bell Atlantic and regulations imposed by state telecommunications regulators and the FCC. While the terms of these leases are perpetual, the productive use of our collocation facilities is subject to the terms of our interconnection agreements that have initial terms that expire in 2000 and 2001. We will increase our collocation space as we expand our network.

Legal Proceedings

      We are not currently involved in any legal proceedings that we believe could have a material adverse effect on our business, financial position, results of operations or cash flows. We are, however, subject to state telecommunications regulators, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecom Act, the Federal Communications Act of 1934, as amended, various state telecommunications statutes and regulations, the interpretation of competitive telecommunications company interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could have a material adverse effect on our business, operating results and financial condition.

                                   MANAGEMENT

Our Directors and Executive Officers

      The following table shows information about our directors and executive officers:

   Name                   Age                                 Position
   ----                   ---                                 --------
Jonathan P. Aust........   41 President, Chief Executive Officer and Chairman of the Board of Directors
Christopher J. Melnick..   34 Chief Operating Officer and Director
Scott G. Yancey, Jr.....   47 Chief Financial Officer and Director
James A. Aust...........   38 Vice President, Engineering
John J. Hackett.........   46 Vice President, Sales and Marketing
Worth D. MacMurray......   45 Vice President, Legal and Strategic Projects
Lester M. Lichter.......   53 Chief Information Officer
Brian D. Roberts........   40 Vice President, Engineering and Operations
Brion B. Applegate......   45 Director
Dennis R. Patrick.......   48 Director

      Jonathan P. Aust has been our Chief Executive Officer since founding Network Access Solutions, with his wife Longma, in December 1994. In August 1998, Mr. Aust also became our President and Chairman of the Board of Directors. Mr. Aust was the National Account Manager for AT&T Paradyne responsible for the Federal Reserve System from October 1987 to December 1994. From June 1982 to October 1987, Mr. Aust held numerous engineer and sales positions at Paradyne Corporation, a manufacturer of data communications equipment.

      Christopher J. Melnick has been our Chief Operating Officer since joining us in July 1998 and a Director since August 1998. Mr. Melnick was the Vice President and General Manager for the Southeast Region of Level 3 Communications from March 1998 to July 1998. Mr. Melnick was a Vice President of Sales for Worldcom, and formerly, MFS Telcom, from September 1995 to March 1998. From June 1994 to September 1995, Mr. Melnick was a member of sales management at MFS Telcom.

      Scott G. Yancey, Jr. has been our Chief Financial Officer since joining us in July 1998 and a Director since August 1998. Mr. Yancey was the Chief Financial Officer and General Manager of the data division of Cable & Wireless USA, a telecommunications service provider, from July 1982 to May 1998.

      James A. Aust has been our Vice President of Engineering since joining us in July 1995. Mr. Aust was a Consultant Systems Engineer for AT&T from May 1990 to July 1994. In this role, Mr. Aust was responsible for network design and implementation issues for key accounts and worked closely with hardware and software developers at Bell Laboratories, defining products and feature sets to fulfill customer networking requirements. Mr. Aust also served on the AT&T Engineering Council, which was responsible for formulating methods and procedures for AT&T's System Engineering from August 1988 to May 1990.

      John J. Hackett has been our Vice President, Sales and Marketing since joining us in February 1999. Mr. Hackett was the Division President of MCI WorldCom and MFS Telcom from September 1993 to February 1999 responsible for Sales and Customer Support.

      Worth D. MacMurray has been our Vice President, Legal and Strategic Projects, since joining us in September, 1999. Prior to joining us, Mr. MacMurray served as Vice President, Legal & Administration from November 1998 to August 1999 at Landmark Systems Corporation, a performance management software company. Prior to joining Landmark, Mr. MacMurray served as Vice President and General Counsel of Intersolv, Inc., a software tools company, from October 1997 to October 1998. From February 1988 to September 1997, Mr. MacMurray served in various legal capacities for GTSI, an information technology reseller, including as general counsel.

      Lester M. Lichter has been our Chief Information Officer since October 1999. Prior to joining us, Mr. Lichter was Executive Vice President and Chief Information Officer of Excel Communications from November 1997 to February 1999, where he was responsible for developing information services solutions to support the company's business development activities. Mr. Lichter was Chief Information Officer of Cable & Wireless USA from June 1996 to November 1997. Before joining Cable & Wireless USA, Mr. Lichter was Vice President and Chief Information Officer of AT&T from December 1993 to May 1996.

      Brian D. Roberts has been our Vice President for Engineering and Operations since August 1999. Prior to joining us, Mr. Roberts was Managing Partner for Network Solutions in the Mid-Atlantic Region for USWeb/CKS from February 1998 to August 1999. Mr. Roberts was Vice President for Engineering and Operations for ACSI Advanced Data Systems Division (now e.spire Communications, Inc.) from November 1997 to February 1999. Before joining ACSI, Mr. Roberts was Vice President for Operations and Data Services at MFS Communications (now MCI WorldCom) from August 1992 to April 1997.

      Brion B. Applegate has been a Director of Network Access Solutions since August 1998. Mr. Applegate is a co-founder and has been a Managing General Partner of Spectrum Equity Investors since March 1993. Mr. Applegate is a director of Tut Systems, Inc.

      Dennis R. Patrick has been a Director of Network Access Solutions since April 1999. Mr. Patrick is and has been the President and Chief Executive Officer of Patrick Communications Inc. and Doeg Hill Ventures LLC since November 1997. Patrick Communications provides analysis of investment opportunities in the telecommunications and media industries to a select group of clients. Doeg Hill Ventures is a closely held venture capital enterprise focusing on early stage investments in the telecommunications industry. Mr. Patrick was the founder and Chief Executive Officer of Milliwave LP, a local exchange telephone company using digital radio frequencies to transmit data, from June 1995 to January 1997. Milliwave was acquired by Winstar Communications in January 1997 and Mr. Patrick served on the board of directors of the combined entity until September 1997. From February 1990 to December 1995, Mr. Patrick served as Chief Executive Officer of Time Warner Telecommunications, a division of Time Warner Entertainment. From November 1983 to August 1989, Mr. Patrick was a Commissioner and then Chairman of the FCC.

      Our executive officers are elected by our board of directors and serve at its discretion. Jonathan P. Aust and James A. Aust are brothers. There are no other family relationships among our officers and directors.

      Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. Prior to consummation of our initial public offering on June 3, 1999, two of the nominees to the board were elected to a one-year term, two were elected to two-year terms and one was elected to a three-year term. Thereafter, directors will be elected for three-year terms. Messrs. Yancey and Melnick are Class I directors with terms expiring at the 2000 annual meeting of stockholders, Messrs. Applegate and Patrick are Class II directors, with terms expiring at the 2001 annual meeting of stockholders, and Mr. Aust is Class III director, with a term expiring at the 2002 annual meeting of stockholders.

Board Committees

      Our board of directors established an audit committee in April 1999. The audit committee consists of Messrs. Applegate and Patrick. The responsibilities of the audit committee include:

     . recommending to our board of directors the independent public accountants to conduct the annual audit of our books and records;

     .  reviewing the proposed scope of the audit;

     .  approving the audit fees to be paid;

     . reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     . reviewing and approving transactions between us and our directors, officers and affiliates.

      Our board of directors established a compensation committee in August 1998. The compensation committee consists of Jonathan P. Aust, Mr. Applegate and Mr. Patrick. The compensation committee determines the compensation of our executive officers and administers our stock plans and generally reviews our compensation plans to ensure that they meet our objectives. Mr. Aust will not participate in decisions regarding his own compensation.

Compensation Committee Interlocks and Insider Participation

      During 1998, members of our compensation committee were Messrs. Jonathan
P. Aust and Brion B. Applegate. None of our executive officers has served as a member of the compensation committee or other committee serving an equivalent function of any other entity, whose executive officers served as a director of or member of our compensation committee. Mr. Aust is our President and Chief Executive Officer. Mr. Applegate is the Managing General Partner of Spectrum Equity Investors, which is a holder of approximately 43.6% of our common stock. See "Related Transactions and Relationships" for a description of transaction between our company and Mr. Aust and our company and Spectrum Equity Investors.

Directors' Compensation

      Our directors have received no compensation for serving as directors. We reimburse our directors for reasonable expenses they incur to attend board and committee meetings. Our non-employee directors are eligible to receive grants of options to acquire our common stock under our stock incentive plan. In April 1999, we granted an option to acquire 250,000 shares of our common stock at a price of $6.67 per share to Mr. Patrick. On June 3, 1999, Mr. Patrick received an option to purchase an additional 407,500 shares of common stock at an exercise price equal to $3.00 per share. Mr. Patrick exercised the option to acquire 250,000 shares of our common stock on June 3, 1999. The options granted to Mr. Patrick vested immediately upon the completion of our initial public offering on June 3, 1999.

Executive Compensation

      The following table summarizes the compensation paid to our chief executive officer, executive officers and two other individuals whose total salary and bonus exceeded $100,000 during 1998, whom we identify as "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                                        Long-Term
                                Annual Compensation    Compensation
                             ------------------------- ------------
                                                        Securities
                                                        Underlying   All Other
Name and Principal Position   Salary   Bonus    Other    Options    Compensation
---------------------------  -------- -------- ------- ------------ ------------
Jonathan P. Aust...........  $122,992 $135,000     --         --          --
 President and Chief Execu-
 tive Officer
Christopher J. Melnick.....   101,624      --      --   3,150,000         --
 Chief Operating Officer
James A. Aust..............    99,750   25,000     --     292,500         --
 Vice President, Engineer-
 ing
William H. Farrer..........    65,000  113,500 $85,601        --      $84,500
 Sales Manager
Gerald A. Buhl.............    33,750    2,500 119,171        --          --
 Account Executive

      The salary paid to Mr. Melnick is from July 1998, the date of his employment. The other compensation paid to Mr. Farrer represents $85,601 of sales commissions and $84,500, representing the taxable compensation value of 585,000 shares of our common stock issued at $0.14 per share in exchange for past services rendered. The other compensation paid to Mr. Buhl represents sales commissions.

Options Grants in 1998

      The following table shows information about our grants of options to purchase our common stock made to the named executive officers during 1998:

                                                                                     Potential Realizable Value
                                                                                                 at
                                                                                       Assumed Annual Rates of
                                                                                                Stock
                                                                                       Price Appreciation for
                                              Individual Grants                            Option Term(5)
                          ---------------------------------------------------------- ---------------------------
                          Number of
                          Securities  Percent of
                          Underlying Total Options Exercise     Market
                           Options    Granted to    or Base    Price at
                           Granted     Employees     Price    Grant Date  Expiration
                             (1)      in 1998(2)   ($/share) ($/share)(3)  Date(4)        5%           10%
                          ---------- ------------- --------- ------------ ---------- ------------ --------------
Jonathan P. Aust........        --         --%       $ --        $ --          --    $         -- $           --
Christopher J. Melnick..  3,150,000      44.4        0.09        0.22      7/23/08        845,324      1,513,964
James A. Aust...........    292,500       4.1        0.09        2.09      11/1/08        969,459      1,559,295
William H. Farrer.......    112,500       1.6        0.09        2.09      11/1/08        372,869        599,729
Gerald A. Buhl..........     18,000       0.3        0.09        2.09      11/1/08         59,659         95,957

--------
(1) All options were granted under our 1998 stock incentive plan. All options were incentive stock options that vest over time. Generally, these options vest in quarterly installments over 36 to 42 months. All of these options immediately vest in the event of a change in control of our company. If a majority of our stockholders elect to sell all or part of our company, then the option holder is required to sell an equivalent percentage of the shares underlying the option.

(2) Based on options to purchase 7,090,875 shares of our common stock granted to employees in 1998.
(3) We believe that these options were granted at an exercise price that equaled the fair market value of the underlying common stock on the date of grant. However, in connection with our initial public offering on June 3, 1999, we revisited the valuation of these options and determined that they did have a compensatory element. We now value these options on the basis of the price paid for our common stock in August 1998, an independent valuation, a treasury stock transaction with our founders, our general financial condition, discussions with our underwriters and information relating to other companies in our industry.
(4) The options have ten-year terms, subject to earlier termination upon death, disability or termination of employment.
(5) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the fair value of common stock appreciates 5% or 10% each year, compounded annually, for ten years (the term of each option). They are not intended to forecast possible future appreciation, if any, of our stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2008. Depending on inflation rates, these amounts may be worth significantly less in 2008, in real terms, than their value today.

      None of the named executive officers exercised any stock options during 1998.

Year-End Option Values

      The following table shows information about unexercised options held by the named executive officers at December 31, 1998:

                              Number of Securities         Value of Unexercised
                                   Underlying                  in-the-Money
                             Unexercised Options at             Options at
                               December 31, 1998           December 31, 1998(1)
                          ---------------------------- ----------------------------
                          Exercisable Unexercisable(2) Exercisable Unexercisable(2)
                          ----------- ---------------- ----------- ----------------
Jonathan P. Aust........        --             --             --             --
Christopher J. Melnick..    262,500      2,887,500     $3,126,375    $34,390,125
James A. Aust...........        --         292,500            --       3,483,675
William H. Farrer.......        --         112,500            --       1,339,875
Gerald A. Buhl..........        --          18,000            --         214,380

--------
(1) Calculated on the basis of the initial public offering price of our common stock on June 3, 1999 ($12.00 per share), less the exercise price payable for those shares, multiplied by the number of shares underlying the option.
(2) Upon award, the options are immediately exercisable into shares of common stock that have certain transfer, vesting and forfeiture restrictions. Upon exercise, unvested common stock cannot be transferred and, until vested, is subject to repurchase by us in the event the named executive officer terminates his employment.

      No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the executive officers named above.

Employment Arrangements

      We have entered into employment agreements with the following executive officers: James Aust, Jonathan Aust, John Hackett, Christopher Melnick, Worth MacMurray and Scott Yancey. Each of these agreements has an initial term of four years, subject to earlier termination upon 30 days prior notice. The term of each agreement is automatically extended for additional one year terms unless we or the executive elects to terminate the agreement within 30 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary that will be increased by at least 5% each year, based upon performance objectives set by our board of directors. These executives also receive an annual bonus of up to 20% of the executive's then current salary. The bonus is payable in cash, stock or a combination of both at the election of our board of directors. The executives have received options to acquire shares of our common stock that vest in quarterly installments over either three or four years from the date of grant. The following table shows information about the compensation arrangements we have with our executive officers:

                                    Current Annual   Maximum    Options Granted
                                     Base Salary   Annual Bonus    (Shares)
                                    -------------- ------------ ---------------
Jonathan P. Aust...................    $450,000         20%              --
Christopher J. Melnick.............     200,000         20         3,150,000
Scott G. Yancey, Jr. ..............     200,000         20         2,250,000
John J. Hackett....................     175,000         20         1,350,000
James A. Aust......................     125,000         20           292,500
Worth D. MacMurray.................     200,000         20           125,000

      The annual bonus and any salary increase for Jonathan Aust will be determined by our compensation committee on an annual basis.

      If, during the term of one of these employment agreements, we terminate the executive's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to receive his base salary, bonus and all employee benefits for a period of one year from the date of the termination of employment.

      Under the terms of these agreements, these executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and after the agreement ends indefinitely. In addition, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of his agreement and for one year after the agreement ends.

      We have no employment agreements with Messrs. Farrer or Buhl. These individuals each receive annual salaries of $65,000. They both receive bonuses based upon the achievement of sales milestones established by our board of directors and commissions based on the sales they generate.

      We require all of our employees to sign agreements that prohibit the employee from directly or indirectly competing with us while they are employed by us and generally for a period of one year. We require all of our employees to sign agreements that prohibit the disclosure of our confidential or proprietary information.

1998 Stock Incentive Plan

      Our stock incentive plan authorizes the grant of:

     .  stock options;

     .  stock appreciation rights;

     .  stock awards;

     .  phantom stock; and

     .  performance awards.

      The compensation committee of our board of directors administers our stock incentive plan. The committee has sole power and authority, consistent with the provisions of our stock incentive plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, to accelerate or change the exercise timing of awards or to waive any restrictions or conditions to an award.

      The maximum number of shares available for issuance under our stock incentive plan is 11,250,000. As of September 30, 1999, we had issued 356,276 shares of our common stock in connection with awards granted, we had granted or committed to grant awards with respect to 10,724,209 shares of our common stock and 525,791 shares remained available for us to grant under our stock incentive plan.

      Stock Options. Our stock incentive plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive options. The option exercise price of each option will be determined by the committee. The term of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

      Stock Appreciation Rights. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee.

      Stock Awards. The committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The committee shall determine the applicable restrictions. The purchase price of the shares of our common stock will be determined by the committee.

      Phantom Stock. The committee may grant stock equivalent rights, or phantom stock, which entitle the recipient to receive credits that are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

      Performance Awards. The committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the committee.

                     RELATED TRANSACTIONS AND RELATIONSHIPS

      In August 1998 we entered into a Series A Preferred Stock Purchase Agreement with Spectrum Equity Investors II, L.P., FBR Technology Venture Partners, LLC and other investors and issued a total of 10,000,000 shares of mandatorily redeemable preferred stock and 22,050,000 shares of common stock in exchange for $10,004,900. Pursuant to this agreement, we issued to Spectrum Equity Investors II, L.P. and its affiliates 8,470,000 shares of our preferred stock and 18,676,350 shares of our common stock in exchange for an aggregate purchase price of $8,474,150. As of September 30, 1999, Spectrum beneficially owned 43.8% of our common stock. Brion B. Applegate, a Managing General Partner of Spectrum, is a member of our board of directors. We also issued to FBR Technology Venture Partners, LLC 1,500,000 shares of our Series A Preferred Stock and 3,307,500 shares of our common stock in exchange for an aggregate purchase price of $1,500,735. As of September 30, 1999, FBR owned 7.8% of our common stock.

      In March 1999, we amended our certificate of incorporation to modify the terms of our then outstanding preferred stock. Upon completion of our initial public offering on June 3, 1999, 50% of our redeemable preferred stock was cancelled and ceased to exist without compensation or recourse, and the remaining shares of preferred stock were converted into 416,667 shares of our common stock.

      On March 31, 1999, we entered into a Note Purchase Agreement with Spectrum and FBR. Pursuant to this agreement, Spectrum purchased a convertible note in the principal amount of $4,250,000 and FBR purchased a convertible note in the principal amount of $750,000. The principal of and interest on the notes were converted into 416,667 shares of our common stock upon the closing of our initial public offering. Pursuant to our amended Note Purchase Agreement, Spectrum purchased an additional convertible note in the principal amount of $4,250,000 and FBR purchased an additional convertible note in the principal amount of $750,000 on May 17, 1999. Those notes converted into an aggregate of 416,667 shares of our common stock upon the closing of the initial public offering on June 3, 1999.

      Following the sale of our preferred stock in August 1998, we repurchased some of the shares of our common stock held by James A. Aust, Jonathan P. Aust, Longma M. Aust and Stephen C. Aust. We repurchased 1,350,000 shares of our common stock for an aggregate purchase price of $300,000 from James A. Aust. We repurchased 1,953,950 shares of our common stock for an aggregate purchase price of $434,211 from Jonathan P. Aust. We repurchased 3,986,051 shares of our common stock for an aggregate purchase price of $885,789 from Longma M. Aust. We repurchased 1,260,000 shares of our common stock for an aggregate purchase price of $280,000 from Stephen C. Aust. Jonathan P. Aust and Longma M. Aust are husband and wife. James A. Aust, Jonathan P. Aust and Stephen C. Aust are brothers.

      In July 1998, we issued an option to purchase 2,250,000 shares of our common stock at an exercise price of $0.09 per share to Mr. Yancey, our Chief Financial Officer. In August 1998, we issued 585,000 shares of our common stock to Mr. Farrer, one of our sales managers, in exchange for past services rendered valued at a price of $0.22 per share. In March 1999, we issued an option to purchase 1,350,000 shares of our common stock at an exercise price of $0.09 per share to Mr. Hackett, our Vice President, Sales and Marketing. In August 1999, we issued options to purchase 125,000 shares of common stock at an exercise price of $5.12 to both Mr. MacMurray, our Vice President, Legal and Strategic Projects, and Mr. Roberts, our Vice President, Engineering and Operations. In October 1999, we issued an option to purchase 75,000 shares of our common stock at an exercise price of $12.62 to Mr. Lichter, our Chief Information Officer. We have also granted options to acquire shares of our common stock to Messrs. Patrick, James A. Aust, Buhl, Farrer and Melnick that are described under "Management--Directors' Compensation" and "Management-- Executive Compensation." We have entered into employment agreements with six of our senior executive officers. For details of these agreements, see "Management--Employment Arrangements."

      We believe that the transactions discussed above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy that requires all future transactions between us and our officers, directors and affiliates to be on terms no less favorable than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

      The following shows the number and percentage of outstanding shares of our common stock that were owned as of December 15, 1999 and that will be owned after this offering by:

     . all persons known to us to beneficially own more that 5% of our common stock;

     .  each director and named executive officer; and

     .  all directors and executive officers as a group.

      An asterisk indicates ownership of less than 1%.

      As of December 15, 1999, there were 45,231,153 shares of our common stock
outstanding. After this offering,     shares of our common stock will be
outstanding.

                                        Before Offering       After Offering
                                      -------------------- --------------------
                                         Shares               Shares
                                      Beneficially         Beneficially
Name of Beneficial Owner                Owned(1)   Percent   Owned(1)   Percent
------------------------              ------------ ------- ------------ -------
Jonathan P. Aust(2).................    9,387,000   20.8%                   %
Christopher J. Melnick(3)...........    1,625,000    3.5
James A. Aust(4)....................    1,891,406    4.2
William H. Farrer(5)................      620,156    1.4
Gerald A. Buhl(6)...................        5,625    --
Brion B. Applegate(7)...............   19,737,601   43.6
 245 Lytton Avenue
 Palo Alto, CA 94301
Dennis R. Patrick(8)................      657,500    1.4
Scott G. Yancey, Jr.(9).............    1,155,000    2.5
Spectrum Equity Investors II,          19,737,601   43.6
 L.P.(7) ...........................
 245 Lytton Avenue
 Palo Alto, CA 94301
FBR Technology Venture Partners,        3,495,000    7.7
 LP.................................
 1001 19th Street
 Arlington, VA 22209
Stephen C. Aust(10).................    1,953,000    4.3
All executive officers and directors
 as a group (10 persons)(11)........   35,329,569   72.5

--------
 (1) The number of shares beneficially owned includes outstanding shares of our common stock held by that person and shares of our common stock issuable upon exercise of stock options exercisable within 60 days of December 15, 1999. The address of Messrs. Jonathan P. Aust, James A. Aust, Stephen C. Aust, Buhl, Farrer, Melnick, Patrick and Yancey is 100 Carpenter Drive, Sterling, Virginia 20164.
 (2) Includes 374,999 shares held by the Jonathan P. Aust Grantor Retained Annuity Trust, 5,962,660 shares held by Longma M. Aust, Mr. Aust's wife, and 375,001 shares held by the Longma M. Aust Grantor Retained Annuity Trust.
 (3) Includes 1,575,000 shares issuable upon exercise of options to acquire our common stock.
 (4) Includes 91,406 shares issuable upon exercise of options to acquire our common stock and 162,000 shares held by the James Arthur Aust Grantor Retained Annuity Trust.
 (5) Includes 35,156 shares issuable upon exercise of options to acquire our common stock.

 (6) Includes 5,625 shares issuable upon exercise of options to acquire our common stock.
 (7) Spectrum Equity Investors II, L.P. is under common control with SEA 1998 II, L.P. and, therefore, beneficial ownership of the shares of our common stock owned by SEA is attributed to Spectrum Equity Investors. Mr. Applegate is a Managing General Partner of Spectrum Equity Investors and, therefore, beneficial ownership of the shares of our common stock owned by Spectrum Equity Investors is attributed to Mr. Applegate.
 (8) Includes 407,500 shares issuable upon exercise of options to acquire our common stock.
 (9) Includes 1,125,000 shares issuable upon exercise of options to acquire our common stock.
(10) Includes 108,000 shares held by the Stephen C. Aust Grantor Retained Annuity Trust.
(11) Includes 3,487,968 shares issuable upon exercise of options to acquire our common stock that are held by Messrs. James A. Aust, Hackett, Lichter, MacMurray, Melnick, Patrick, Roberts and Yancey.

          have granted the underwriters an option to purchase     shares of
common stock as part of the underwriters' overallotment option. If this option is exercised in full, after this offering, these stockholders would have the following beneficial ownership interests:

                            Before Offering       After Offering
                          -------------------- --------------------
                             Shares               Shares
                          Beneficially         Beneficially
Name of Beneficial Owner     Owned     Percent    Owned     Percent
------------------------  ------------ ------- ------------ -------
                                %          %




                        DESCRIPTION OF OUR CAPITAL STOCK

      Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of December 15, 1999, there were 45,231,153 shares of our common stock outstanding, held by 74 holders of record. As of December 15, 1999, there were no shares of our preferred stock outstanding.

      After this offering, we will have outstanding     shares of common stock.

      The following is a description of our capital stock.

Common Stock

      We are authorized to issue 150,000,000 shares of common stock. Each stockholder of record will be entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. In the opinion of our counsel, Shaw Pittman, the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

      Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of our common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. There currently are no shares of our preferred stock outstanding.

      Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Registration Rights

      Holders of an aggregate of 23,300,001 shares of our common stock can require us to register the sale of their shares under the Securities Act. Subject to limitations and the lock-up agreements with the underwriters, we must register the sale of these shares if at any time after six months following this offering, the holders of at least 4,660,000 of these shares request registration. We are not required to effect more than three of these requested registrations. Subject to limitations, these holders may require us to file an unlimited number of registration statements on Form S-3 when we are eligible to use Form S-3. If we propose to register our securities under the Securities Act after this offering, these stockholders and Mr. Patrick will be entitled to notice of the registration and to include their shares in the registration provided that the underwriters for the proposed offering will have the right to limit the number of shares included in the registration. We must pay all expenses in connection with these registrations, other than underwriters' discounts and commissions.

Limitation Of Liability

      As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     . for any breach of the director's duty of loyalty to us or our stockholders;

     . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     . for any transaction from which the director derives an improper personal benefit.

      As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

      Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

      Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

Possible Anti-Takeover Effects

      Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of our common stock held by the stockholders.

      Classified Board of Directors; Removal, Vacancies. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. Our certificate of incorporation provides that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

      Advance Notice Provisions for Stockholder Proposals and Stockholder
Nominations of Directors.      Our by-laws establish an advance notice
procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days after the day on which public announcement of the special meeting is made, of a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our bylaws:

     . may have the effect of precluding a nomination for the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

     . may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Network Access
        Solutions, even if the conduct of this solicitation or such attempt might be beneficial to Network Access Solutions and our stockholders.

      Special Stockholders' Meetings. Our certificate of incorporation and bylaws provide that special meetings of stockholders, unless otherwise prescribed by statute, may be called only:

     .  by the board of directors or by our chairman or president; or

     . by the holders of at least majority of our securities outstanding and entitled to vote generally in the election of directors.

      Section 203 of Delaware Law. In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of
Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

      After this offering, we will have shares of common stock outstanding. We sold 7,500,000 shares of common stock in our initial public offering on June 3, 1999. All of the shares we sell in this offering and those sold in the initial public offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

      Of the remaining shares of common stock outstanding after this offering, shares will not be freely tradeable under the terms of the Securities Act.
Transfer of     shares will be further limited by lock-up agreements as
described below.

      We cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

Rule 144

      In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     .  one percent of the then outstanding shares of our common stock, or
        approximately     shares immediately after this offering; or

     . the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

      In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities.

      Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Registration Rights

      We have entered into an investor rights agreement with some of our
stockholders, who will own an aggregate of     shares of our common stock after
this offering assuming the sale of     shares of our common stock by these
stockholders in this offering. These stockholders and Mr. Patrick have certain registration rights. See "Description of our Capital Stock--Registration Rights."

Common Stock and Options Issuable under our Stock Incentive Plan

      On August 17, 1999, we filed a registration statement on Form S-8 under the Securities Act registering 11,250,000 shares of our common stock underlying outstanding stock options or reserved for issuance under our 1998 stock incentive plan. This registration statement became effective upon filing, and shares covered by the registration statement are eligible for sale in the public market, subject to the lock-up agreements with the underwriters.

Lock-up Agreements

      Other than with respect to up to     shares to be sold by selling
stockholders if the underwriters exercise their over-allotment option, our officers, directors, employees and certain of our other stockholders, who will
hold an aggregate of approximately     shares of common stock and options to
acquire approximately     shares of our common stock after this offering, have
agreed that they will not, without the prior written consent of Merrill Lynch & Co., offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of days after the date of the underwriting agreement, other than shares of common stock transferred in connection with a pledge agreement or disposed of as bona fide gifts approved by Merrill Lynch & Co. The stockholders who are parties to our investor rights agreement are required by the terms of the investor rights agreement to enter into these lock-up agreements. Merrill Lynch & Co. has advised us that it has no current intention to consent to any disposition of shares covered by these lock-up agreements, but will consider each request for its consent at the time and under the circumstances of the request.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                        Number
      Underwriter                                                      of Shares
      -----------                                                      ---------
      Merrill Lynch, Pierce, Fenner & Smith ..........................
                  Incorporated



                                                                         -----
        Total.........................................................
                                                                         =====

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of the shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representative has advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that
price less a concession not in excess of $    per share. The underwriters may
allow, and the dealers may reallow, a discount not in excess of $    per share
to other dealers. After the public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us and, if the overallotment option is exercised, the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
   Public offering price.................    $           $             $
   Underwriting discount.................
   Proceeds, before expenses, to Network
    Access...............................
   Proceeds, before expenses, to the
    selling stockholders.................

      The expenses of the offering, not including the underwriting discount,
are estimated at $    and are payable by us.

Over-allotment Option

      The selling stockholders have granted an option to the underwriters to
purchase up to     shares at the public offering price less the underwriting
discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

      We, the selling stockholders and our executive officers and directors and certain of our other stockholders have agreed, with exceptions, not to sell or
transfer any common stock for     days after the date of this prospectus
without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons or entities have agreed not to directly or indirectly

     .  offer, pledge, sell or contact to sell any common stock;

     .  sell any option or contact to purchase any common stock;

     .  purchase any option or contact to sell any common stock;

     . grant any option, right or warrant for the sale of any common stock;

     .  lend or otherwise dispose of or transfer any common stock;

     . request or demand that we file a registration statement related to the common stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Quotation on the Nasdaq National Market

      The shares are quoted on the Nasdaq National Market under the symbol
"NASC."

Price Stabilization and Short Positions

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

      In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

      Merrill Lynch and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and with certain of the selling stockholders or other companies in which certain of the selling stockholders may have an ownership interest. They have received, and may in the future receive, customary fees and commissions for these transactions.

                             VALIDITY OF THE SHARES

      Shaw Pittman, Washington, D.C., will pass upon the validity of the shares of common stock on our behalf. Paul, Hastings, Janofsky & Walker LLP, New York, New York, will pass upon legal matters for the underwriters.

                                    EXPERTS

      Our financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about Network Access Solutions, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus.

      You can inspect and copy our registration statement, reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains our registration statement, reports and other information. The address of the SEC's Internet site is "http://www.sec.gov."

      We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants. You may obtain copies of our annual and quarterly reports and proxy statements from our Web site at www.nas-corp.com.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-2
Balance Sheets as of December 31, 1997 and 1998 and September 30, 1999
 (unaudited)..............................................................  F-3
Statements of Operations for the years ended December 31, 1996, 1997 and
 1998 and for the nine months ended September 30, 1998 (unaudited) and
 1999 (unaudited).........................................................  F-4
Statements of Changes in Stockholders' Equity for the years ended December
 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1999
 (unaudited) .............................................................  F-5
Statements of Cash Flows for the years ended December 31, 1996, 1997 and
 1998 and for the nine months ended September 30, 1998 (unaudited) and
 1999 (unaudited) ........................................................  F-6
Notes to Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Network Access Solutions Corporation

      In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Network Access Solutions Corporation (the Company) at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

                                              /s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 18, 1999, except for
Note 1 for which the
date is May 7, 1999

                      NETWORK ACCESS SOLUTIONS CORPORATION

                                 BALANCE SHEETS

                                ---------------

                                                   As of               As of
                                                December 31,       September 30,
                                           ----------------------  -------------
                                              1997       1998          1999
                                           ---------- -----------  -------------
                 ASSETS                                             (unaudited)
Current assets:
 Cash and cash equivalents...............  $  713,246 $ 5,518,117  $ 63,469,708
 Accounts receivable, net of allowance
  for doubtful accounts..................     765,325   1,806,791     3,171,020
 Prepaid and other current assets........         --      105,693       697,784
 Inventory...............................      47,547      59,233       175,033
                                           ---------- -----------  ------------
   Total current assets..................   1,526,118   7,489,834    67,513,545
Property and equipment, net..............     140,177   5,030,793    44,121,873
Deposit..................................         --      185,000        85,124
Income tax receivable....................         --      100,865        27,600
Deferred tax asset.......................     198,732     121,586       121,586
                                           ---------- -----------  ------------
   Total assets..........................  $1,865,027 $12,928,078  $111,869,728
                                           ========== ===========  ============
   LIABILITIES, MANDATORILY REDEEMABLE
             PREFERRED STOCK,
         AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable........................  $  796,945 $ 2,525,102  $  3,250,827
 Accrued expenses........................      92,502     750,308     2,850,282
 Current portion of deferred
  compensation liability.................         --      333,333       333,333
 Current portion of capital lease
  obligations............................         --      328,982     4,995,643
 Current portion note payable............      93,348         --        389,871
 Income tax payable......................     132,064         --            --
 Other current liabilities...............         --       67,201        44,173
 Deferred revenue........................         --          --         69,805
                                           ---------- -----------  ------------
   Total current liabilities.............   1,114,859   4,004,926    11,933,934
 Long term portion of capital lease
  obligations............................         --    1,184,156    14,981,015
 Long term portion note payable..........         --    1,000,000     2,583,224
 Long term portion of deferred
  compensation liability.................     500,000     166,667           --
                                           ---------- -----------  ------------
   Total liabilities.....................   1,614,859   6,355,749    29,498,173
                                           ---------- -----------  ------------
Commitments and contingencies
Series A mandatorily redeemable preferred
  stock, $.001 par value, 10,000,000
  shares authorized, issued and outstand-
  ing, as of December 31, 1998 and no
  shares issued and outstanding as of
  September 30, 1999 (unaudited).........         --    5,640,651           --
                                           ---------- -----------  ------------
Stockholders' equity:
 Common stock, $.001 par value,
  150,000,000 shares authorized,
  21,915,000, 44,550,000 and 53,656,277
  (unaudited) shares issued as of Decem-
  ber 31, 1997, December 31, 1998 and
  September 30, 1999, respectively.......      21,915      44,550        53,656
 Additional paid-in capital..............         --    8,097,566   130,357,583
 Deferred compensation on stock
  options................................         --   (3,462,753)  (19,855,531)
 Retained earnings (deficit).............     228,253  (1,847,685)  (26,284,153)
 Less treasury stock, at cost, 8,550,000
  shares as of December 31, 1998 and
  September 30, 1999 (unaudited).........         --   (1,900,000)   (1,900,000)
                                           ---------- -----------  ------------
   Total stockholders' equity ...........     250,168     931,678    82,371,555
                                           ---------- -----------  ------------
   Total liabilities, mandatorily redeem-
    able preferred stock and
    stockholders' equity ................  $1,865,027 $12,928,078  $111,869,728
                                           ========== ===========  ============

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                            STATEMENTS OF OPERATIONS
                                ---------------

                                                                  For the Nine Months
                           For the Years Ended December 31,       Ended September 30,
                          ------------------------------------  -------------------------
                             1996         1997        1998         1998          1999
                          -----------  ----------  -----------  -----------  ------------
                                                                      (unaudited)
Revenue:
  Product sales.........  $14,368,264  $8,149,680  $ 9,899,623   $7,393,788  $  9,981,312
  Consulting services...      114,119     791,280    1,428,531    1,053,171     1,893,059
  Network services......          --        3,856      310,921      209,615       813,711
                          -----------  ----------  -----------  -----------  ------------
    Total revenue.......   14,482,383   8,944,816   11,639,075    8,656,574    12,688,082
                          -----------  ----------  -----------  -----------  ------------
Cost of revenue:
  Product sales.........   11,975,534   7,180,064    8,639,337    6,353,364     8,705,594
  Consulting services...       90,851     230,565      761,315      597,900     1,178,251
  Network services......          --        2,406       40,738       15,268     2,142,000
                          -----------  ----------  -----------  -----------  ------------
    Total cost of
     revenue............   12,066,385   7,413,035    9,441,390    6,966,532    12,025,845
                          -----------  ----------  -----------  -----------  ------------
Gross profit............    2,415,998   1,531,781    2,197,685    1,690,042       662,237
Operating expenses:
  Selling, general and
   administrative.......    2,255,231   1,436,513    4,017,057    2,403,371    16,725,879
  Amortization of
   deferred compensation
   on stock options.....          --          --       218,997       47,529     6,699,302
  Depreciation and
   amortization.........        7,256      12,298      130,004       60,412     2,497,445
                          -----------  ----------  -----------  -----------  ------------
Income (loss) from
 operations.............      153,511      82,970   (2,168,373)    (821,270)  (25,260,389)
Interest income.........          --          --       145,468       56,633     1,300,983
Interest expense........         (868)     (5,144)     (81,006)     (58,217)     (548,354)
                          -----------  ----------  -----------  -----------  ------------
Income (loss) before
 income taxes...........      152,643      77,826   (2,103,911)    (822,854)  (24,507,760)
Provision (benefit) for
 income taxes...........       62,460      35,674     (27,973)      (27,973)      (71,292)
                          -----------  ----------  -----------  -----------  ------------
Net income (loss).......       90,183      42,152   (2,075,938)    (794,881)  (24,436,468)
Preferred stock
 dividends..............          --          --       322,192      120,548       339,726
Preferred stock
 accretion..............          --          --       244,417       91,449       257,719
                          -----------  ----------  -----------  -----------  ------------
  Net income (loss)
   applicable to common
   stockholders.........  $    90,183  $   42,152  $(2,642,547) $(1,006,878) $(25,033,913)
                          ===========  ==========  ===========  ===========  ============
Net income (loss) per
 common share (basic and
 diluted):
  Net income (loss).....  $      0.00  $     0.00  $     (0.08) $     (0.03) $      (0.61)
  Preferred stock
   dividends and
   accretion............          --          --         (0.02)       (0.01)        (0.02)
                          -----------  ----------  -----------  -----------  ------------
  Net income (loss)
   applicable to common
   stockholders.........  $      0.00  $     0.00  $     (0.10) $     (0.04) $      (0.63)
                          ===========  ==========  ===========  ===========  ============
Weighted average common
 shares outstanding
 (basic and diluted)....   21,915,000  21,915,000   27,302,144   24,007,253    39,932,623
                          ===========  ==========  ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1996, 1997 and 1998 and the nine months ended
                         September 30, 1999 (unaudited)

                                ---------------

                                                             Deferred
                             Common Stock     Additional   Compensation     Retained       Treasury Stock
                          ------------------    Paid-           on          Earnings    ---------------------
                            Shares   Amount   in Capital   Stock Options   (Deficit)     Shares     Amount        Total
                          ---------- ------- ------------  -------------  ------------  --------- -----------  ------------
Balance, January 1,
 1996...................  21,915,000 $21,915 $        --   $        --    $     95,918        --  $       --   $    117,833
Net income..............         --      --           --            --          90,183        --          --         90,183
                          ---------- ------- ------------  ------------   ------------  --------- -----------  ------------
Balance, December 31,
 1996...................  21,915,000  21,915          --            --         186,101        --          --        208,016
Net income..............         --      --           --            --          42,152        --          --         42,152
                          ---------- ------- ------------  ------------   ------------  --------- -----------  ------------
Balance, December 31,
 1997...................  21,915,000  21,915          --            --         228,253        --          --        250,168
Sale of common stock,
 net of direct issuance
 costs of $27,341.......  22,050,000  22,050    4,853,010           --             --         --          --      4,875,060
Purchase of treasury
 stock at cost..........         --      --           --            --             --   8,550,000  (1,900,000)   (1,900,000)
Shares issued to
 employee for service...     585,000     585      129,415           --             --         --          --        130,000
Accrual of preferred
 stock dividends........         --      --      (322,192)          --             --         --          --       (322,192)
Accretion of preferred
 stock..................         --      --      (244,417)          --             --         --          --       (244,417)
Deferred compensation...         --      --     3,681,750    (3,681,750)           --         --          --            --
Amortization of deferred
 compensation...........         --      --           --        218,997            --         --          --        218,997
Net loss................         --      --           --            --      (2,075,938)       --          --     (2,075,938)
                          ---------- ------- ------------  ------------   ------------  --------- -----------  ------------
Balance, December 31,
 1998...................  44,550,000  44,550    8,097,566    (3,462,753)    (1,847,685) 8,550,000  (1,900,000)      931,678
Sale of common stock,
 net of direct issuance
 costs of $1,846,100
 (unaudited)............   7,500,000   7,500   81,846,400           --             --         --          --     81,853,900
Conversion of
 convertible notes
 (unaudited)............     833,334     833    9,999,167           --             --         --          --     10,000,000
Conversion of preferred
 stock (unaudited)......     416,667     417    4,999,583           --             --         --          --      5,000,000
Cancellation of
 preferred stock
 (unaudited)............         --      --     1,238,096           --             --         --          --      1,238,096
Exercise of stock
 options (unaudited)....     356,276     356    1,682,136           --             --         --          --      1,682,492
Accrual of preferred
 stock dividends
 (unaudited)............         --      --      (339,726)          --             --         --          --       (339,726)
Accretion of preferred
 stock (unaudited)......         --      --      (257,719)          --             --         --          --       (257,719)
Deferred compensation
 (unaudited)............         --      --    23,092,080   (23,092,080)           --         --          --            --
Amortization of deferred
 compensation
 (unaudited)............         --      --           --      6,699,302            --         --          --      6,699,302
Net loss (unaudited)....         --      --           --            --     (24,436,468)       --          --    (24,436,468)
                          ---------- ------- ------------  ------------   ------------  --------- -----------  ------------
Balance, September 30,
 1999 (unaudited).......  53,656,277 $53,656 $130,357,583  $(19,855,531)  $(26,284,153) 8,550,000 $(1,900,000) $ 82,371,555
                          ========== ======= ============  ============   ============  ========= ===========  ============

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                ---------------

                                                                     For the Nine Months
                             For the Years Ended December 31,        Ended September 30,
                            -------------------------------------  -------------------------
                               1996         1997         1998         1998          1999
                            -----------  -----------  -----------  -----------  ------------
                                                                         (unaudited)
 Cash flows from
  operating activities:
  Net income (loss)......   $    90,183  $    42,152  $(2,075,938) $  (794,881) $(24,436,468)
  Adjustment to reconcile
   net income (loss) to
   net cash (used in)
   provided by operating
   activities:
    Depreciation and
     amortization
     expense.............         7,256       12,298      130,004       47,542     2,497,445
    Provision for
     doubtful accounts
     receivable..........           --        23,826       28,133          --         91,082
    Benefit (provision)
     for deferred income
     taxes...............       (62,337)    (118,274)      77,146          --            --
    Shares issued to
     employee for
     services............           --           --       130,000      130,000           --
    Amortization of
     deferred
     compensation on
     stock options.......           --           --       218,997       47,529     6,699,302
    Net changes in assets
     and liabilities:
      Accounts
       receivable........    (4,435,883)   4,072,345   (1,069,599)    (905,149)   (1,455,311)
      Inventory..........      (347,870)     300,678      (11,686)      11,402        52,003
      Income tax
       receivable........           --           --      (127,073)                    73,265
      Prepaid and other
       current assets....       (10,000)      10,000     (105,693)    (181,145)     (960,135)
      Accounts payable...     4,138,912   (3,612,797)    (139,113)     448,833       617,021
      Accrued expenses...       241,254     (148,752)     173,795      146,890     1,822,392
      Deferred
       compensation
       liability.........       208,333      291,667          --           --       (166,667)
      Deposits...........           --           --           --           --        (22,850)
      Income tax
       payable...........           --           --      (132,064)    (132,064)          --
      Deferred tax
       asset.............           --           --        26,208       26,208           --
      Deferred revenue...           --           --           --           --         69,805
      Other current
       liabilities.......       142,948      (68,195)      67,201      141,156       (23,028)
                            -----------  -----------  -----------  -----------  ------------
       Net cash (used in)
        provided by oper-
        ating activi-
        ties.............       (27,204)     804,948   (2,809,682)  (1,013,679)  (15,142,144)
                            -----------  -----------  -----------  -----------  ------------
 Cash flows from
  investing activities:
  Expenditures for
   networks .............           --           --      (640,511)  (1,296,970)  (16,704,704)
  Purchases of property
   and equipment.........       (29,792)    (121,915)    (515,690)     (96,556)   (4,776,951)
  Deposit for software
   and services .........           --           --      (185,000)         --            --
                            -----------  -----------  -----------  -----------  ------------
       Net cash used in
        investing
        activities.......       (29,792)    (121,915)  (1,341,201)  (1,393,526)  (21,481,655)
                            -----------  -----------  -----------  -----------  ------------
 Cash flows from
  financing activities:
  Borrowings on notes
   payable...............     1,500,000    1,500,000    2,406,652          --     12,000,000
  Repayments of notes
   payable...............    (1,445,458)  (1,491,291)  (1,500,000)     (66,681)      (26,905)
  Principal payments on
   capital leases........           --           --           --           --       (934,098)
  Issuance of common
   stock.................           --           --     4,902,401    4,902,401    83,700,000
  Issuance of redeemable
   preferred stock.......           --           --     5,102,499    5,102,499           --
  Exercise of stock
   options...............           --           --           --           --      1,682,492
  Issuance costs related
   to preferred and
   common stock
   offerings.............           --           --       (55,798)     (55,798)   (1,846,099)
  Treasury stock
   acquired..............           --           --    (1,900,000)  (1,900,000)          --
                            -----------  -----------  -----------  -----------  ------------
       Net cash provided
        by financing
        activities.......        54,542        8,709    8,955,754    7,982,421    94,575,390
                            -----------  -----------  -----------  -----------  ------------
 Net increase (decrease)
  in cash and cash
  equivalents............        (2,454)     691,742    4,804,871    5,575,216    57,951,591
 Cash and cash
  equivalents at the
  beginning of period....        23,958       21,504      713,246      713,246     5,518,117
                            -----------  -----------  -----------  -----------  ------------
 Cash and cash
  equivalents at the end
  of period..............   $    21,504  $   713,246  $ 5,518,117  $ 6,288,462  $ 63,469,708
                            ===========  ===========  ===========  ===========  ============
 Supplemental disclosure
  of cash flow
  information:
  Cash paid during the
   year for:
    Interest.............   $       868  $     5,142  $    27,948  $    17,999  $    511,585
    Income taxes.........           --       222,143      153,343       79,700           --
  Non-cash investing and
   financing activities:
    Capital leases.......           --           --     1,513,138       22,757    19,397,618
    Preferred stock
     dividends...........           --           --       322,192      120,548       339,726
    Preferred stock
     accretion...........           --           --       244,417       91,449       257,719
    Shares issued to
     employee for
     service.............           --           --       130,000          --            --
    Expenditures for
     networks included in
     accounts payable and
     accrued expenses....           --           --     2,351,281          --            --
    Conversion of notes
     payable into common
     stock...............           --           --           --           --     10,000,000
    Conversion of
     redeemable preferred
     stock into common
     stock...............           --           --           --           --      6,238,096

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Business

The Company

      Network Access Solutions Corporation (the Company), was originally incorporated in the Commonwealth of Virginia on December 19, 1994. On August 3, 1998, the Company reincorporated in the State of Delaware. Prior to the reincorporation, the Company had authorized 10,000 shares of common stock, of which 7,803 shares were issued and outstanding. As of August 3, 1998, the Company was recapitalized with authorized capital stock of 15,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share. On March 18, 1999, the Company increased the authorized common stock to 50,000,000 shares with a par value of $.001 per share. In conjunction with this reincorporation and recapitalization, the Company changed from a July 31 year-end to a calendar year-end. On March 18, 1999, the Company and its Board of Directors declared a two for one stock split, effected as a stock dividend, of its common stock. On May 7, 1999, the Company and its Board of Directors declared a 2.25 for one stock split, effected as a stock dividend, of its common stock. All share information has been retroactively adjusted for all periods presented to reflect the new capital structure and stock splits.

      The Company, which is a major provider of high-speed data communications services, and related applications, provides network services, telecommunications products and equipment and consulting services to business customers. Through its CopperNet branded service, the Company offers its customers high-speed connectivity using Digital Subscriber Line (DSL) technology. The Company provides metropolitan area and wide area network services, manages and monitors its customers' networks, sells telecommunications equipment, designs networks for its customers, installs the equipment and provides related services. The Company currently offers its DSL-based networking solutions in the following nine cities and their surrounding markets: Baltimore, Boston, New York, Norfolk, Philadelphia, Pittsburgh, Richmond, Washington, D.C., and Wilmington.

2. Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

Unaudited Interim Financial Statements

      Financial information for the periods after December 31, 1999 are unaudited and accordingly, the consolidated balance sheet as of September 30, 1999, the consolidated statements of operations and cash flows for the nine months ended September 30, 1998 and 1999 and the statement of changes in stockholders' equity for the nine months ended September 30, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. In the opinion of management, the interim data includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

                      NETWORK ACCESS SOLUTIONS CORPORATION

Revenue Recognition

      The Company's revenue is derived from the sale of products, consulting services and network services. The Company recognizes revenue on the sale of its products when a valid purchase order is received, shipment occurs, collection is probable and no significant obligations remain related to the completion of installation and performance of support services.

      The Company provides consulting services, including network planning, design, and integration services, under time-and-material type contracts and recognizes revenue as services are performed and as costs are incurred.

      The Company provides network services, including DSL-based services, under monthly and fixed rate service contracts. Revenue on monthly contracts is recognized when services are performed. Revenue on fixed rate service contracts is recognized as costs are incurred over the related contract period, which generally does not exceed one year. Payments received in advance of providing services are recorded as deferred revenue until the period in which such services are provided. Revenue related to installation and activitation fees are recognized to the extent of direct costs incurred. Any excess installation and activation fees over direct costs are deferred and amortized over a one year service contract. Such revenue is not expected to significantly exceed the direct costs. In certain situations, the Company will waive non-recurring installation and activation fees in order to obtain a sale. The Company will expense the related direct costs as incurred.

Concentration of Credit Risk

      Financial instruments, which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held in a money market account at a national financial institution. The Company has not experienced any losses on its cash and cash equivalents.

      The Company grants uncollateralized credit in the form of accounts receivable to its customers. As of December 31, 1998, AT&T, Corp. (AT&T) comprised 47% of accounts receivable. The customers with concentrations of revenue greater than 10% of total revenue are as follows:

                                                                  Nine Months Ended
                                  Years Ended December 31,          September 30,
                              -------------------------------- -----------------------
     Customer                    1996       1997       1998       1998        1999
     --------                 ---------- ---------- ---------- ----------- -----------
                                                               (unaudited) (unaudited)
     AT&T.................... $9,978,104 $3,421,878 $5,869,901 $4,364,752  $4,472,088
     Zeneca, Inc.............        --     921,356    933,556 $  832,678  $1,273,614
     Network Monitoring and
      Repair, Inc............        --   1,301,440        --         --          --
                              ---------- ---------- ---------- ----------  ----------
                              $9,978,104 $5,644,674 $6,803,457 $5,197,430  $5,745,702
                              ========== ========== ========== ==========  ==========

                      NETWORK ACCESS SOLUTIONS CORPORATION

Cash Equivalents

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

      Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method. Inventories consist primarily of components, subassemblies and finished products held for sale.

Property and Equipment

      Property and equipment, consists of network costs associated with the development and implementation of the DSL networks, office and computer equipment, and furniture and fixtures. The costs associated with the DSL network under development are comprised of collocation fees, equipment, equipment held under capital leases, and equipment installation. These assets are stated at cost. The Company leases certain of its equipment under capital lease agreements. The capital lease assets are stated at the lower of the present value of the net minimum lease payments or the fair value at the inception of the lease, and are depreciated over the shorter of the estimated useful life or the lease term. Depreciation of office and computer equipment and furniture and fixtures is computed using the straight-line method, generally over three to five years, based upon estimated useful lives, commencing when the assets are placed in service. The depreciation of the DSL network costs commences as individual network components are placed in service and are depreciated over two to five years. Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period.

Income Taxes

      The Company accounts for income taxes by utilizing the liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the Company's current provision (benefit) for federal and state income taxes and the change in net deferred tax assets and liabilities during the period.

Fair Value Information

      The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these instruments. The fair value of redeemable preferred stock is estimated by discounting the remaining cash flows at the current interest rates. As of December 31, 1998, the carrying amount of these financial instruments approximates fair value.

Impairment of Long-Lived Assets

      The Company periodically evaluates the recoverability of its long-lived assets. This valuation consists of a comparison of the carrying value of the assets with the assets' expected future cash flow undiscounted and without interest costs. If the carrying value of an asset exceeds the expected future cash flows, an impairment

                      NETWORK ACCESS SOLUTIONS CORPORATION
exists. An impairment loss is measured by the amount by which the carrying value of the asset exceeds future discounted cash flows. No impairment losses have been recognized to date.

Net Income (Loss) Per Share

      The Company presents basic and diluted net income (loss) per share. Basic net income (loss) per share is computed based on the weighted average number of outstanding shares of common stock. Diluted net income (loss) per share adjusts the weighted average for the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted loss per share for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, are the same as basic loss per share because the effects of such items were anti-dilutive.

Stock-Based Compensation

      The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period.

Segment Reporting

      The Company has determined its reportable segments based on the Company's method of internal reporting, which disaggregates its business by product category. The Company's reportable segments are: network services, product sales and consulting services. The network services segment provides local, metropolitan and wide area data communications services to customers. This segment also provides a wide variety of other services to customers, including remote network management and monitoring, network security, virtual private networks, e-commerce and CopperNet, the Company's high-speed, continuously connected DSL access to telecommunications networks. The product sales segment provides sales of selected equipment from manufacturing partners. Engineers select product solutions based upon customized network designs to improve the customers' operations and network efficiencies. The consulting services segment provides nonrecurring service activation and installation, network integration, on site network management, network security consulting and professional services. In addition, the consulting services segment provides maintenance and installation of equipment, some of which may be provided through third party providers under contract. The Company's business is currently conducted principally in the eastern United States. There are no foreign operations.

Recent Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently the Company does not utilize derivative instruments, therefore the adoption of SFAS 133 is not expected to have a significant effect on the Company's results of operations or its financial position. The Company will adopt SFAS 133 for the year ending December 31, 2000.

                      NETWORK ACCESS SOLUTIONS CORPORATION

3. Initial Public Offering

      In June 1999, the Company completed an initial public offering (IPO) of 7,500,000 (unaudited) shares of common stock. Total proceeds to the Company were approximately $81,850,000 (unaudited), net of underwriting discounts and commissions of approximately $5,500,000 (unaudited) and offering costs of approximately $1,850,000 (unaudited). Concurrently with the IPO, $5,000,000 (unaudited) of the Company's Series A Mandatorily Redeemable Preferred Stock (Preferred Stock) was converted into 416,667(unaudited) shares of common stock at $12.00 per share, the public offering price, with the remaining shares of Preferred Stock and all accrued dividends and accretion amounting to $1,238,096 (unaudited) cancelled without additional payment to the holders of those shares. Concurrently with the IPO, $10,000,000 (unaudited) of the Company's 8% convertible notes (see Note 5) was converted into 833,334 (unaudited) shares of common stock at $12.00 per share, the public offering price.

4. Property and Equipment

      Property and equipment consists of the following:

                                                                     September
                                                 December 31,           30,
                                              --------------------  -----------
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                                    (unaudited)
     Network placed in service .............. $    --   $      --   $28,926,259
     Network development in process..........      --    4,657,975   11,709,003
     Office and computer equipment...........  133,419     355,962    5,164,025
     Furniture and fixtures..................   19,626     159,728      962,904
     Less accumulated depreciation...........  (12,868)   (142,872)  (2,640,318)
                                              --------  ----------  -----------
     Property and equipment, net............. $140,177  $5,030,793  $44,121,873
                                              ========  ==========  ===========

      The Company's network includes equipment under capital leases, equipment, installation, and collocation fees. Collocation fees represent nonrecurring fees paid to obtain central office space for location of certain equipment. When a new portion of the Company's network has been completed and made available for use, it is transferred from network development to network placed in service. As of December 31, 1998 and September 30, 1999, the recorded cost of the network equipment under capital leases was $1,513,138 and $22,333,126 (unaudited), respectively. Accumulated amortization for this equipment under capital leases was $20,739 and $1,774,870 (unaudited) as of December 31, 1998 and September 30, 1999, respectively.

      For the years December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, depreciation expense charged to operations amounted to $7,256, $12,298, $130,004, $47,542 (unaudited) and $2,497,445
(unaudited), respectively.

5. Debt

      On October 16, 1998, the Company entered into a $10,000,000 line of credit agreement with Ascend Communications, Inc. (Ascend). Under the terms of the line of credit, the Company could draw on the line of credit in $1,000,000 increments up to a maximum of $5,000,000. The Company could draw down the remaining $5,000,000, also in $1,000,000 increments, upon (i) completing the purchase or lease of equipment in excess of $15,000,000 from Ascend and (ii) demonstrating that at least 70% of such equipment is being used by the Company to generate revenue. The Company was required to make interest only payments at an annual rate of 8.25% on the amounts advanced for the first nine months from the date of the advance. For the next

                      NETWORK ACCESS SOLUTIONS CORPORATION
thirty-three months the Company was required to make principal and interest payments in accordance with a sixty-month amortization schedule using an interest rate of 8.25% for the first eighteen months at a rate equal to the prevailing high yield bond index for the next fifteen months. The remaining unpaid interest was due forty-two months after the related advance. The credit agreement required immediate repayment in the event of an initial public offering or debt offering in excess of $40,000,000 or a change in control, as defined. At December 31, 1998, $1,000,000 was outstanding under this agreement.

      On May 4, 1999, the Company amended its financing agreements with Ascend, increasing the Company's total available financing from this vendor from $40,000,000 (unaudited) to $100,000,000 (unaudited). The amendment increased the Company's line of credit available for leasing of equipment purchases from this vendor from $30,000,000 (unaudited) to $95,000,000 (unaudited). The amendment also reduced the line of credit available for working capital loans from $10,000,000 (unaudited) to $5,000,000 (unaudited) and relieved the Company's obligation to repay these loans upon the Company's IPO. As of September 30, 1999, the Company's total obligation under the agreement for leased equipment and for working capital loans was $10,217,169 (unaudited) and $2,973,095 (unaudited), respectively.

      The Company had a $1,500,000 line of credit agreement with a bank which matured on November 30, 1998, was repaid and not renewed. Interest on outstanding borrowings accrued at the bank's prime rate of interest plus three-quarters of a percent (9.25% during 1998). At December 31, 1997, there was $93,348 of outstanding borrowings under this agreement.

      On March 31, 1999, the Company entered into a financing agreement whereby certain holders of its preferred stock agreed to invest an additional $10,000,000 (unaudited) in the Company. Under the agreement, the Company received $5,000,000 (unaudited) on April 1, 1999 and an additional $5,000,000 (unaudited) on May 11, 1999 by issuing 8% convertible notes. Concurrent with the IPO, these notes, including principal and accrued interest, were converted into 833,334 (unaudited) shares of common stock.

6. Deferred Compensation Liability

      The Company has an unfunded deferred compensation plan for certain key executives. Under the plan, executives deferred a portion of their compensation by electing future payments in three equal installments in June 1999, December 1999 and June 2000. At December 31, 1997 and 1998, the deferred compensation liability was $500,000, respectively. Interest accrues on deferred amounts on a quarterly basis at a rate determined by management which is currently 6% based on the rate of interest for 3-year Federal treasury notes. Accrued interest related to these amounts was $17,500 and $47,500 at December 31, 1997 and 1998, respectively.

7. Commitments and Contingencies

Leases

      The Company leases and subleases office space in Virginia and Pennsylvania and collocation space in central offices under the terms of the interconnection agreements with Bell Atlantic and other vendors. Commitments for minimum rental payments under noncancelable leases and subleases at December 31, 1998 are as follows: $329,311 in 1999, $331,382 in 2000, $255,853 in 2001, and $9,212 in 2002.

      Rent expense for the years ended December 31, 1996, 1997 and 1998 was $46,742, $80,103 and $113,600, respectively.

                      NETWORK ACCESS SOLUTIONS CORPORATION

      On October 27, 1999, the Company entered into a lease for additional office space in Herndon, Virginia. The lease requires monthly payments of approximately $242,000 (unaudited), which payments begin on a graduated basis, in March 2000, and total payments of approximately $29.0 million over the lease term of ten years.

      During 1998, the Company entered into capital leases related to the acquisition of equipment for the development of the DSL network. The present value of future minimum capital lease payments as of December 31, 1998 and September 30, 1999, is as follows:

     Year ending December 31,                                         Amount
     ------------------------                                       -----------
     1999.......................................................... $   461,370
     2000..........................................................     501,064
     2001..........................................................     500,521
     2002..........................................................     330,892
     2003..........................................................      21,875
                                                                    -----------
                                                                      1,815,722
     Less amounts representing interest............................     302,584
                                                                    -----------
     Present value of net minimum lease payments...................   1,513,138
     Less current portion of capital lease obligations.............     328,982
                                                                    -----------
     Long term portion of capital lease obligations................ $ 1,184,156
                                                                    ===========
     Twelve months ended September 30, 1999                           Amount
     --------------------------------------                         -----------
                                                                    (unaudited)
     2000.......................................................... $ 6,634,014
     2001..........................................................   6,649,325
     2002..........................................................   6,574,641
     2003..........................................................   3,604,174
     2003 and thereafter...........................................      62,960
                                                                    -----------
                                                                     23,525,114
     Less amounts representing interest............................   3,548,456
                                                                    -----------
     Present value of net minimum lease payments...................  19,976,658
     Less current portion of capital lease obligations.............   4,995,643
                                                                    -----------
     Long term portion of capital lease obligations................ $14,981,015
                                                                    ===========

      The Company has entered into a master lease agreement with Ascend to finance purchases of up to $95,000,000 through capital lease agreements. The Company has an arrangement with Paradyne Corporation whereby the Company can finance DSL equipment purchases of up to $4,000,000 subject to vendor approval.

Purchase commitments

      On November 24, 1998 the Company entered into an agreement with a software and service provider to support its DSL services. The Company's majority shareholder is also a shareholder of this software and service provider. Under the terms of the agreement, software licensing and service fees will approximate $1,023,700 which are payable through a $185,000 deposit which was made upon signing the agreement, $402,700 due upon project completion, and $436,000 payable within twenty-four months of project completion.

                      NETWORK ACCESS SOLUTIONS CORPORATION

Amounts not paid within 30 days of project completion accrue interest at a rate of 10%. The agreement requires immediate payment if the Company obtains $40,000,000 in funding and requires accelerated payment, based on a formula, if the Company receives funding in excess of $10,000,000. The Company commenced implementing the software and support service in 1999. As of November 23, 1999, all fees under this agreement had been paid.

Employment agreements

      The Company has entered into an employment agreement with each of its executive officers. Each agreement has an initial term of four years, subject to earlier termination upon 30 days prior notice. These agreements are automatically extended for additional one year terms unless the Company or the employee elects to terminate the agreement within 30 days before the end of the current term. Under these agreements, these employees will receive an initial annual base salary that will be increased by at least 5% each year, based upon performance objectives set by the Board of Directors. The employees will also receive an annual bonus of up to 20% of the executives' then current salary. The bonus is payable in cash, stock or a combination of both at the election of the board of directors.

Other Matter

      The Company is not currently involved in any legal proceedings that it believes could have a material adverse effect on its business, financial position, results of operation or cash flows.

8. Income Taxes

      The provision (benefit) for income taxes consists of the following:

                                                 Years Ended December 31,
                                                -----------------------------
                                                  1996      1997      1998
                                                --------  --------  ---------
     Current tax (benefit) provision........... $142,918  $153,948  $(105,119)
     Deferred tax provision (benefit)..........  (80,458) (118,274)    77,146
                                                --------  --------  ---------
     Total (benefit) provision for income
      taxes.................................... $ 62,460  $ 35,674  $ (27,973)
                                                ========  ========  =========

      Deferred tax assets are comprised of the following:

                                                            As of December 31,
                                                            ------------------
                                                              1997     1998
                                                            -------- ---------
     Deferred compensation................................. $193,100 $ 349,956
     Accrued interest......................................    5,632    19,149
     Bad debt expense......................................      --     20,066
     Depreciation expense..................................      --     (2,083)
     Net operating loss....................................      --    444,160
     Valuation allowance...................................      --   (709,662)
                                                            -------- ---------
     Net deferred tax asset................................ $198,732 $ 121,586
                                                            ======== =========

      As of December 31, 1998, a valuation allowance was established to reduce total deferred tax assets to an amount that management believes will more likely than not be realized, based on income taxes paid in the loss carryback period net of refundable taxes.

                      NETWORK ACCESS SOLUTIONS CORPORATION

      A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate is as follows (there are no material changes to the Company's effective tax rate for 1999):

                                                             Years Ended
                                                            December 31,
                                                           -----------------
                                                           1996  1997  1998
                                                           ----  ----  -----
     Federal statutory rate............................... 34.0% 34.0% (34.0)%
     State income taxes, net of federal provision
      (benefit)...........................................  4.9   5.4   (2.7)
     Increase to valuation allowance......................  --    --    33.7
     Business meals, entertainment, penalties and other...  2.0   6.4    1.5
                                                           ----  ----  -----
                                                           40.9% 45.8%  (1.5)%
                                                           ====  ====  =====

9. Mandatorily Redeemable Preferred Stock and Stockholders' Equity

Mandatorily Redeemable Preferred Stock

      Concurrently with the IPO, $5,000,000 (unaudited) of the Company's Series A Mandatorily Redeemable Preferred Stock (Preferred Stock) was converted into 416,667(unaudited) shares of common stock at $12.00 per share, the public offering price, with the remaining shares of Preferred Stock and all accrued dividends and accretion amounting to $1,238,096 (unaudited) cancelled without additional payment to the holders of those shares. Concurrently with the IPO, $10,000,000 (unaudited) of the Company's 8% convertible notes (see Note 5) was converted into 833,334 (unaudited) shares of common stock at $12.00 per share, the public offering price.

      On August 6, 1998, the Company issued 10,000,000 shares of Series A mandatorily redeemable preferred stock (Preferred Stock) and 22,050,000 shares of common stock for total proceeds of $10,004,900, excluding direct issuance costs of $55,798. The Company had allocated $5,074,042 and $4,875,060 of the net proceeds to the Preferred Stock and common stock, respectively, based on the Company's estimate of fair value of the Preferred Stock and common stock. The Preferred Stock had a par value of $.001 per share, a stated value of $1.00 per share (Stated Value) and a cumulative dividend of 8% of the Stated Value per annum, compounded annually. The Company could not declare or pay any distributions by dividend or otherwise, payable other than in common stock, until the holders of the Preferred Stock first received a distribution equal to the cumulative dividend due for each outstanding share of Preferred Stock. Dividends continued to accrue until redemption. The Preferred Stock was redeemable, at the option of the holder, at the earlier of the closing of a public offering or the sixth anniversary of the initial Preferred Stock issuance at a redemption price equal to $1.00 per share plus any accrued and unpaid dividends. For the year ended December 31, 1998, the Company had accrued preferred stock dividends of $322,192 and increased the preferred stock carrying value by $244,417 for accretion to the redemption price.

      In the event of a liquidation, dissolution, or winding up of the Company, the holders of the Preferred Stock were entitled to a liquidation preference equal to $1.00 per share plus any accrued and unpaid dividends. No dividends were declared through December 31, 1998. The Preferred Stock did not provide its holders with voting rights, however, the Company must have received approval from the holders of two-thirds of Preferred Stock to (i) authorize, create or issue, or increase the authorized or issued amount of any class of equity which is senior or equal to the Preferred Stock, (ii) reclassify or modify any class of equity such that it ranks senior or equal to the Preferred Stock or (iii) amend, alter or repeal any of the provisions applicable to the Preferred Stock so as to adversely change the dividend, liquidation and redemption terms.

                      NETWORK ACCESS SOLUTIONS CORPORATION

      On March 18, 1999, the Company's certificate of incorporation was amended to modify the terms of the Preferred Stock. In the event of an initial public offering in which the Company receives a market valuation in excess of $200,000,000, the terms of the Preferred Stock provide that (i) 50% of the Preferred Stock outstanding will be cancelled and cease to exist without compensation or recourse, (ii) the remaining shares of Preferred Stock will be automatically converted into common stock based on the Preferred Stock aggregate per share stated value of $5,000,000 divided by the per share public offering price and (iii) no dividends on the Preferred Stock whether accrued or unaccrued through the date of the offering will be payable.

      The Preferred Stock activity is summarized as follows:

                                                        Shares      Amount
                                                      ----------  -----------
     Balance, December 31, 1997......................        --   $       --
     Issuance of shares.............................. 10,000,000    5,102,499
     Issuance costs..................................        --       (28,457)
     Accrued dividends...............................        --       322,192
     Accretion to redemption price...................        --       244,417
                                                      ----------  -----------
     Balance, December 31, 1998...................... 10,000,000    5,640,651
     Accrued dividends (unaudited)...................        --       339,726
     Accretion to redemption price (unaudited).......        --       257,719
     Conversion of preferred stock to common stock
      (unaudited).................................... (5,000,000)  (5,000,000)
     Cancellation of preferred stock (unaudited)..... (5,000,000)  (1,238,096)
                                                      ----------  -----------
     Balance, September 30, 1999 (unaudited).........        --   $       --
                                                      ==========  ===========

Stock Repurchase

      On August 6, 1998, the Company repurchased 8,550,000 shares of common stock for $1,900,000 from certain founders of the Company. This treasury stock transaction was accounted for at cost.

10. Stock-Based Compensation

      On July 23, 1998, the Company adopted the 1998 Incentive Stock Plan (the "Plan"), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performace awards or any combination thereof may be granted to the Company's employees and certain other persons in accordance with the Plan. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan are fully exercisable into restricted shares of the Company's common stock upon award and expire ten years after the date of grant. The restricted common stock generally vests over a three or four year period. Subsequent to exercise, unvested shares of restricted stock cannot be transferred while vested shares are subject to a right of first refusal by the Company to repurchase the shares at fair value. Upon voluntary termination, unvested shares of restricted stock can be repurchased by the Company at the lower of fair value or the exercise price. At December 31, 1998, 9,000,000 shares were reserved for issuance under the Plan. Effective March 18, 1999 and April 1, 1999, the Company increased the number of shares of common stock reserved for issuance under the Plan to 10,125,000 (unaudited) and 11,250,000 (unaudited), respectively.

      On April 1, 1999, the Company entered into a stock option agreement, which granted a board of director member an option to purchase 250,000 (unaudited) shares of the Company's common stock at an

                      NETWORK ACCESS SOLUTIONS CORPORATION
exercise price of $6.67 (unaudited) per share. On June 3, 1999, the board member exercised the stock option by paying $1,667,500 (unaudited) to the Company. In addition, the agreement stipulated the board of director member was issued an additional option to purchase 407,500 (unaudited) shares of common stock at an exercise price of $3.00 (unaudited) per share and is unexercised as of September 30, 1999. These options immediately vested upon the Company's IPO. As a result, the Company recognized $3,504,375 (unaudited) of compensation expense during the nine months ended September 30, 1999.

      As of December 31, 1998 and September 30, 1999, a total of 7,090,875 and 10,724,209 (unaudited), respectively, of stock options which were immediately exercisable as of those dates had been granted at an exercise prices ranging from $.09 to $16.25 per share. Stock option activity was as follows:

                                                                      Weighted
                                           Incentive      Range of    Average
                                             Stock        Exercise    Exercise
                                            Options        Price       Price
                                           ----------  -------------- --------
     Options outstanding, December 31,
      1997................................        --   $          --    $--
     Options granted, July 1998...........  5,400,000            0.09   0.09
     Options granted, August 1998.........    225,000            0.09   0.09
     Options granted, November 1998.......  1,465,875            0.09   0.09
                                           ----------  --------------  -----
     Options outstanding, December 31,
      1998................................  7,090,875            0.09   0.09
     Options granted, January 1999
      (unaudited).........................    559,575            0.09   0.09
     Options granted, March 1999
      (unaudited).........................  1,350,000            0.09   0.09
     Options granted, April 1999
      (unaudited).........................    437,875    0.09 -  6.67   3.84
     Options granted May 1999
      (unaudited).........................    479,900    3.00 -  6.00   5.78
     Options granted June 1999
      (unaudited).........................    733,850    3.00 - 13.94   4.55
     Options granted July 1999
      (unaudited).........................    102,050    6.00 - 16.25  10.60
     Options granted, August 1999
      (unaudited).........................    395,050    5.13 - 12.75   6.43
     Options granted, September 1999
      (unaudited).........................     26,200   13.00 - 13.75  13.61
     Options exercised (unaudited)........   (356,276)   0.09 -  6.67   4.72
     Options cancelled (unaudited)........    (94,890)   0.09 - 16.25   2.71
                                           ----------  --------------  -----
     Options outstanding, September 30,
      1999 (unaudited).................... 10,724,209  $ 0.09 - 16.25  $1.05
                                           ==========  ==============  =====

      In certain instances the Company has determined the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation of $3,681,750, $750,000 (unaudited) and $23,092,080 (unaudited) for the year ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999, respectively. This amount was recorded as a reduction to stockholders' equity and is being amortized as a charge to operations over the vesting periods which range from three to four years of the underlying restricted common stock. The Company recognized stock compensation expense related to those options of $218,997, $47,529 (unaudited) and $6,699,302 (unaudited) for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, respectively.

      SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method for options granted to employees and disclose pro forma net loss and loss per share. Had

                      NETWORK ACCESS SOLUTIONS CORPORATION
compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been as follows:

                                                              Nine Months Ended
                                               Year Ended       September 30,
                                            December 31, 1998       1999
                                            ----------------- -----------------
                                                                 (unaudited)
     Net loss as reported.................     $(2,075,938)     $(24,436,468)
     Pro forma net loss...................      (2,100,700)      (25,336,863)
     Net loss per share as reported, basic
      and diluted.........................           (0.08)            (0.61)
     Pro forma net loss per share, basic
      and diluted.........................           (0.08)            (0.63)

      The weighted-average fair value of options granted during the year ended December 31, 1998 and the nine months ended September 30, 1999 was approximately $1.04 and $7.43 (unaudited), respectively based on the Black-Scholes option pricing model. Upon termination, unvested shares of restricted stock are repurchased by the Company at the lower of the exercise price or fair market value.

      The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1998 and the nine months ended September 30, 1999: Dividend yield of 0%; expected volatility of 0% to 60%; risk-free interest rates of 5.21% and 6.25%; and expected term of 5 years.

      As of December 31, 1998 and September 30, 1999, the weighted average remaining contractual life of the options is 9.8 and 9.1 (unaudited) years, respectively.

11. Employee Benefit Plan

      On September 16, 1998, the Company adopted the Network Access Solution, Inc. 401(k) Profit Sharing Plan and Trust (the Plan). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants must be at least 21 years of age and may make voluntary contributions to the Plan of up to 15% of their compensation not to exceed the federally determined maximum allowable contribution. The Company is not obligated to make contributions or to match participant contributions. Participants incrementally vest in Company contributions on a linear basis over their first three years of employment. The Company did not make contributions to the Plan during 1998.

                      NETWORK ACCESS SOLUTIONS CORPORATION

12. Segment Information

      In accordance with SFAS No. 131, the Company discloses certain segment information. The financial results of the Company's segments are presented on an accrual basis. The Company evaluates the performance of its segments and allocates resources to them based on gross profit. There are no intersegment revenues. The table below presents information about the reported gross profit
(loss) of the Company's reportable segments for the years ended December 31, 1996, 1997, and 1998 and for the nine months ended September 30, 1999. Asset information is not reported for the product sales and consulting services segments, as this data is not considered by the Company in making its decisions regarding operating matters.

                              Network   Product Consulting Reconciling
                              Services   Sales   Services     Items     Total
                              --------  ------- ---------- ----------- -------
                                          (dollars in thousands)
     For the year ended
      December 31, 1996:
     Revenue................. $   --    $14,368   $  114     $  --     $14,482
                              =======   =======   ======     ======    =======
     Gross profit............ $   --    $ 2,393   $   23     $  --     $ 2,416 (1)
                              =======   =======   ======     ======    =======

     For the year ended
      December 31, 1997:
     Revenue................. $     4   $ 8,150   $  791     $  --     $ 8,945
                              =======   =======   ======     ======    =======
     Gross profit............ $     1   $   970   $  561     $  --     $ 1,532 (1)
                              =======   =======   ======     ======    =======

     As of and for the year
      ended December 31,
      1998:
     Revenue................. $   311   $ 9,900   $1,428     $  --     $11,639
                              =======   =======   ======     ======    =======
     Gross profit............ $   270   $ 1,260   $  668     $  --     $ 2,198 (1)
                              =======   =======   ======     ======    =======
     Property and equipment,
      net.................... $ 4,652   $   --    $  --      $  379    $ 5,031
                              =======   =======   ======     ======    =======

     As of and for the nine
      months ended September
      30, 1999 (unaudited):
     Revenue................. $   814   $ 9,981   $1,893     $  --     $12,688
                              =======   =======   ======     ======    =======
     Gross profit (loss)..... $(1,328)  $ 1,275   $  715     $  --     $   662 (1)
                              =======   =======   ======     ======    =======
     Property and equipment,
      net.................... $38,571   $   --    $  --      $5,551    $44,122
                              =======   =======   ======     ======    =======

                      NETWORK ACCESS SOLUTIONS CORPORATION

      Note 1: Adjustments that are made to the total of the segments gross profit in order to arrive at income (loss) before income taxes is as follows:

                                                                    For the
                                                                     nine
                                                                    months
                                         For the years ended         ended
                                            December 31,         September 30,
                                        -----------------------  -------------
                                         1996    1997    1998        1999
                                        ------  ------  -------  -------------
                                                                  (unaudited)
     Gross profit (loss)............... $2,416  $1,532  $ 2,198    $    662
     Operating expenses:
       Selling, general and
        administrative.................  2,255   1,437    4,017      16,726
       Amortization of deferred
        compensation...................    --      --       219       6,699
       Depreciation and amortization...      7      12      130       2,497
                                        ------  ------  -------    --------
     Income (loss) from operations.....    154      83   (2,168)    (25,260)
       Interest income.................    --      --       145       1,301
       Interest expense................     (1)     (5)     (81)       (548)
                                        ------  ------  -------    --------
       Income (loss) before income
        taxes.......................... $  153  $   78  $(2,104)   $(24,507)
                                        ======  ======  =======    ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                 [LOGO OF NETWORK ACCESS SOLUTIONS CORPORATION]

                                  Common Stock

                                ---------------

                              P R O S P E C T U S

                                ---------------

                              Merrill Lynch & Co.

                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee............. $ 42,314
      National Association of Securities Dealers, Inc. filing fee.....    7,000
      Nasdaq National Market listing fee..............................   17,500
      Transfer agent's and registrar's fees...........................   10,000
      *Printing expenses..............................................  100,000
      *Legal fees and expenses........................................  150,000
      *Accounting fees and expenses...................................  150,000
      *Miscellaneous expenses.........................................  135,000
                                                                       --------
          Total....................................................... $611,814
                                                                       ========

--------
* Estimated.

14. Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

      At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

      The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act.

15. Recent Sales of Unregistered Securities

      The following information relates to securities issued or sold by the Registrant within the last three years. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to compensation. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

          (1) In August 1998 the Registrant issued 585,000 shares of Common Stock in a private placement to an employee at a price of $0.22 per share in exchange for services rendered.

          (2) In August 1998 the Registrant issued 22,050,000 shares of Common Stock in a private placement to a group of four accredited investors at a purchase price of $0.0002 per share for an aggregate price of $4,900.

          (3) In August 1998 the Registrant issued 10,000,000 shares of Series A Preferred Stock in a private placement to a group of four accredited investors, at a purchase price of $1.00 per share for an aggregate price of $10,000,000.

          (4) In March 1999 the Registrant issued in a private placement to two of its existing accredited stockholders $5,000,000 aggregate principal amount of notes convertible into shares of Common Stock based upon the Registrant's initial public offering price on June 3, 1999.

          (5) Between July 1998 and April 1999, the Registrant issued options to its employees and directors exercisable for an aggregate of 9,000,450 shares of Common Stock at an exercise price of $0.09 per share pursuant to its 1998 Stock Incentive Plan.

          (6) In April 1999 the Registrant issued options to one of its directors exercisable for an aggregate of 250,000 shares of Common Stock at an exercise price of $6.67 per share, subject to adjustment pursuant to its 1998 Stock Incentive Plan.

          (7) In May 1999 the Registrant issued in a private placement to two of its existing accredited stockholders $5,000,000 aggregate principal amount of notes convertible into shares of Common Stock based upon the Registrant's initial public offering price on June 3, 1999.

16. Exhibits and Financial Statement Schedules

      (a) Exhibits

 Exhibit No. Description
 ----------- -----------
  1.1**      Form of Underwriting Agreement
  3.1*       Amended and Restated Certificate of Incorporation of the Company
  3.2*       Amended and Restated By-Laws of the Company
  4.1*       Specimen stock certificate for shares of Common Stock of the
             Company
  5.1**      Form of opinion of Shaw Pittman, regarding legality of securities being registered
 10.1*+      Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2*+      Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.3*       Master Lease Agreement dated October 9, 1998, by and between the
             Company and Ascend Credit Corporation
 10.4*       Promissory Note dated October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.5*       Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1*     First Lease Amendment dated June 26, 1998, by and between the
             Company and Sterling/Gunston LLC
 10.5.2*     Third Lease Amendment dated February 1, 1999, by and between the
             Company and Sterling/Gunston LLC
 10.6*       Sublease dated August 31, 1998, by and between the Company and
             U.S. Interactive, Inc.

 Exhibit No. Description
 ----------- -----------
 10.7*       Letter of Intent dated March 2, 1999 by and between the Company and Trans Dulles Center, Inc.
 10.8*       Employment Agreement dated as of August 16, 1998, by and between the Company and Jonathan P. Aust
 10.9*       Employment Agreement dated as of July 13, 1998, by and between the
             Company and Christopher J. Melnick
 10.10*      Employment Agreement dated as of July 13, 1998, by and between the
             Company and Scott G. Yancey, Jr.
 10.11*      Employment Agreement dated as of August 18, 1998, by and between the Company and James A. Aust
 10.12*      Employment Agreement dated as of March 1, 1999, by and between the
             Company and John J. Hackett
 10.13*      1998 Stock Incentive Plan, as amended
 10.14*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as amended
 10.15*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as amended
 10.16*      Incentive Stock Option Grant Agreement dated November 1, 1998, by and between the Company and James A. Aust
 10.17*      Incentive Stock Option Grant Agreement dated March 30, 1999, by and between the Company and John J. Hackett
 10.18*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and Jonathan P. Aust
 10.19*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and James A. Aust
 10.20*      Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen L. Aust
 10.21*      Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 10.22*      Series A Preferred Stock Purchase Agreement dated August 6, 1998, by and between the Company, Spectrum Equity Investors II, L.P.,
             SEA 1998 II, L.P., FBR Technology Venture Partners L.P. and W2
             Venture Partners, LLC
 10.23*      Amended and Restated Note Purchase Agreement dated as of March 31,
             1999 and amended as of May 11, 1999, by and between the Company,
             Spectrum Equity Investors II, L.P. and FBR Technology Venture
             Partners L.P.
 10.24*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and Spectrum Equity Investors II, L.P.
 10.25*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and FBR Technology Venture Partners
             L.P.
 10.26*      Nonqualified Stock Option Grant Agreement dated April 1, 1999, by and between the Company and Dennis R. Patrick
 10.27*      Deed of Lease dated April 8, 1999, by and between the Company and
             TransDulles Center, Inc.
 10.28*      Letter Agreement dated May 6, 1999, by and between the Company and
             SBC Communications, Inc.
 10.29*      Letter Agreement dated May 7, 1999, by and between the Company and
             Telefonos de Mexico, S.A. de C.V.
 10.30*      Letter Agreement dated May 10, 1999, by and between the Company and DSL Solutions, Inc. d/b/a DSL Networks
 10.31       Employment Agreement dated as of September 13, 1999 by and between the Company and Worth D. MacMurray

 Exhibit No. Description
 ----------- -----------
 10.32       Nonqualified Stock Option Grant Agreement dated August 9, 1999 by and between the Company and Worth D. MacMurray
 10.33       Lease Agreement by and between Dulles Tech, Inc. and the Company dated October 27, 1999
 23.1        Consent of PricewaterhouseCoopers, LLP
 23.2**      Consent of Shaw Pittman (included as part of Exhibit 5.1)
 24.1        Power of Attorney
 27          Financial Data Schedule

--------
 * Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 333-74679).
** To be filed by amendment.
 + Information has been omitted from this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.

      (b) Financial Statement Schedules:

      Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia, on the 22nd day of December, 1999.

                                          Network Access Solutions Corporation

                                                    /s/ Jonathan P. Aust
                                          By: _________________________________
                                                      Jonathan P. Aust
                                                 President, Chief Executive
                                                        Officer and
                                                  Chairman of the Board of
                                                         Directors

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

         /s/ Jonathan P. Aust          President, Chief Executive  December 22, 1999
______________________________________  Officer and Chairman of
           Jonathan P. Aust             the Board of Directors
                                        (Principal Executive
                                        Officer)

       /s/ Scott G. Yancey, Jr.        Chief Financial Officer     December 22, 1999
______________________________________  and Director (Principal
         Scott G. Yancey, Jr.           Accounting and Financial
                                        Officer)

      /s/ Christopher J. Melnick       Chief Operating Officer     December 22, 1999
______________________________________  and Director
        Christopher J. Melnick

        /s/ Brion B. Applegate         Director                    December 22, 1999
______________________________________
          Brion B. Applegate

        /s/ Dennis R. Patrick          Director                    December 22, 1999
______________________________________
          Dennis R. Patrick

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
  1.1**      Form of Underwriting Agreement
  3.1*       Amended and Restated Certificate of Incorporation of the
             Company
  3.2*       Amended and Restated By-Laws of the Company
  4.1*       Specimen stock certificate for shares of Common Stock of the
             Company
  5.1**      Form of opinion of Shaw Pittman, regarding legality of
             securities being registered
 10.1*+      Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2*+      Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.3*       Master Lease Agreement dated October 9, 1998, by and between the Company and Ascend Credit Corporation
 10.4*       Promissory Note dated October 16, 1998, by and between the
             Company and Ascend Communications, Inc., as amended
 10.5*       Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1*     First Lease Amendment dated June 26, 1998, by and between
             the Company and Sterling/Gunston LLC
 10.5.2*     Third Lease Amendment dated February 1, 1999, by and between the Company and Sterling/Gunston LLC
 10.6*       Sublease dated August 31, 1998, by and between the Company and U.S. Interactive, Inc.
 10.7*       Letter of Intent dated March 2, 1999 by and between the
             Company and Trans Dulles Center, Inc.
 10.8*       Employment Agreement dated as of August 16, 1998, by and
             between the Company and Jonathan P. Aust
 10.9*       Employment Agreement dated as of July 13, 1998, by and
             between the Company and Christopher J. Melnick
 10.10*      Employment Agreement dated as of July 13, 1998, by and
             between the Company and Scott G. Yancey, Jr.
 10.11*      Employment Agreement dated as of August 18, 1998, by and
             between the Company and James A. Aust
 10.12*      Employment Agreement dated as of March 1, 1999, by and
             between the Company and John J. Hackett
 10.13*      1998 Stock Incentive Plan, as amended
 10.14*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as
             amended
 10.15*      Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as
             amended
 10.16*      Incentive Stock Option Grant Agreement dated November 1,
             1998, by and between the Company and James A. Aust
 10.17*      Incentive Stock Option Grant Agreement dated March 30, 1999, by and between the Company and John J. Hackett
 10.18*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and Jonathan P. Aust
 10.19*      Deferred Compensation Agreement dated June 1, 1997, by and between the Company and James A. Aust
 10.20*      Repurchase Agreement dated August 6, 1998, by and between
             the Company and Longma M. Aust, Jonathan P. Aust, James A.
             Aust and Stephen L. Aust
 10.21*      Investor Rights Agreement dated August 6, 1998, by and
             between the Company, Spectrum Equity Investors II, L.P., SEA
             1998 II, L.P., FBR Technology Venture Partners L.P. and
             W2 Venture Partners, LLC, as amended

 Exhibit No. Description
 ----------- -----------
 10.22*      Series A Preferred Stock Purchase Agreement dated August 6, 1998, by and between the Company, Spectrum Equity Investors II, L.P.,
             SEA 1998 II, L.P., FBR Technology Venture Partners L.P. and W2
             Venture Partners, LLC
 10.23*      Amended and Restated Note Purchase Agreement dated as of March 31,
             1999 and amended as of May 11, 1999, by and between the Company,
             Spectrum Equity Investors II, L.P. and FBR Technology Venture
             Partners L.P.
 10.24*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and Spectrum Equity Investors II, L.P.
 10.25*      Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and FBR Technology Venture Partners
             L.P.
 10.26*      Nonqualified Stock Option Grant Agreement dated April 1, 1999, by and between the Company and Dennis R. Patrick
 10.27*      Deed of Lease dated April 8, 1999, by and between the Company and
             TransDulles Center, Inc.
 10.28*      Letter Agreement dated May 6, 1999, by and between the Company and
             SBC Communications, Inc.
 10.29*      Letter Agreement dated May 7, 1999, by and between the Company and
             Telefonos de Mexico, S.A. de C.V.
 10.30*      Letter Agreement dated May 10, 1999, by and between the Company and DSL Solutions, Inc. d/b/a DSL Networks
 10.31       Employment Agreement dated as of September 13, 1999 by and between the Company and Worth D. MacMurray
 10.32       Nonqualified Stock Option Grant Agreement dated August 9, 1999 by and between the Company and Worth D. MacMurray
 10.33       Lease Agreement by and between Dulles Tech, Inc. and the Company dated October 27, 1999
 23.1        Consent of PricewaterhouseCoopers, LLP
 23.2**      Consent of Shaw Pittman (included as part of Exhibit 5.1)
 24.1        Power of Attorney
 27          Financial Data Schedule

--------
 * Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 333-74679).
** To be filed by amendment.
 + Information has been omitted from this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.


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